$150,000,000

RECEIVABLES PURCHASE AGREEMENT

Dated as of January 23, 2009

among

CHEMTURA RECEIVABLES LLC,
 as the Seller,

CHEMTURA CORPORATION
as the Servicer,

THE BANKS AND OTHER FINANCIAL INSTITUTIONS PARTY HERETO,
as Purchasers,

CITICORP USA, INC.,
as Agent,

CITIGROUP GLOBAL MARKETS INC.,
as Arranger

and

THE ROYAL BANK OF SCOTLAND PLC,
as Syndication Agent

TABLE OF CONTENTS

i

ii

iii

EXHIBITS

EXHIBIT A	Form of Assignment and Acceptance
EXHIBIT B-1	Form of Seller Report
EXHIBIT B-2	Form of Receivables Report
EXHIBIT D	Form of Receivables Sale Agreement
EXHIBIT F	Form of Notice of Purchase
EXHIBIT G	Form of Swing Purchase Request
EXHIBIT H	Form of Notice of Conversion or Continuation
EXHIBIT I	Form of Certificate

SCHEDULES

SCHEDULE A	Commitments
SCHEDULE I	Lock-Box Banks and Lock-Box Accounts; Deposit Banks and Deposit Accounts
SCHEDULE II	Credit and Collection Policy
SCHEDULE III	Jurisdiction of Incorporation, Organizational Identification Number and Location of the Seller’s Principal Place of Business, Chief Executive Office and Office Where Records are Kept
SCHEDULE IV	Forms of Invoices
SCHEDULE V	Financing Statements
SCHEDULE VI	Designated Obligors
SCHEDULE VII	Insurance
SCHEDULE VIII	Subsidiaries
SCHEDULE X	Existing Investments
SCHEDULE XI	Originators
SCHEDULE XII	Existing Indebtedness
SCHEDULE XIII	Existing Liens

RECEIVABLES PURCHASE AGREEMENT

RECEIVABLES PURCHASE AGREEMENT dated as of January 23, 2009 (this “Agreement”) among CHEMTURA RECEIVABLES LLC, a Delaware limited liability company (the “Seller”), CHEMTURA CORPORATION, a Delaware corporation, as the Servicer (as hereinafter defined), the banks and other financial institutions listed on the signature pages hereof as the Initial Purchasers (the “Initial Purchasers”), CITICORP USA, INC., a Delaware corporation (“CUSA”), as agent (the “Agent”) for the Purchasers, CITIGROUP GLOBAL MARKETS INC., as Arranger, and THE ROYAL BANK OF SCOTLAND PLC, as Syndication Agent.

PRELIMINARY STATEMENTS:

(1)           The Seller will from time to time purchase or otherwise acquire from the Originators Pool Receivables in which the Seller intends to sell interests referred to herein as Receivable Interests.

(2)           The Purchasers may at any time and from time to time purchase Receivable Interests from the Seller.

(3)           Chemtura Corporation has been requested and is willing to act as the Servicer upon the terms and subject to the conditions set forth herein.

(4)           CUSA has been requested and is willing to act as the Agent upon the terms and subject to the conditions set forth herein.

(5)           Certain terms which are capitalized and used throughout this Agreement (in addition to those defined above) are defined in Article I of this Agreement.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01    Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to the Agent, among the Seller, the Servicer, a Deposit Bank, and the Agent.

“Adjusted LIBO Rate” means, with respect to any Yield Period for any Capital Investment, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBO Rate by (b) a percentage equal to (i) 100% minus (ii) the reserve percentage applicable 2 Business Days before the first day of such Yield Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the LIBO Rate is determined) having a term equal to such Yield Period.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For the purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through ownership of Voting Interests, by contract or otherwise..

“Agent’s Account” means the deposit account of the Agent (account number 368502248, ABA 021000089, Reference: Chemtura) maintained with Citibank N.A. at its office at 399 Park Avenue, New York, New York 10043, Attention:  Annette Okumu, or such other account as the Agent shall specify in writing to the Seller, the Servicer and the Purchasers.

“Agent’s Fee” means those agency fees set forth in the Fee Letter.

“Alternate Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall be equal at all times to the highest of:

(a)           the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)           the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) ½ of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. Dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. Dollar deposits of Citibank in the United States; and

(c)           ½ of one percent per annum above the Federal Funds Rate;

provided, however, that in no event shall the Alternate Base Rate be lower than the Adjusted LIBO Rate.

“Applicable Base Rate” for any period for any Capital Investment, an interest rate per annum equal to the sum of (a) the Alternate Base Rate in effect from time to time plus (b) the Applicable Margin.

“Applicable LIBO Rate” for any Yield Period for any Capital Investment, an interest rate per annum equal to the sum of (a) the Adjusted LIBO Rate for such Yield Period plus (b) the Applicable Margin.

“Applicable Margin” means, in the case of Capital Investments having a Yield determined with reference to the Alternate Base Rate, 3.00% per annum and, in the case of Capital Investments having a Yield determined with reference to the Adjusted LIBO Rate, 4.00% per annum; provided, however, that upon the occurrence and during the continuance of an Event of Termination, the “Applicable Margin” shall be the sum of the rate set forth above for Alternate Base Rate or Adjusted LIBO Rate, as the case may be, plus 2.00% per annum.

“Applicable Reserve” means, at any date, an amount equal to (NRPB x RP) plus such reserves as mutually agreed upon, with adjustments effective upon at least three Business Days’ notice by the Agent, where:

NRPB = the Net Receivables Pool Balance at the close of business of the Servicer on such date.

RP = the Reserve Percentage at the close of business of the Servicer on such date.

“Applicable Unused Commitment Fee Rate” means 1.00% per annum.

“Applicable Yield” means (a) for any Capital Investment (other than Swing Purchases), at the Seller’s election upon written notice to the Agent, given not later than 11:00 A.M. (New York time) on the third Business Day prior to the date on which such Capital Investment is to be paid (in the case of the Applicable LIBO Rate) or the Business Day prior to the date on which such Capital Investment is to be paid (in the case of the Applicable Base Rate), either the Applicable LIBO Rate or the Applicable Base Rate, and (b) for any Capital Investment that is a Swing Purchase, and for each other obligation hereunder, the Applicable Base Rate.

“Approved Electronic Communications” means each notice, demand, communication, information, document and other material that the Seller or Servicer is obligated to, or otherwise chooses to, provide to the Agent pursuant to any Transaction Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that “Approved Electronic Communication” shall exclude (x) any Notice of Purchase, Swing Purchase Request, Notice of Conversion or Continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Purchase, (ii) any notice relating to the payment due under any Transaction Document prior to the scheduled date therefor, (iii) any notice of any Potential Event of Termination or Event of Termination and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Purchase or extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 8.07.

“Approved Fund” means any Fund that is administered or managed by (i) a Purchaser, (ii) an Affiliate of a Purchaser or (iii) an entity or an Affiliate of an entity that administers or manages a Purchaser.

“Assignee” means in the case of any assignment of any rights and obligations pursuant to Section 9.01, any Eligible Assignee as the assignee of such rights and obligations.

“Assignment and Acceptance” means an assignment and acceptance, in substantially the form of Exhibit A hereto, entered into by any Purchaser and an Assignee pursuant to Section 9.01.

"Assuming Purchaser” has the meaning specified in Section 2.04(d).

"Assumption Agreement” has the meaning specified in Section 2.04(d).

“Bankruptcy Code” means title 11, United States Code.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Capital Investments having a Yield determined with reference to the Adjusted LIBO Rate, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Capital” means, at any time, the sum of all Capital Investments outstanding at such time.

“Capital Expenditures” means, for Chemtura and its Consolidated Subsidiaries for any Fiscal Year, the aggregate cash expenditures for property, plant and equipment of Chemtura and its Consolidated Subsidiaries for such Fiscal Year, as the same are (or would in accordance with GAAP be) set forth in a statement of cash flows of such Person for such fiscal year.

“Capital Investment” means, in respect of any Receivable Interest, the original amount paid to the Seller for such Receivable Interest at the time of its acquisition by the Purchasers, or the Swing Purchaser, as the case may be, pursuant to Section 2.01, 2.02 or 2.03, reduced from time to time by Collections received and distributed on account of such Capital pursuant to Section 2.07 or 2.08; provided, however, that if such Capital Investment of such Receivable Interest shall have been reduced by any distribution of any portion of Collections and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Capital Investment of such Receivable Interest shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Capitalized Lease Obligations” of any Person means obligations of such Person and its consolidated subsidiaries to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property, which obligations are accounted for as a capital lease on the consolidated balance sheet of such Person, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral” means any cash on deposit in the Agent’s Account.

“Cash Management Obligation” means, as applied to the Seller, any direct or indirect liability, contingent or otherwise, of the Seller in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) provided after the date hereof (regardless of whether these or similar services were provided prior to the date hereof by the Agent, any Purchaser or any Affiliate or any of them) by the Agent in connection with this Agreement or any Transaction Document, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Certificate” means a certificate of assignment by the Seller to the Agent in the form of Exhibit I hereto, under which the Seller sells and assigns to the Agent for the account of the Purchasers and their successors and assigns each Receivable Interest.

“Change of Control” shall occur if at any time:

(a)           Chemtura shall cease to own, directly or indirectly, 100% of the Equity Interests in (x) the Seller (excluding, for the avoidance of doubt, any non-economic special membership interests in the Seller) or (y) any Originator (other than Chemtura) unless such other Originator ceases to be an Originator in accordance with Section 7.03 of the Receivables Sale Agreement;

(b)           Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests of Chemtura (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of Chemtura; or

(c)           During any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of Chemtura, together with individuals who were either (x) elected by a majority of the remaining members of the board of directors of Chemtura or (y) nominated for election by a majority of the remaining members of the board of directors of Chemtura, shall cease for any reason to constitute a majority of the board of directors of Chemtura.

“Chemtura” means Chemtura Corporation, a Delaware corporation.

“Citibank” means Citibank, N.A., a national banking association, and its successors.

“Closing Date” means January 23, 2008.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collections” means, with respect to any Pool Receivable, all cash collections and other cash proceeds of such Pool Receivable, including, without limitation, (i) all cash proceeds of the Related Security with respect to such Pool Receivable and (ii) any Collections of such Pool Receivable deemed to have been received, and actually paid, pursuant to Section 2.09.

“Commitment” means (i) in respect of each Initial Purchaser, the commitment of such Purchaser to make Purchases and acquire other Capital Investments in the aggregate principal amount set forth as the “Commitment” of such Initial Purchaser on Schedule A hereto and (ii) in respect of each other Purchaser that became a Purchaser by entering into an Assignment and Acceptance, the amount set forth as the “Commitment” for such Purchaser in the Register maintained by the Agent pursuant to Section 9.02, in each case, as such amount may be reduced from time to time as the result of any assignment of any Commitment or any portion thereof pursuant to Section 9.01 or as such amount may be reduced from time to time pursuant to Section 2.05.

"Commitment Date" has the meaning specified in Section 2.04(b).

"Commitment Increase" has the meaning specified in Section 2.04(a).

“Commitment Termination Date” means the third anniversary of the Closing Date.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary the accounts of which would in accordance with GAAP be consolidated with those of Chemtura in its consolidated annual statements if such statements were prepared as of such date.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, partnership agreement or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors, general partners or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Equity Interests.

“Contract” means an agreement between any Originator and an Obligor in any written form acceptable to such Originator, or in the case of any open account agreement as evidenced by one of the forms of invoices set forth in Schedule IV hereto or otherwise approved by the Agent from time to time (which approval shall not be unreasonably withheld), pursuant to or under which such Obligor shall be obligated to pay for goods or services from time to time.

"Covenant Debt" means, at any date of determination, Indebtedness of Chemtura and its Subsidiaries of the types included in clauses (a), (b), (c), (d), (e), (f), (g), (i) and (j) of the definition of "Indebtedness" plus the aggregate amount of all Purchases under this Agreement outstanding on such date plus Designated Litigation Liabilities other than those described in clause (ii) of the proviso to this definition; provided, however, that Covenant Debt (i) shall not include obligations under Hedge Agreements other than Hedge Agreements related to interest rates, which included Hedge Agreement obligations shall be valued at the unrealized net loss position, if any, of Chemtura and/or its Subsidiaries thereunder on a marked to market basis of such Hedge Agreements as of such date of determination and (ii) shall not include Guaranteed Indebtedness with respect to Indebtedness of Chemtura and its Subsidiaries of the types included in clauses (h) and (k) of the definition of "Indebtedness".

“Credit and Collection Policy” means those credit and collection policies and practices in effect on the date hereof relating to Contracts and Receivables and described in Schedule II hereto, as modified from time to time in compliance with Section 5.03(g) and Section 5.06(d).

“CUSA” has the meaning assigned to that term in the recital of parties hereto.

“Cure Amount” means, in respect of any Receivable Interest for any day, that amount, if any, which would be required to reduce the Capital of such Receivable Interest on such day so that, together with similar reductions of the Capital of all other Receivable Interests, the sum of all Receivable Interests would not, after giving effect to the Collections of Pool Receivables and the addition of new Pool Receivables on the immediately preceding Business Day and the resulting recomputation of all the Receivable Interests pursuant to Section 2.06, as of the end of the immediately preceding Business Day, exceed 100%.

“Defaulting Purchaser” means any (i) Purchaser that fails to make on the date specified any Purchase or any payment required by it under this Agreement, including any payment in respect of its participation in Swing Purchases for a period of two Business Days and (ii) any Purchaser which has commenced a voluntary, or has had commenced against it an involuntary, case under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation, or a custodian, conservator, receiver or similar official having been appointed for such Purchaser or any substantial part of its assets, or such Purchaser makes a general assignment for the benefit of creditors or having been otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Purchaser or its assets to be, insolvent or bankrupt.

“Deposit Account” means a deposit account (including, without limitation, any concentration account) maintained at a Deposit Bank for the purpose of receiving Collections and subject to a valid Account Control Agreement.

“Deposit Bank” means any of the banks specified in Part B of Schedule I hereof and any other bank specified as a “Deposit Bank” in accordance with this Agreement, in each case holding one or more Deposit Accounts.

"Designated Litigation Liabilities" means all criminal and civil judgments rendered against, and all civil and criminal settlements entered into, Chemtura and any of its Subsidiaries in connection with the antitrust investigations and related matters described under the heading "ANTITRUST INVESTIGATION AND RELATED MATTERS" set forth in Chemtura's Form 10-Q filed with the SEC in respect of Chemtura’s fiscal quarter ended March 31, 2005 and all costs and expenses related thereto.

“EBITDA” means, for any period, net income (or net loss) (1) plus, without duplication, to the extent included in the calculation of net income of such Person for such period in accordance with GAAP, the sum of (a) Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) charges related to restructuring, asset impairment or other extraordinary items, (f) charges for legal and other expenses in connection with Designated Litigation Liabilities in an aggregate amount not to exceed $40,000,000, (g) the amount of all Designated Litigation Liabilities incurred for such period in excess of $1,000,000 in the aggregate to the extent that the same were deducted in arriving at net income (or net loss) for such period, (h) any losses from sales of assets other than in the ordinary course of business, (i) the amount of all fees, expenses and premiums incurred in connection with the execution and delivery of this Agreement and (j) charges for the payment of premiums in connection with the early repayment or retirement of Indebtedness in an amount not to exceed $100,000,000, (2) minus, without duplication, (a) cash payments for previously reserved restructuring charges and (b) to the extent included in the calculation of net income of such Person for such period in accordance with GAAP, any gains from sales of assets other than in the ordinary course of business.  For the purposes of calculating EBITDA for any period, if during such period Chemtura or any of its Subsidiaries shall have made an acquisition, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.

“Eligible Assignee” means (a) a Purchaser or any Affiliate or Approved Fund of such Purchaser, (b) a commercial bank having total assets in excess of $5,000,000,000, (c) a Person reasonably acceptable to the Agent and regularly engaged in making, purchasing or investing in loans and having a net worth, determined in accordance with GAAP, in excess of $5,000,000,000 or, to the extent net worth is less than such amount, a Person reasonably acceptable to the Agent or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, in excess of $5,000,000,000, in each of the foregoing cases, that is a “qualified purchaser” within the meaning of Section 3(c)(7) of the Investment Company Act of 1940, as amended; provided, however, that neither an Originator nor the Seller nor any of their respective Affiliates may be an Eligible Assignee.

“Eligible Receivable” means each Pool Receivable arising out of the sale of inventory or the performance of services in the ordinary course of business by an Originator to a Person that is not an Affiliate of any Originator; provided, however, that a Pool Receivable shall not be an “Eligible Receivable” if any of the following shall be true:

(a)           any representation or warranty contained in this Agreement or any other Transaction Document with respect to such specific Receivable is not true and correct with respect to such Receivable; or

(b)           the Obligor on such Receivable has disputed liability or made any claim with respect to such Receivable or any other Receivable due from such Obligor to the Seller or any Originator but only to the extent of such dispute or claim; or

(c)           the Obligor in respect of such Receivable or any of its Affiliates is also a supplier to any Originator; provided, however, such Receivable shall be ineligible pursuant to this clause (c) only to the extent of an amount equal to the aggregate amount of accounts payable or other indebtedness owing by the Originators to such Obligor or any of its Affiliates as at such date, unless the Obligor has executed a satisfactory no-offset letter; or

(d)           the transaction represented by such Receivable is to an Obligor which, if a natural person, is not a resident of the United States or, if not a natural person, is organized under the laws of a jurisdiction outside the United States or has its chief executive office outside the United States, unless (i) such Receivable is backed by a letter of credit in customary and reasonable form from an issuer reasonably deemed creditworthy by the Seller or the Servicer, which letter of credit is reasonably acceptable to the Agent in its reasonable discretion and such letter of credit names the Agent (or, only until the date that is 60 days after the Closing Date, Chemtura) as the beneficiary or the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Agent, (ii) such Obligor is, if a natural person, a resident of Canada or the United Kingdom or, if not a natural person, is organized under the laws of the United Kingdom, Canada or a province of Canada and has its chief executive office in the United Kingdom or Canada, as applicable, and such Receivable is denominated in U.S. Dollars, (iii) such Obligor is listed on Schedule VI or (iv) such Receivable is backed by insurance reasonably acceptable to the Agent and the relevant insurance policy names the Agent as additional insured and loss payee; provided, however, if the Obligor is located in a jurisdiction outside the United States, the United Kingdom or Canada, this clause (d) shall not apply with respect to Receivables to the extent that such Receivables are denominated in U.S. Dollars and arise from sales of inventory shipped from the United States and the Outstanding Balance thereof does not exceed 10% of the Outstanding Balance of all Eligible Receivables; or

(e)           the sale to such Obligor on such Receivable is on a bill-and-hold, guaranteed sale, sale-and-return, sale-on-approval or consignment basis; or

(f)           such Receivable is subject to a Lien in favor of any Person other than the Agent; or

(g)           such Receivable is subject to any deduction, offset, counterclaim, return privilege or other conditions; or

(h)           the Obligor on such Receivable is located in any State of the United States requiring the holder of such Receivable, as a precondition to commencing or maintaining any action in the courts of such State either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a Notice of Business Activities Report with the appropriate office or agency of such State, in each case unless the holder of such Receivable has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State; or

(i)           the Obligor on such Receivable is a Governmental Authority, unless the applicable Originator and the Seller have each assigned its rights to payment of such Receivable to the Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(j)           50% or more of the Outstanding Balance of the Receivables of the Obligor are not, or are determined by the Agent not to be, Eligible Receivables as a result of the provisions of clause (o) below; or

(k)           the payment obligation represented by such Receivable is denominated in a currency other than U.S. Dollars; or

(l)           such Receivable is not evidenced by an invoice or other writing in form acceptable to the Agent, in its sole discretion; or

(m)           any Originator, in order to be entitled to collect such Receivable, is required to deliver any additional goods or merchandise to, perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(n)           the total Receivables of such Obligor to the Originators (taken as a whole) represent (a) if such Obligor has an Investment Grade Rating, more than 15% of the Outstanding Balance of the Eligible Receivables of the Originators (taken as a whole) at such time, or (b) if such Obligor does not have an Investment Grade Rating, more than 5% of the Outstanding Balance of the Eligible Receivables of the Originators (taken as a whole) at such time, but in each case only to the extent of such excess; or

(o)           such Receivable (or any portion thereof) remains unpaid for more than (i) 60 days from the original payment due date, or (ii) 90 days from the original invoice date thereof (unless the Receivable is a Long Term Receivable, in which case such Receivable shall be an Eligible Receivable for the period commencing with the day that is 180 days prior to the original payment due date for such Receivable until the day that is 60 days after the original payment due date for such Receivable, notwithstanding that such Receivable remains unpaid for more than 90 days from the original invoice date thereof, provided, however, that the total Long Term Receivables that represent (A) on any day in the month of January, February, March, April, May or June, more than 35%, (B) on any day in the month of July, more than 20%, (C) on any day in the month of August, September or October, more than 10% or (D) on any day in the month of November or December, more than 15%, in each case, of the Outstanding Balance of the Eligible Receivables of the Originators (taken as a whole) at such time, shall not be Eligible Receivables to the extent of such excess); or

(p)           the Obligor on such Receivable has (i) filed a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under the Bankruptcy Code or any such other law, (iv) failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or

(q)           such Receivable is not payable into a Lock-Box Account which is the subject of a Lock-Box Agreement or a Deposit Account which is the subject of an Account Control Agreement (subject to the provisions set forth in Section 5.01(o)); or

(r)           such Receivable does not arise under a Contract which has been duly authorized and which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms; or

(s)           such Receivable, together with the Contract related thereto, contravenes in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) or with respect to which any party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect; or

(t)           such Receivable does not constitute either an “account” or “payment intangible” within the meaning of Section 9-102(a)(2) of the UCC of the jurisdiction the law of which governs the perfection of the interest created by a Receivable Interest; or

(u)           the inventory giving rise to such Receivable has not been sent to the Obligor or the services giving rise to such Receivable have not yet been rendered to the Obligor; or

(v)           the Agent, based upon such credit and collateral considerations as it may deem appropriate, in its sole discretion acting in a commercially reasonable manner and in accordance with its customary business practices, determines that such Receivable might not be paid or is otherwise ineligible; or

(w)           the sale to such Obligor on such Receivable is not a final sale; or

(x)           such Receivable relates to inventory not yet shipped or services not yet rendered.

For the avoidance of doubt, it is acknowledged and agreed that any calculation of ineligibility made pursuant to more than one clause above shall be made without duplication.

“Environmental Action" means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Chemtura or any of its Subsidiaries directly or indirectly which arise under or relate to matters covered by Environmental Law.

"Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interest” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of Chemtura’s controlled group, or under common control with Chemtura, within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) or (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Chemtura or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Chemtura or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f)  the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

“Events of Termination” has the meaning specified in Section 7.01.

“Existing Program” means the receivables securitization facility established pursuant to the Fourth Amended and Restated Receivables Sale Agreement dated as of September 28, 2006 between Crompton & Knowles Receivables Corporation, as the seller, Chemtura, as the initial collection agent, ABN Amro Bank N.V., as the agent and the Amsterdam purchaser agent, Wachovia Bank, National Association as the VFCC purchaser agent and LC issuer and Calyon New York Branch, as the Atlantic purchaser agent, and the Amended and Restated Receivables Purchase Agreement dated as of September 28, 2006 among Chemtura, as initial collection agent and Chemtura, Chemtura USA Corporation, Great Lakes Chemical Corporation and Bio-Lab, Inc., as sellers, in each case as the same may have been amended, supplemented or otherwise modified from time to time.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee and syndication letter dated December 16, 2008 among Chemtura and Citigroup Global Markets Inc., as the same may from time to time be amended, supplemented or otherwise modified.

“Field Examinations” means field audits, investigations and reviews of any of the Records concerning the Pool Receivables, in any manner and through any medium that the Agent considers advisable, for the purpose of determining the Receivables Pool, or the extent to which Pool Receivables constitute Eligible Receivables.

“Fiscal Year” means each twelve-month period ending on December 31.

“Fund” means any Person (other than an individual) that is or will be engaged in purchasing, holding or investing in receivables in the ordinary course of business.

“GAAP” means generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 3.01(d).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity future or option contracts and other similar arrangements.

"Increase Date" has the meaning specified in Section 2.04(a).

"Increasing Purchaser" has the meaning specified in Section 2.04(b).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a "synthetic lease"), (i) all Indebtedness of others referred to in clauses (a) through (i) above or clause (k) below (collectively, "Guaranteed Indebtedness") guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Indebtedness or to advance or supply funds for the payment or purchase of such Guaranteed Indebtedness, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Indebtedness or to assure the holder of such Guaranteed Indebtedness against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (j) all Indebtedness referred to in clauses (a) through (i) above (including Guaranteed Indebtedness) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Amounts” has the meaning specified in Section 10.01.

“Indemnified Party” means the Agent, each Arranger, each Purchaser and each of their respective Affiliates, and each of the directors, officers, employees, agents, representatives, attorneys, consultants and advisors of or to any of the foregoing.

"Interest Expense" means the sum of interest on, and amortization of debt discount, in respect of Indebtedness of Chemtura and its Subsidiaries.  For the purposes of calculating Interest Expense for any period, if during such period Chemtura or any of its Subsidiaries shall have made an acquisition, Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities or all or substantially all of the assets of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clauses (h) and (j) of the definition of "Indebtedness" in respect of such Person; provided, that any purchase or other acquisition of any capital stock of Chemtura (or Great Lakes Chemical Corporation) for accounting under the treasury method in connection with the exercise of options or the issuance of restricted stock under any employee stock option plan (or similar plan or program) approved by its board of directors shall not constitute an Investment.

“Investment Grade Rating” with respect to a Person means that the Public Debt Rating of such Person is at least BBB- by S&P and Baa3 by Moody’s and such rating shall not be accompanied by either, in the case of S&P, a negative outlook, creditwatch negative or the equivalent thereof, or in the case of Moody’s, a negative outlook, a review for possible downgrade or the equivalent thereof (or, if such Person does not have a Public Debt Rating from S&P and Moody’s, the Public Debt Rating of such Person is at least BBB- by Fitch Ratings, Ltd., and such rating shall not be accompanied by a negative watch or the equivalent thereof).

“LIBO Rate” means, with respect to any Yield Period for any Capital Investment made at the Applicable LIBO Rate, an interest rate per annum equal to the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Reuters LIBOR1 Page (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Yield Period for a term comparable to such Yield Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. Dollars is offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Yield Period in an amount substantially equal to Citibank's Capital Investment to be outstanding during such Yield Period and for a period equal to such Yield Period.  If the Reuters LIBOR1 Page (or any successor page) is unavailable, the LIBO Rate for any Yield Period for each Capital Investment shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from Citibank two Business Days before the first day of such Yield Period.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Liquidation Cost” has the meaning set forth in Section 2.12.

“Liquidation Day” means, for any Receivable Interest, each day which occurs on or after the earliest of (x) the Termination Date, (y) the Reinvestment Termination Date or (y) the occurrence and during the continuance of any other Triggering Event.

“Lock-Box Account” means a deposit account (including, without limitation, any concentration account) maintained at a Lock-Box Bank for the purpose of receiving Collections and subject to a valid Lock-Box Agreement.

“Lock-Box Agreement” means an agreement, in form and substance reasonably satisfactory to the Agent, between the Seller, the Agent, and a Lock-Box Bank.

“Lock-Box Bank” means any of the banks specified in Part A of Schedule I hereof and any other bank specified as a “Lock-Box Bank” in accordance with this Agreement, in each case holding one or more Lock-Box Accounts.

“Long Term Receivable” means a Receivable that relates to a Contract (a) which has an original payment due date that is more than 90 days after the invoice date specified in such Contract and (b) pursuant to or under which the Obligor is obligated to pay for crop protection goods or services or consumer goods or services (including pool and spa treatment products and household cleaning products).

"Marketable Securities" means any of the following, to the extent owned by Chemtura or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 360 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of or time deposits with any commercial bank that is a Purchaser or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (c) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least "Prime-1" (or the then equivalent grade) by Moody's or "A-1" (or the then equivalent grade) by S&P.

“Material Adverse Change” means a material adverse change in (a) the business, conditions (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Seller, the Servicer, any Originator, individually, or the taken as a whole, since December 31, 2007 (other than any material adverse change disclosed by Chemtura to the lenders party to the Senior Credit Agreement in the powerpoint presentation dated December 17, 2008), (b) the collectibility of the Pool Receivables, or the ability of the Servicer (if such Person is an Affiliate of the Originators) to collect Pool Receivables, (c) the legality, validity or enforceability of any Transaction Document, (d) the ability of any Transaction Party to perform its obligations under the Transaction Documents or (e) the rights and remedies of the Seller, the Arrangers, the Agent or the Purchasers under the Transaction Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Material Subsidiary” shall mean (a) any Subsidiary that accounts for more than 5% of the assets, or more than 5% of the revenues for the four fiscal quarters most recently ended, of Chemtura and its Subsidiaries on a Consolidated basis, (b) any Subsidiary designated by Chemtura as a Material Subsidiary for purposes of the Transaction Documents by notice to the Agent, (c) any Subsidiary that owns any Equity Interest in a Material Subsidiary described in clause (a) or (b), and (d) at any time when Subsidiaries (other than Material Subsidiaries described in clauses (a), (b) and (c)) in the aggregate account for more than 10% of the assets, or more than 10% of the revenues for the four fiscal quarters most recently ended, of Chemtura and its Subsidiaries on a Consolidated basis, all Subsidiaries; provided that the term “Material Subsidiary” shall exclude the Seller.

"Moody's" means Moody's Investors Service, Inc.

"Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Chemtura or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

"Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Chemtura or any ERISA Affiliate and at least one Person other than Chemtura and the ERISA Affiliates or (b) was so maintained and in respect of which Chemtura or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Receivables Pool Balance” means at any time the Outstanding Balance of the Eligible Receivables in the Receivables Pool as at such time reduced by (a) Unapplied Cash and Credits, (b) the Yield and Fee Reserve at such time, (c) volume rebates, (d) credits in past due, (e) offsets or other dilution reserves and (f) such other reductions as the Agent in its good faith exercise of its discretion in a manner consistent with its customary credit policies deems appropriate.

“Notice of Conversion or Continuation” has the meaning specified in Section 2.16(a).

“Notice of Purchase” has the meaning specified in Section 2.02(a).

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Originator” means Chemtura, any of the entities listed on Schedule XI hereto, and any wholly owned Subsidiaries of Chemtura as determined from time to time by and consented to in writing by the Agent; provided, however, that any Originator shall cease to be an Originator upon (i) the occurrence of any event set forth in Section 7.01(f) as to such Originator, (ii) in the case of any Originator other than Chemtura, Chemtura ceases to own, directly or indirectly, 100% of the Equity Interests of such Originator, or (iii) 3 Business Days’ notice to such effect by the Agent (with the consent or at the request of the Required Purchasers) to the Seller following the occurrence of any Event of Termination as to such Originator; provided, however, that such Originator shall continue to be an Originator for purposes of all Pool Receivables existing, and in which interests have been created hereunder, prior to the occurrence of any event set forth in clauses (i) through (iii) above (and all terms and conditions of all Transaction Documents to which such Originator is a party shall remain binding on such Originator generally and specifically with respect to such Pool Receivables until no such Pool Receivables remain outstanding and such Originator shall have satisfied in full all of its obligations under the Transaction Documents).

“Other Taxes” has the meaning specified in Section 2.14(b).

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

"Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

"Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (or if commenced, shall have been stayed):  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(c) or Section 5.04(c) hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes, (e) deposits or other liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) any banker's Lien or right of offset on moneys of Chemtura or any of its Subsidiaries in favor of any lender or holder of its commercial paper deposited with such lender or holder in the ordinary course of business; (g) interest of lessees in property owned by Chemtura or any of its Subsidiaries where such interests are created in the ordinary course of their respective leasing activities and are not created directly or indirectly in connection with the borrowing of money or the securing of Indebtedness by Chemtura or any of its Subsidiaries; (h) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens arising from or related to precautionary UCC or like personal property security financing statements regarding operating leases (if any) entered into by Chemtura and its Subsidiaries in the ordinary course of business; (j) licenses, sublicenses, leases and subleases, to the extent that such would be an encumbrance, in each case entered into in the ordinary course of business and not materially interfering with the business of Chemtura or any of its Subsidiaries and (k) liens arising from judgments not otherwise constituting an Event of Termination.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Potential Defaulting Purchaser” means any Purchaser that is directly or indirectly controlled by a Person which has, but which has not itself, commenced a voluntary, or had commenced against it an involuntary, case under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation, or a custodian, conservator, receiver or similar official having been appointed for such Person or any substantial part of its assets, or such Person makes a general assignment for the benefit of creditors or having been otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt.

“Potential Event of Termination” means any event that, with the giving of notice or the passage of time or both, would constitute an Event of Termination.

“Principal Financial Officer” of any Person means the chief financial officer, the treasurer or the principal accounting officer of such Person.

"Public Debt Rating" means, as of any date, the rating that has been most recently announced by either S&P, Moody's of Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by a Person or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency.  For purposes of the foregoing, (a) if any rating established by S&P, Moody's or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (b) if S&P, Moody's or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody's or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody's or Fitch, as the case may be.

“Purchase” means a purchase by the Purchasers or the Swing Purchaser of a Receivable Interest from the Seller pursuant to Article II.

“Purchasers” means the Initial Purchasers and each Assignee that shall become a party hereto pursuant to Section 9.01 and, in respect of each Receivable Interest, upon its purchase by the Purchasers or the Swing Purchaser, as the case may be, the purchasers or purchaser thereof; provided, however, that, upon any assignment thereof pursuant to Section 9.01, the Assignee thereof shall be a Purchaser thereof.

“Ratable Portion” or “ratably” means, with respect to any Purchaser, the percentage obtained by dividing (a) the Commitment of such Purchaser by (b) the Total Commitments (or, at any time after the Termination Date, the percentage obtained by dividing the aggregate outstanding principal balance of the Capital then owing to such Purchaser by the aggregate outstanding principal balance of the Capital then owing to all Purchasers).

“Receivable” means the indebtedness (whether constituting accounts or general intangibles or chattel paper or otherwise) of any Obligor under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

“Receivable Interest” means, at any time, an undivided percentage ownership interest at such time in (a) all then outstanding Pool Receivables arising prior to the time of the most recent computation or recomputation of such undivided percentage interest pursuant to Section 2.06, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables.  Such undivided percentage interest for such Receivable Interest shall be computed as:

where:

C  = the outstanding Capital Investment made in connection with such Receivable Interest at the time of such computation;

AR  = the aggregate Applicable Reserve at the time of such computation;

NRPB  = the Net Receivables Pool Balance at the time of such computation;

provided, however, that upon the occurrence of any Termination Date that results from the occurrence and continuance of an Event of Termination pursuant to Section 7.01 or the Reinvestment Termination Date in turn resulting from the designation of the Reinvestment Termination Date by the Agent pursuant to the definition of “Reinvestment Termination Date” contained in this Section 1.01 (such Termination Date being the “Special Termination Date”), the Receivable Interests then outstanding under this Agreement, if more than one Receivable Interest, shall be combined into one Receivable Interest hereunder (such one Receivable Interest, whether the one Receivable Interest then outstanding or the one Receivable Interest resulting from such combination of Receivable Interests, being the “Special Receivable Interest”) and such Special Receivable Interest shall then be recomputed to be, and shall be fixed at all times thereafter at, an undivided percentage ownership interest of one hundred percent (100%) in (i) all then outstanding Pool Receivables arising prior to the Special Termination Date, (ii) all Related Security with respect to such Pool Receivables and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables.

Each Receivable Interest shall be determined from time to time pursuant to the provisions of Section 2.06.

“Receivable Interest Percentage” means the percentage of the Collections to be applied to reduce Capital to zero and to pay all other amounts payable to the Agent and the Purchasers in connection with the Program pursuant to Section 2.08.

“Receivables Sale Agreement” means the Receivables Sale Agreement, dated as of the Closing Date, in substantially the form of Exhibit D hereto, among each Originator, as seller, and Chemtura Receivables LLC, as buyer, as the same may from time to time be amended, supplemented or otherwise modified with the prior written consent of the Required Purchasers.

“Receivables Pool” means at any time the aggregation of each then outstanding Receivable.

“Receivables Report” means a report, in substantially the form of Exhibit B-2 hereto, furnished by the Servicer to the Agent for the benefit of the Purchasers pursuant to Section 5.05(g).

“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor.

“Register” has the meaning specified in Section 9.02.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Reinvestment Termination Date” means that Business Day which the Seller or the Agent designates as the first date on which Collections in respect of each Receivable Interest shall not be reinvested in accordance with Section 2.07, by notice to the Agent (if the Seller so designates) at least five Business Days prior to such designated Business Day or by notice to the Seller (if the Agent so designates) at least one Business Day prior to such designated Business Day.

“Related Security” means with respect to any Receivable:

(i)           all of the Seller’s interest in the goods (including returned goods), if any, relating to the sale which gave rise to such Receivable;

(ii)           all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed or authenticated by an Obligor describing any collateral securing such Receivable;

(iii)           all letter of credit rights, guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(iv)           all Records relating to such Receivable (subject, in the case of Records consisting of computer programs, data processing software and other intellectual property under license from third parties, to restrictions imposed by such license on the sublicensing or transfer thereof);

(v)           all of the Seller’s right, title and interest in and to the following:  the Receivables Sale Agreement, including, without limitation, (i) all rights to receive moneys due and to become due under or pursuant to the Receivables Sale Agreement, (ii) all rights to receive proceeds of any indemnity, warranty or guaranty with respect to the Receivables Sale Agreement, (iii) claims for damages arising out of or for breach of or default under the Receivables Sale Agreement, and (iv) the right to perform under the Receivables Sale Agreement and to compel performance and otherwise exercise all remedies thereunder;

(vi)           all rights in respect of lock-boxes and accounts to which Collections are sent or deposited, and all funds and investments therein; and

(vii)           all proceeds of any and all of the foregoing (including, without limitation, proceeds which constitute property of the types described in clause (v) above).

“Required Net Receivables Pool Balance” means, at any time, the sum of (i) the aggregate outstanding Capital at such time plus (ii) the aggregate Applicable Reserve at such time.

“Required Purchasers” means at any time Purchasers holding more than 50% of the aggregate Total Commitments or, after the Termination Date, more than fifty percent (50%) of the aggregate Capital at such time.  The Total Commitments and Capital of a Defaulting Purchaser shall not be included in the calculation of “Required Purchasers”.

“Reserve Percentage” means, as of the Closing Date, 20%, provided that the Reserve Percentage may, upon at least one Business Day’s prior written notice by the Agent to the Seller and the Servicer, be increased or decreased by the Agent at any time and in its discretion (except that the Agent may not reduce the Reserve Percentage below 20% without the prior written consent of each Purchaser).

“Responsible Officer” means, with respect to any Person, the chief executive officer, the president, any Principal Financial Officer, any vice president, corporate controller, treasurer, assistant treasurer, secretary, assistant secretary, managing members or general partners of such Person but, in any event, with respect to financial matters, each Seller Report and each Receivables Report, any Principal Financial Officer of such Person.

“S&P” means Standard & Poor’s Ratings Service.

“Sale/Leaseback Transaction” has the meaning set forth in Section 5.06(i).

“SEC” means the Securities and Exchange Commission.

“Seller Report” means a report, in substantially the form of Exhibit B-1 hereto, furnished by the Servicer to the Agent for the benefit of each Purchaser pursuant to Section 5.05(f).

“Seller’s Account” means the deposit account of the Seller (account number 30789276, ABA 02100089) maintained with Citibank, N.A. at its office at 399 Park Avenue, New York, New York 10043.

“Senior Credit Agreement” means the Amended and Restated Credit Agreement dated as of July 31, 2007 among Chemtura and its Subsidiaries party thereto, the lenders party thereto and Citibank, N.A., as agent, as the same may be amended or supplemented from time to time.

“Servicer” has the meaning specified in Section 6.01, except that, for purposes of Sections 4.01, 4.02, 5.01, 5.02, 5.03, 5.04, 5.05, 5.06, 5.07 and 7.01 (and any defined terms used therein), references to “the Servicer” shall mean Chemtura if the Servicer is not Chemtura or an Affiliate of Chemtura.

“Servicer Fee” has the meaning specified in Section 2.11.

“Settlement Period” means, for each Receivable Interest:

(a)           in the case of any Settlement Period in respect of which Yield is computed by reference to the Applicable LIBO Rate, initially, the period beginning on the date of Purchase of such Receivable Interest and ending on and including the last day of the calendar month in which the date of such Purchase occurs, and thereafter, each successive period commencing on the last day of the immediately preceding Settlement Period and ending on the last day of the next succeeding calendar month during the term of this Agreement; provided, however, that if an Event of Termination shall have occurred and be continuing, such Settlement Period shall be of such duration as shall be selected by the Agent;

(b)           in the case of any Settlement Period in respect of which Yield is computed by reference to the Applicable Base Rate, such Settlement Period shall be of such duration as shall be selected by the Agent; and

(c)           in the case of any Settlement Period that ends on a day that is not a Business Day, such Settlement Period shall be extended to end on the next succeeding Business Day; provided, however, that if, in the case of any Settlement Period in respect of which Yield is computed by reference to the Applicable LIBO Rate, such extension would cause such Settlement Period to end in the next following calendar month, such Settlement Period shall end on the next preceding Business Day.

"Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Chemtura or any of its ERISA Affiliate and no Person other than Chemtura and its ERISA Affiliates or (b) was so maintained and in respect of which Chemtura or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Receivable Interest” has the meaning specified in the definition of “Receivable Interest” contained in this Section 1.01.

“Special Termination Date” has the meaning specified in the definition of “Receivable Interest” contained in this Section 1.01.

“Subordinated Note” has the meaning specified in the Receivables Sale Agreement.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

“Super Majority Purchasers” means at any time Purchasers holding more than 66 2/3% of the aggregate Total Commitments or, after the Termination Date, more than 66 2/3% of the aggregate Capital outstanding at such time.

“Swing Purchase” has the meaning specified in Section 2.03.

“Swing Purchase Request” has the meaning specified in Section 2.03(b).

“Swing Purchase Sublimit” means, at any time, $15,000,000.

“Swing Purchaser” means CUSA or any other Purchaser that becomes the Agent or agrees, with the approval of the Agent and the Seller, to act as the Swing Purchaser hereunder, in each case in its capacity as the Swing Purchaser hereunder.

“Taxes” has the meaning specified in Section 2.14(a).

“Termination Date” means the earlier of (i) the Commitment Termination Date, and (ii) the date of termination in whole of the aggregate Commitments pursuant to Section 2.05 or 7.01.

“Total Commitments” means the aggregate of all Commitments of all Purchasers, as such amount may be reduced from time to time pursuant to Section 2.05 or increased pursuant to Section 2.04.  On the Closing Date, the Total Commitments aggregate $150,000,000.

“Transaction Documents” means this Agreement, the Receivables Sale Agreement, the Certificate, each Subordinated Note, the Account Control Agreements, the Lock-Box Agreements, the Fee Letter, and each certificate, agreement or document executed by the Seller, the Servicer or an Originator and delivered to the Agent or any Purchaser in connection with or pursuant to any of the foregoing.

“Transaction Parties” means the Seller, each Originator and the Servicer.

“Triggering Event” means any of the following events:  (i) the Termination Date, or (ii) the occurrence of an Event of Termination or a Potential Event of Termination.  For the avoidance of doubt, the cessation of an existing Triggering Event does not preclude the occurrence of a subsequent Triggering Event.

“Type” refers to the distinction between Purchases bearing interest at the Applicable Base Rate and Purchases bearing interest at the Applicable LIBO Rate.

“UCC” means, at any time, the Uniform Commercial Code as from time to time in effect in the State of New York at such time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, effect of perfection or non-perfection or priority of the interests of the Agent or the Purchasers under any Transaction Document is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions, regardless of whether the same would be so shown.

“Unapplied Cash and Credits” means, at any time, the aggregate amount of Collections or other cash or credits then held by or for the account of the Servicer, any Originator or the Seller in respect of the payment of Pool Receivables, but not yet applied or reinvested pursuant to Section 2.07 or applied pursuant to Section 2.08.

“United States” and “U.S.” each means United States of America.

“Unused Commitment Fee” has the meaning specified in Section 2.11.

“U.S. Dollars” and “$” each means the lawful currency of the United States.

“Voting Interests” means capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA.

"Withdrawal Liability" has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Yield” means (a) for each Capital Investment made at the Applicable LIBO Rate, for any Yield Period:

where:

AR	=	the Applicable LIBO Rate for such Capital Investment for such Yield Period;

C	=	the amount of such Capital Investment;

ED	=	the actual number of days elapsed during such Yield Period; and

LC	=	all Liquidation Costs, if any, for such Receivable Interest for such Yield Period; and

(b)           for each Capital Investment made at the Applicable Base Rate for any period of time:

where:

AR	=	the Applicable Base Rate from time to time;

C	=	the amount of such Capital Investment; and

ED	=	the actual number of days elapsed;

provided, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; provided, further, that Yield for any Capital Investment shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield and Fee Reserve” means, as of any date of determination an amount in U.S. Dollars equal to the sum of (A) the Servicer Fee accrued and unpaid through such date, (B) the aggregate Yield, Unused Commitment Fee, Agent’s Fee and any other fees accrued and unpaid through such date and (C) aggregate of any other amounts accrued and owing hereunder by the Seller to the Purchasers or the Agent.

“Yield Period” means, in the case of any Capital Investment made at the Adjusted LIBO Rate, (a) initially, the period commencing on the date such Capital Investment is made or on the date of conversion of a Capital Investment made at the Alternate Base Rate to a Capital Investment made at the Adjusted LIBO Rate and ending one, two, or three months thereafter, as selected by the Seller in its Notice of Purchase and (b) thereafter, if such Capital Investment is continued, in whole or in part, as a Capital Investment made at the Adjusted LIBO Rate, a period commencing on the last day of the immediately preceding Yield Period therefor and ending one, two, or three months thereafter, as selected by the Seller in its Notice of Conversion or Continuation given to the Agent; provided, however, that all of the foregoing provisions relating to Yield Periods in respect of Capital Investment made at the Adjusted LIBO Rates are subject to the following:

(a)           if any Yield Period would otherwise end on a day that is not a Business Day, such Yield Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Yield Period into another calendar month, in which event such Yield Period shall end on the immediately preceding Business Day;

(b)           any Yield Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Yield Period) shall end on the last Business Day of a calendar month;

(c)           the Seller may not select any Yield Period that ends after the Commitment Termination Date; and

(d)           there shall be outstanding at any one time no more than eight Yield Periods in the aggregate.

SECTION 1.02    Other Terms.

(a)           All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(b)           In the event of any future material acquisition or disposition of assets by Chemtura and its Subsidiaries, determinations of EBITDA in respect of any period of four consecutive fiscal quarters shall be made on a pro forma basis as if such transaction had been consummated on the first day of such period.

(c)           All terms used in Article 9 of the UCC as in effect from time to time in the State of New York and not specifically defined herein are used herein as defined in such Article 9.

SECTION 1.03    Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

ARTICLE II

AMOUNTS AND TERMS OF THE PURCHASES

SECTION 2.01    Commitment.

(a)           On the terms and conditions herein set forth, each Purchaser severally agrees to make Purchases (i) on the Closing Date and from time to time thereafter on any Business Day during the period from the Closing Date to the Termination Date and (ii) in an aggregate amount for such Purchaser not to exceed at any time outstanding such Purchaser’s Commitment; provided, however, that no Purchaser shall be obligated to make any Purchase if, after giving effect to such Purchase, the Capital then outstanding would exceed the Total Commitments.  Purchases shall be made by the Purchasers simultaneously and ratably in accordance with their respective Commitments.

(b)           Until the Agent gives the Seller the notice provided in Section 3.02(b)(iv), the Agent, on behalf of the Purchasers which own Receivable Interests, may have the Collections attributable to such Receivable Interests automatically reinvested pursuant to Section 2.07 in additional undivided percentage interests in the Pool Receivables by making an appropriate adjustment of such Receivable Interests.

SECTION 2.02    Making Purchases.

(a)           Each Purchase of a Receivable Interest by the Purchasers shall be made on notice from the Seller to the Agent, given not later than 11:00 a.m. (New York time) (i) on the third Business Day before the date of such Purchase in the case of the Purchase of any Receivable Interest initially bearing Yield at the Applicable LIBO Rate and (ii) on the Business Day before the date of such Purchase in the case of the Purchase of any Receivable Interest initially bearing Yield at the Applicable Base Rate.  Each such notice of a proposed Purchase of a Receivable Interest (a “Notice of Purchase”) shall be by telephone (confirmed promptly thereafter in writing) or facsimile, in substantially the form of Exhibit F hereto, and shall specify (w) the requested aggregate amount of such Purchase to be paid to the Seller, (x) the requested Business Day of such Purchase, (y) the Type of such Purchase and (z) if the Purchase of the Receivable Interest shall initially bear Yield at the Applicable LIBO Rate, the Yield Period.  Each Purchase of any Receivable Interest initially bearing Yield at the Applicable LIBO Rate shall be in an aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and each Purchase of any Receivable Interest initially bearing Yield at the Applicable Base Rate shall be in an aggregate amount of not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

(b)           The Agent shall give each Purchaser prompt notice (it being understood by the parties hereto that if a Notice of Purchase is received by the Agent prior to 11:00 A.M. (New York time) on any Business Day, the Agent shall give each Purchaser notice on that same Business Day) of the receipt by it of any such Notice of Purchase, the date of such Purchase, the Type of such Purchase, the Yield Period with respect to such Purchase (if applicable), and the amount of such Purchaser’s Capital Investment in connection with such Purchase, by telefax or telephone (any such notice given by telephone shall be confirmed promptly by email or other written confirmation).  On the date of such Purchase, each Purchaser shall, upon satisfaction of the applicable conditions set forth in Article III, make available to the Agent its Ratable Portion of the aggregate amount of such Purchase by deposit of such Ratable Portion in same day funds to the Agent’s Account, and, after receipt by the Agent of such funds, the Agent shall cause such funds to be made immediately available to the Seller at the Seller’s Account.

(c)           Each Notice of Purchase delivered pursuant to Section 2.02(a) shall be irrevocable and binding on the Seller.  The Seller shall indemnify each Purchaser against any actual loss or expense incurred by such Purchaser as a result of any failure to fulfill on or before the date of any proposed Purchase (as to which a Notice of Purchase has been given pursuant to Section 2.02(a)) the applicable conditions set forth in Article III, including, without limitation, any amounts payable pursuant to Section 2.12.

(d)           Unless the Agent shall have received notice from a Purchaser prior to the time of any Purchase that such Purchaser will not make available to the Agent such Purchaser’s ratable portion of such Purchase, the Agent may assume that such Purchaser has made such portion available to the Agent on the date of such Purchase in accordance with Section 2.02(b), and the Agent may, in reliance upon such assumption, make available to the Seller on such date a corresponding amount.  However, if the Agent has received such notice from such Purchaser, the Agent may not make such assumption and may not make available to the Seller on such date such corresponding amount.  If and to the extent that such Purchaser (other than a Purchaser that has delivered to the Agent a notice of the type described in the two immediately preceding sentences) shall not have made such ratable portion available to the Agent and the Agent has made such ratable portion available to the Seller, such Purchaser and the Seller severally agree to pay (to the extent not repaid by the Seller or such Purchaser, respectively) to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Seller until the date such amount is repaid to the Agent, at (i) in the case of the Seller, the Yield applicable to such amount and (ii) in the case of such Purchaser, the Federal Funds Rate.  If such Purchaser shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Purchaser’s ratable portion of such Purchase for purposes of this Agreement.

(e)           The failure of any Purchaser to make available such Purchaser’s ratable portion of any Purchase, or the occurrence of any Purchaser becoming a Defaulting Purchaser or a Potential Defaulting Purchaser, shall not relieve any other Purchaser of its obligation, if any, hereunder to make available such other Purchaser’s ratable portion of such Purchase on the date of such Purchase, but no Purchaser shall be responsible for the failure of any other Purchaser to make available such other Purchaser’s ratable portion of such Purchase on the date of any Purchase.  Nothing herein shall prejudice any rights that the Seller may have against any Defaulting Purchaser or Potential Defaulting Purchaser.

SECTION 2.03    Swing Purchases.

(a)           On the terms and subject to the conditions contained in this Agreement, the Swing Purchaser may, in its sole discretion, make, in U.S. Dollars, Purchases (each a “Swing Purchase”) otherwise committed to the Seller hereunder from time to time on any Business Day during the period from the Closing Date until the Termination Date in an aggregate principal amount at any time outstanding (together with the aggregate outstanding principal amount of any other Purchase made by the Swing Purchaser hereunder in its capacity as the Swing Purchaser) not to exceed the Swing Purchase Sublimit; provided, however, that at no time shall the Swing Purchaser make any Swing Purchase to the extent that, after giving effect to such Swing Purchase, the Capital then outstanding would exceed the Total Commitments.

(b)           In order to request a Swing Purchase, the Seller shall telecopy (or forward by electronic mail or similar means) to the Agent a duly completed request in substantially the form of Exhibit G, setting forth the requested amount and date of such Swing Purchase (a “Swing Purchase Request”), to be received by the Agent not later than 12:00 p.m. (New York time) on the day of the proposed purchase.  The Agent shall promptly notify the Swing Purchaser of the details of the requested Swing Purchase.  Subject to the terms of this Agreement, the Swing Purchaser may make the Capital Investment in connection with such Swing Purchase available to the Agent and, in turn, the Agent shall make such amounts available to the Seller on the date of the relevant Swing Purchase Request.  The Swing Purchaser shall not make any Swing Purchase in the period commencing on the first Business Day after it receives written notice from the Agent or any Purchaser that one or more of the conditions precedent contained in Section 3.02 shall not on such date be satisfied, and ending when such conditions are satisfied.  The Swing Purchaser shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.02 have been satisfied in connection with the making of any Swing Purchase.  Each Swing Purchase shall be in an aggregate amount of not less than $100,000.

(c)           The Swing Purchaser shall notify the Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York time) on the first Business Day of each week, of the aggregate principal amount of its Capital Investments made in connection with Swing Purchases.

(d)           The Swing Purchaser may demand at any time (and shall demand at least once per week) that each Purchaser pay to the Agent, for the account of the Swing Purchaser, in the manner provided in clause (e) below, such Purchaser’s ratable portion of all or a portion of the Swing Purchaser’s Capital outstanding in connection with Swing Purchases, which demand shall be made through the Agent, shall be in writing and shall specify the outstanding principal amount of the Capital demanded to be so reduced.

(e)           The Agent shall forward each notice referred to in clause (c) above and each demand referred to in clause (d) above to each Purchaser on the day such notice or such demand is received by the Agent (except that any such notice or demand received by the Agent after 2:00 p.m. (New York time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to the Purchasers by the Agent until the next succeeding Business Day), together with a statement prepared by the Agent specifying the amount of each Purchaser’s ratable portion of the aggregate principal amount of the Capital in connection with Swing Purchases stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 3.02 and Section 2.01 shall have been satisfied (which conditions precedent the Purchasers hereby irrevocably waive), each Purchaser shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Purchaser’s receipt of such notice or demand, make available to the Agent, in immediately available funds, for the account of the Swing Purchaser, the amount specified in such statement; provided, however, that notwithstanding anything to the contrary in the foregoing, no Purchaser shall be obligated to purchase a ratable portion of, or otherwise pay any sum in respect of, a Swing Purchase if the purchase by such Purchaser of a ratable portion of, or payment of other sum in respect of, such Swing Purchase would cause such Purchaser’s aggregate Capital Investment to exceed its Commitment.  Upon such purchase by a Purchaser, such Purchaser shall, except as provided in clause (f), be deemed to have made a Purchase with a Capital Investment equal to the amount actually paid by such Purchaser.  The Agent shall use such funds to reduce the Swing Purchaser’s Capital in respect of Swing Purchases.

(f)           Upon the occurrence of an Event of Termination under Section 7.01(f), each Purchaser shall acquire, without recourse or warranty, an undivided participation in each Swing Purchase otherwise required to be repaid by such Purchaser pursuant to clause (e) above, which participation shall be in a principal amount equal to such Purchaser’s Ratable Portion in such Swing Purchase, by paying to the Swing Purchaser on the date on which such Purchaser would otherwise have been required to make a payment in respect of such Swing Purchase pursuant to clause (e) above, in immediately available funds, an amount equal to such Purchaser’s Ratable Portion of such Swing Purchase.  If all or part of such amount is not in fact made available by such Purchaser to the Swing Purchaser on such date, the Swing Purchaser shall be entitled to recover any such unpaid amount on demand from such Purchaser together with interest accrued from such date at the Federal Funds Rate for the first Business Day after such payment was due and thereafter at the Applicable Base Rate.

(g)           From and after the date on which any Purchaser (i) is deemed to have made a Purchase pursuant to clause (e) above with respect to any Swing Purchase or (ii) purchases an undivided participation interest in a Swing Purchase pursuant to clause (f) above, the Swing Purchaser shall promptly distribute to such Purchaser such Purchaser’s Ratable Portion of all payments of principal of and interest received by the Swing Purchaser on account of such Swing Purchase other than those received from a Purchaser pursuant to clause (e) or (f) above.

SECTION 2.04    Commitment Increases.

(a)           The Seller may, at any time but in any event not more than twice prior to the Termination Date, by notice to the Agent, request that the Total Commitments, be increased by an amount of $25,000,000 or an integral multiple thereof (each a "Commitment Increase") to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the "Increase Date") as specified in the related notice to the Agent; provided, however that (i) in no event shall the Total Commitments at any time exceed $200,000,000 and (ii) on the date of any request by the Seller for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Section 3.02 shall be satisfied.

(b)           The Agent shall promptly notify the Purchasers of a request by the Seller for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Purchasers wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the "Commitment Date"), which Commitment Date shall be no less than five Business Days from the date on which such notice is given.  Each Purchaser that is willing to participate in such requested Commitment Increase (each an "Increasing Purchaser") shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment.  If the Purchasers notify the Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Purchasers willing to participate therein in such amounts as are agreed between the Seller and the Agent.

(c)           Promptly following each Commitment Date, the Agent shall notify the Seller as to the amount, if any, by which the Purchasers are willing to participate in the requested Commitment Increase.  If the aggregate amount by which the Purchasers are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Seller may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Purchasers as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or more.

(d)           On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.04(c) (each such Eligible Assignee, an "Assuming Purchaser") shall become a Purchaser party to this Agreement as of such Increase Date and the Commitment of each Increasing Purchaser for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Purchaser pursuant to the last sentence of Section 2.04(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i)           (A) certified copies of resolutions of the Seller approving the Commitment Increase and (B) an opinion of counsel for the Seller (which may be in-house counsel), in form and substance reasonably satisfactory to the Agent;

(ii)           an assumption agreement from each Assuming Purchaser, if any, in form and substance reasonably satisfactory to the Seller and the Agent (each an "Assumption Agreement"), duly executed by such Eligible Assignee, the Agent and the Seller; and

(iii)           confirmation from each Increasing Purchaser of the increase in the amount of its Commitment in a writing satisfactory to the Seller and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.04(d), the Agent shall notify the Purchasers (including, without limitation, each Assuming Purchaser) and the Seller, on or before 12:00 Noon (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Purchaser and each Assuming Purchaser on such date.  Each Increasing Purchaser and each Assuming Purchaser shall, before 2:00 P.M. (New York City time) on the Increase Date, make Purchases in an amount equal to such Purchaser’s ratable portion of the Commitment Increase.

SECTION 2.05    Termination or Reduction of the Commitments.

The Seller may, upon at least 5 Business Days’ notice to the Agent, and so long as, after giving effect to a proposed reduction, no Event of Termination or Potential Event of Termination, would exist, terminate in whole or reduce in part, the unused portions of the Commitments of the Purchasers; provided, however, that for purposes of this Section 2.05, the unused portions of the Commitments of the Purchasers shall be computed as the excess of (a) the Total Commitments immediately prior to giving effect to such termination or reduction over (b) the aggregate outstanding Capital at the time of such computation; provided, further, that each such partial reduction of the unused portions of the Commitments (x) shall be in an amount equal to at least $10,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, (y) shall be made ratably among the Purchasers in accordance with their respective Commitments and (z) shall reduce the Total Commitment in an amount equal to each such reduction.

SECTION 2.06    Receivable Interest.

(a)           Each Receivable Interest shall be initially computed as of the opening of business of the Servicer on the date of Purchase of such Receivable Interest.  Thereafter until the Termination Date, such Receivable Interest shall be automatically recomputed as of the close of business of the Servicer on each day (other than a Liquidation Day, unless such Liquidation Day results from the occurrence of a Reinvestment Termination Date).

(b)           Such Receivable Interest shall remain constant from the time as of which any such computation or recomputation is made until the time as of which the next such recomputation, if any, shall be made.  Each Receivable Interest other than any Special Receivable Interest, as computed as of the day immediately preceding the Termination Date, shall remain constant at all times on and after the Termination Date; and any Special Receivable Interest, as computed as of any Special Termination Date, shall remain constant (at 100%) at all times on and after such Special Termination Date.

(c)           Such Receivable Interest shall become zero at such time as the Purchasers of such Receivable Interest shall have received the accrued Yield for such Receivable Interest, shall have recovered the Capital Investment of such Receivable Interest, and shall have received payment of all other amounts payable by the Seller to such Purchasers, and the Servicer shall have received the accrued Servicer Fee for such Receivable Interest.

SECTION 2.07    Non-Liquidation Settlement Procedures.

(a)           On each day (other than a Liquidation Day) during each Settlement Period for each Receivable Interest, the Servicer shall:  (i) first, out of Collections of Pool Receivables attributable to such Receivable Interest received on such day, set aside and hold in trust for the Purchasers of such Receivable Interest an amount equal to the sum of (A) the Yield, Agent’s Fee and Servicer Fee accrued through such day for such Receivable Interest and not so previously set aside plus (B) the Unused Commitment Fee payable to the Purchasers plus (C) the Cure Amount, if any, in respect of such Receivable Interest for such day and not so previously set aside, (ii) second, if the Swing Purchaser shall so request, distribute to the Swing Purchaser an amount in U.S. Dollars equal to that amount, if any, which would be required to reduce the Swing Purchasers Capital in respect of Swing Purchases to zero and (iii) third, reinvest the remainder of such Collections, for the benefit of such Purchasers, by recomputation of such Receivable Interest pursuant to Section 2.06 as of the end of such day and the payment of such remainder to the Seller; provided, however, that, to the extent that any Purchaser shall be required for any reason to pay over any amount of Collections which shall have been previously reinvested for the account of such Purchaser pursuant hereto, such amount shall be deemed not to have been so applied but rather to have been retained by the Seller and paid over for the account of such Purchaser and, notwithstanding any provision hereof to the contrary, such Purchaser shall have a claim for such amount.  On the last day of each Settlement Period for such Receivable Interest, the Servicer shall deposit to the Agent’s Account for the account of the Purchasers of such Receivable Interest the amounts set aside as described in clause (i) of the first sentence of this Section 2.07.  Upon receipt of such funds by the Agent, the Agent shall distribute them (A) to the Purchasers of such Receivable Interest (x) in payment of the accrued Yield for such Receivable Interest, (y) in payment of the Unused Commitment Fee payable to the Purchasers, and (z) in reduction of the Capital of such Receivable Interest in the amount of the Cure Amount, if any, then in respect of such Receivable Interest, (B) to the Agent in payment of the accrued Agent’s Fee payable to the Agent with respect to such Receivable Interest, and (C) to the Servicer in payment of the accrued Servicer Fee payable with respect to such Receivable Interest.  If there shall be insufficient funds on deposit for the Agent to distribute funds in payment in full of the aforementioned amounts, the Agent shall distribute funds first, if a Person other than Chemtura or one of its Affiliates is then acting as the Servicer, in payment of the accrued Servicer Fee payable to such Servicer with respect to such Receivable Interest, second, in payment of the accrued Agent’s Fee and Yield for such Receivable Interest and the Unused Commitment Fee, pari passu, third, in reduction of the Capital of such Receivable Interest in the amount of the Cure Amount, if any, then in respect of such Receivable Interest, and fourth, if Chemtura or one of its Affiliates is then acting as the Servicer, in payment of the accrued Servicer Fee payable to such Servicer with respect to such Receivable Interest.

SECTION 2.08    Liquidation Settlement Procedures.

(a)           On each Liquidation Day (including, without limitation, the Special Termination Date), the Servicer (or, if an Event of Termination shall have occurred and be continuing, the Agent) shall deposit to the Agent’s Account (x) during the occurrence and continuance of an Event of Termination, the Collections of Pool Receivables received on such day or (y) otherwise, the Collections of Pool Receivables attributable to the Receivable Interests received on such day, which in each case shall be applied as follows:

(i)           first, to pay obligations of the Seller to the Agent under any Transaction Document in respect of any expense reimbursements, Cash Management Obligations or indemnities then due to the Agent;

(ii)           second, to pay obligations of the Seller to the Purchasers under any Transaction Document in respect of any expense reimbursements or indemnities then due to such Persons;

(iii)           third, to the Servicer (if the Servicer is not Chemtura or an Affiliate of Chemtura) in payment of the accrued Servicer Fee payable with respect to such Receivable Interest and to the Purchasers in payment of the accrued Yield, Unused Commitment Fees and the aggregate of any other amounts then accrued or owed hereunder by the Seller to such Purchasers;

(iv)           fourth, to the Purchasers in reduction (to zero) of the Capital of each Receivable Interest;

(v)           fifth, to the Purchasers in ratable payment of any other amounts owed by the Seller to the Purchasers hereunder or under any Transaction Document (including, without limitation, all fees payable hereunder and not paid above except for the Servicer Fee); and

(vi)           sixth, to the Servicer (if the Servicer is Chemtura or an Affiliate of Chemtura) in payment of the accrued Servicer Fee and, to the extent of any remainder, to the Seller;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any obligation described in any of clauses first, second, third, fourth, fifth and sixth above, the available funds being applied with respect to any such obligations (unless otherwise specified in such clause) shall be allocated to the payment of the obligations referred to in such clause ratably, based on the proportion of the Servicer’s, the Agent’s or the Purchasers’ interest in the aggregate outstanding obligations described in such clause.

SECTION 2.09    General Settlement Procedures.

(a)           Except as set forth in clauses (b) and (c) below or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Pool Receivable shall be applied to Pool Receivables then outstanding of such Obligor in the order of the age of such Pool Receivables, starting with the oldest such Pool Receivable, except if payment is designated by such Obligor for application to specific Pool Receivables.

(b)           If on any day the Outstanding Balance of a Pool Receivable is either (x) reduced as a result of any defective, rejected or returned goods or services, any discount, or any adjustment by the Seller or any Originator, or (y) reduced or cancelled as a result of a setoff in respect of any claim by the Obligor thereof against the Seller or any Originator (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 5.01(j).

(c)           If on any day any of the representations or warranties in Section 4.01(h) is no longer true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection in full of such Pool Receivable and shall make the payment required to be made by it in connection with such Collection on the day required by, and otherwise pursuant to, Section 5.01(j).

SECTION 2.10    Payments and Computations, Etc.

(a)           All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York time) on the day when due in U.S. Dollars in same day funds to the Agent’s Account.  The Agent shall promptly thereafter cause to be distributed (i) like funds relating to the payment out of collections in respect of Capital, Yield, Servicer Fee or other amounts payable out of Collections, to the Purchasers (ratably in accordance with their respective interests) and the Servicer in accordance with the provisions of Section 2.07 or 2.08, as applicable, and (ii) like funds relating to the payment by the Seller of fees and other amounts payable by the Seller hereunder, to the parties hereto for whose benefit such funds were paid (and if such funds are insufficient, such distribution shall be made, subject to Section 2.07 or 2.08, as applicable, ratably in accordance with the respective amounts thereof).  Upon the Agent’s acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 9.02, from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           The Seller shall, to the extent permitted by law, pay to the Agent interest on all amounts not paid or deposited when due hereunder (except for those amounts with respect to which Yield accrues) at 2.00% per annum above the Alternate Base Rate in effect from time to time, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.  Such interest shall be for the account of, and distributed by the Agent to, the applicable Purchasers ratably in accordance with their respective interests in such overdue amount.

(c)           All computations of interest and all computations of Yield, Unused Commitment Fee and other per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed.

(d)           Unless the Agent shall have received notice from the Servicer or the Seller prior to the date on which any payment is due to the Purchasers hereunder that the Servicer or the Seller, as the case may be, will not make such payment in full, the Agent may assume that the Servicer or the Seller, as the case may be, has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Purchaser on such due date an amount equal to the amount then due such Purchaser.  If and to the extent the Servicer or the Seller, as the case may be, shall not have so made such payment in full to the Agent, each Purchaser shall repay to the Agent forthwith on demand such amount distributed to such Purchaser together with interest thereon (to the extent not paid by the Servicer or the Seller), for each day from the date such amount is distributed to such Purchaser until the date such Purchaser repays such amount to the Agent, at the Federal Funds Rate.

(e)           If any Purchaser is a Defaulting Purchaser such Defaulting Purchaser shall be deemed to have assigned any and all payments due to it from the Transaction Parties, other than any payments due to such Defaulting Purchaser on the Termination Date, to the remaining Purchasers that are not Defaulting Purchasers.  Such Defaulting Purchaser hereby authorizes the Agent to distribute such payments to the other Purchasers that are not Defaulting Purchasers in accordance with the terms of this Agreement.  This clause (e) shall apply and be effective regardless of whether an Event of Termination occurs and is continuing and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction from any Transaction Party as to its desired application of payments; provided, however, that this clause (e) shall not apply to any payments to be made to any Purchaser that is a Defaulting Purchaser on the Termination Date at which time any payments due to a Defaulting Purchaser shall be paid in accordance with Section 2.08 of this Agreement.

SECTION 2.11    Yield and Fees.

(a)           All Capital Investments and the outstanding amount of all other obligations hereunder shall bear a Yield, in the case of Capital Investments, on the principal amount thereof from the date such Capital Investments are made and, in the case of such other obligations, from the date such other obligations are due and payable until, in all cases, paid in full, at the Applicable Yield.

(b)           The Seller shall pay to the Agent such fees as are set forth in the Fee Letter.

(c)           The Purchasers shall pay to the Agent for remittance to the Servicer a fee (the “Servicer Fee”) of $1,500,000 per annum on an actual basis, payable in arrears on the last day of the applicable Settlement Period; provided, however, that, if at any time, the Servicer is not Chemtura or an Affiliate of Chemtura, the Servicer shall be paid, as such fee, the lesser of (i) $1,500,000 per annum (payable as described above) and (ii) 120% of its reasonable out-of-pocket costs and expenses incurred by it in servicing, administering and collecting the Pool Receivables; and, provided further, that such fee shall be payable only from Collections pursuant to, and subject to the priority of payment set forth in, Sections 2.07 and 2.08.

(d)           The Seller agrees to pay to each Purchaser an unused commitment fee on the actual daily amount by which the Commitment of such Purchaser exceeds such Purchaser’s Ratable Portion of the outstanding Capital (the “Unused Commitment Fee”) from the date hereof through the Termination Date at the Applicable Unused Commitment Fee Rate, payable in arrears (x) on the first Business Day of each calendar month, commencing on the first such Business Day following the Closing Date and (y) on the Termination Date.

SECTION 2.12    Special Provisions Governing Capital Investments at the Applicable LIBO Rate.

(a)           Increased Costs.  If, due to either (i) a change after the date hereof in Regulation D of the Board of Governors of the Federal Reserve System (to the extent any cost incurred pursuant to such regulation is not included in the calculation of Adjusted LIBO Rate), (ii) the introduction of or any change after the date hereof in or in the interpretation of any law or regulation (other than any law or regulation relating to taxes, as to which Section 2.14 shall govern) or (iii) the compliance with any guideline or request issued or made after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to (or, in the case of Regulation D of the Board of Governors of the Federal Reserve System, there shall be imposed a cost on) any Indemnified Party of agreeing to make or making any purchase or purchasing or maintaining any Receivable Interest or any interest therein hereunder, then the Seller shall from time to time, upon demand and delivery to the Seller of the certificate referred to in the last sentence of this Section 2.12(a) by such Indemnified Party (or by the Agent for the account of such Indemnified Party) (with a copy of such demand and certificate to the Agent), pay to the Agent for the account of such Indemnified Party additional amounts sufficient to compensate such Indemnified Party for such increased or imposed cost.  Each Indemnified Party hereto agrees to use reasonable efforts promptly to notify the Seller of any event referred to in clause (i), (ii) or (iii) above, provided that the failure to give such notice shall not affect the rights of any Indemnified Party under this Section 2.12(a); provided, however, that no Indemnified Party shall be entitled to compensation under this Section 2.12(a) for any costs incurred more than 120 days prior to the date on which it shall have requested compensation therefor; provided further, that if the change in law or regulation or in the interpretation or administration thereof that shall give rise to any such costs or reductions shall be retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.  Each Indemnified Party agrees that it shall use reasonable efforts to designate another applicable office of such Indemnified Party to hold its interest in any receivable interest if the amounts payable to it under this Section 2.12(a) would thereby be reduced and if the making, funding or maintenance of its interest in such Receivable Interest through such other applicable office would not otherwise adversely affect such interest or such Indemnified Party.  A certificate in reasonable detail as to the basis for and the amount of such increased cost, submitted to the Seller and the Agent by such Indemnified Party (or by the Agent for the account of such Indemnified Party) shall be conclusive and binding for all purposes, absent manifest error.

(b)           Interest Rate Unascertainable, Inadequate or Unfair.  In the event that (i) the Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Adjusted LIBO Rate then being determined is to be fixed or (ii) the Required Purchasers notify the Agent that the Adjusted LIBO Rate for any Yield Period will not adequately reflect the cost to the Purchasers of making a Capital Investment or maintaining such Capital Investment for such Yield Period, the Agent shall forthwith so notify the Seller and the Purchasers, whereupon the Applicable Yield for such Capital Investment shall automatically, on the last day of the current Yield Period for such Capital Investment, convert into the Applicable Base Rate and the obligations of the Purchasers to make a Capital Investment or maintain a Capital Investment at the Applicable LIBO Rate shall be suspended until the Agent shall notify the Seller that the Required Purchasers have determined that the circumstances causing such suspension no longer exist.

(c)           Illegality.  Notwithstanding any other provision of this Agreement, if any Purchaser determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Purchaser to make a Capital Investment or maintain a Capital Investment at the Applicable LIBO Rate, then (i) the obligation of such Purchaser to make a Capital Investment or maintain a Capital Investment at the Applicable LIBO Rate shall be suspended, and each such Purchaser shall make Capital Investments at the Applicable Base Rate and (ii) if the affected Capital Investments at the Applicable LIBO Rate are then outstanding, the Seller shall immediately convert each such Capital Investment into a Capital Investment at the Applicable Base Rate.  Thereafter, if such Purchaser determines that it may lawfully make Capital Investments at the Applicable LIBO Rate, such Purchaser shall promptly give notice of that determination to the Seller and the Agent, and the Agent shall promptly transmit the notice to each other Purchaser.  The Seller’s right to request, and such Purchaser’s obligation, if any, to make Capital Investments at the Applicable LIBO Rate shall thereupon be restored.

(d)           Liquidation Costs.  In addition to all amounts required to be paid by the Seller hereunder, the Seller shall compensate each Purchaser, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Purchaser to fund or maintain such Purchaser’s Capital Investments at the Applicable LIBO Rate but excluding any loss of the Applicable Margin on the relevant Capital Investments) (each, a “Liquidation Cost”) that such Purchaser may sustain, and any customary fees that such Purchaser may impose, (i) if for any reason a proposed Capital Investment, conversion into or continuation of Capital Investments at the Applicable LIBO Rate does not occur on a date specified therefor in a Notice of Purchase given by the Seller or in a telephonic request by it for Purchase or a successive Yield Period does not commence after notice therefor is given hereunder, (ii) if for any reason any Capital Investment at the Applicable LIBO Rate is reduced (including mandatorily pursuant to Section 2.07) on a date that is not the last day of the applicable Yield Period, (iii) as a consequence of a required conversion of a Capital Investment at the Applicable LIBO Rate to Capital Investment at the Applicable Base Rate as a result of any of the events indicated in Section 2.12(c) above or (iv) as a consequence of any failure by the Seller to reduce Capital Investment at the Applicable LIBO Rate when required by the terms hereof.  The Purchaser making demand for such compensation shall deliver to the Seller concurrently with such demand a written statement as to such losses, expenses and liabilities and fees, and this statement shall be conclusive as to the amount of compensation due to such Purchaser, absent manifest error.

SECTION 2.13    Increased Capital.

If any Indemnified Party determines that either the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or the compliance with any guideline or request issued or made after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Indemnified Party or any corporation controlling such Indemnified Party and that the amount of such capital is increased by or based upon the existence of such Indemnified Party’s commitment, if any, to purchase any Receivable Interest or any interest therein, or to maintain such Receivable Interest or interest hereunder, then, upon demand and delivery to the Seller of the certificate referred to in the last sentence of this Section 2.13 by such Indemnified Party (or by the Agent for the account of such Indemnified Party) (with a copy of such demand and certificate to the Agent) the Seller shall pay to the Agent for the account of such Indemnified Party from time to time, as specified by such Indemnified Party, additional amounts sufficient to compensate such Indemnified Party or such corporation in the light of such circumstances, to the extent that such Indemnified Party reasonably determines such increase in capital to be allocable to the existence of any such commitment.  Each Indemnified Party hereto agrees to use reasonable efforts promptly to notify the Seller of any event referred to in the first sentence of this Section 2.13, provided that the failure to give such notice shall not affect the rights of any Indemnified Party under this Section 2.13; provided, however, that no Indemnified Party shall be entitled to compensation under this Section 2.13 for any change in capital requirements incurred more than 120 days prior to the date on which it shall have requested compensation therefor; provided further, that if the change in law or regulation or in the interpretation or administration thereof that shall give rise to any such change shall be retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.  A certificate in reasonable detail as to the basis for, and the amount of, such compensation submitted to the Seller and the Agent by such Indemnified Party (or by the Agent for the account of such Indemnified Party) shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.14    Taxes.

(a)           Any and all payments by the Seller hereunder or deposits from collections hereunder shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Indemnified Party, (i) taxes that are imposed on its overall net income by the United States and (ii) taxes that are imposed on its overall net income, assets or net worth (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Indemnified Party is organized or carries on business or in which such Indemnified Party holds any asset in connection with this Agreement or, in each case, any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or deposits from collections hereunder being hereinafter referred to as “Taxes”).  If the Seller or the Servicer or the Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or deposit from collections hereunder to any Indemnified Party, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Indemnified Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Seller or the Servicer or the Agent shall make such deductions and (iii) the Seller or the Servicer or the Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, the Seller shall pay any present or future sales, stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or deposit from Collections hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement, the Receivables Sale Agreement or any other Transaction Document (hereinafter referred to as “Other Taxes”).

(c)           The Seller shall indemnify each Indemnified Party for and hold it harmless against the full amount of Taxes and Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Indemnified Party and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Indemnified Party makes written demand therefor (with a copy to the Agent).

(d)           Within 30 days after the date of any payment of Taxes, the Seller shall furnish to the Agent and each applicable Purchaser, at its address referred to in Section 11.03, the original or a certified copy of a receipt evidencing such payment, or other evidence of such payment reasonably satisfactory to the Agent.

(e)           Each Purchaser that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Purchaser, and on the date of the Assignment or the Assignment and Acceptance pursuant to which it became an Purchaser in the case of each other Purchaser, provide each of the Agent and the Seller with two original Internal Revenue Service forms W-9 (or substitute or successor forms) (unless as a result of a change in law occurring prior to such date such Purchaser is not lawfully permitted to provide such form).  Each Purchaser organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Purchaser, and on the date of the Assignment or the Assignment and Acceptance pursuant to which it became a Purchaser in the case of each other Purchaser, and from time to time as requested in writing by the Seller or as necessitated by a change in Purchaser circumstances or the expiration of an applicable form (but in each case only so long thereafter as such Purchaser remains lawfully able to do so), provide each of the Agent and the Seller with two original Internal Revenue Service forms W-8ECI or W-8BEN, as appropriate, or any successor or other appropriate forms, certificates or documents prescribed by the Internal Revenue Service, establishing that such Purchaser (or, if appropriate, its beneficial owners) is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement.  Each Purchaser claiming exemption from withholding tax pursuant to its portfolio interest exception set forth in Section 881(c) of the Code shall provide to the Seller and the Agent such forms, certificates or documents required by the Internal Revenue Service to establish entitlement to such exemption.  If the forms, certificates or documents provided by a Purchaser at the time such Purchaser first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Purchaser provides the appropriate forms, certificates or documents certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms, certificates or documents; provided, however, that if, at the effective date of the Assignment or the Assignment and Acceptance pursuant to which an Assignee becomes an Purchaser hereunder, the Purchaser assignor was entitled to payments under subsection (a) of this Section 2.14 in respect of United States withholding tax with respect to amounts paid hereunder at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to such Assignee on such date.  If any form, certificate or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8ECI or W-8BEN, that the Purchaser reasonably considers to be confidential, the Purchaser shall give notice thereof to the Seller and shall not be obligated to include in such form or document such confidential information.

(f)           For any period with respect to which a Purchaser has failed to provide the Seller with the appropriate forms, certificates or documents described in subsection (e) of this Section 2.14 (other than if such failure is due to a change in law occurring after the date on which a form, certificate or document originally was required to be provided or if such form, certificate or document otherwise is not required under subsection (e) of this Section 2.14), such Purchaser shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.14 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should any Purchaser become subject to Taxes because of its failure to deliver a form, certificate or document required hereunder, the Seller shall take such steps as such Purchaser shall reasonably request to assist such Purchaser (at such Purchaser’s expense) to recover such Taxes.

SECTION 2.15    Sharing of Payments, Etc.

If any Purchaser shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Purchases made by it (other than with respect to payments due to such Purchaser pursuant to Section 2.12, 2.13 or 2.14) in excess of its Ratable Portion of payments on account of the Purchases obtained by all the Purchasers, such Purchaser shall forthwith purchase from the other Purchasers (other than any Defaulting Purchasers) such interests in the Receivable Interests purchased by them as shall be necessary to cause such Purchaser to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Purchaser, such purchase from each other Purchaser shall be rescinded and such other Purchaser shall repay to the Purchaser the purchase price to the extent of such recovery together with an amount equal to such other Purchaser’s Ratable Portion (according to the proportion of (a) the amount of such other Purchaser’s required repayment to (b) the total amount so recovered from the Purchaser) of any interest or other amount paid or payable by the Purchaser in respect of the total amount so recovered.  The Seller agrees that any Purchaser so purchasing an interest in Receivable Interests from another Purchaser pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest in Receivable Interests as fully as if such Purchaser were the direct creditor of the Seller in the amount of such interest in Receivable Interests.

SECTION 2.16    Conversion/Continuation Option.

(a)           The Seller may elect (i) at any time on any Business Day, to convert Capital Investments bearing Yield at the Applicable Base Rate (other than Swing Purchases) or any portion thereof to Capital Investments bearing Yield at the Applicable LIBO Rate and (ii) at the end of any applicable Yield Period, to convert Capital Investments bearing Yield at the Applicable LIBO Rate or any portion thereof into Capital Investments bearing Yield at the Applicable Base Rate or to continue such Capital Investments bearing Yield at the Applicable LIBO Rate or any portion thereof for an additional Yield Period; provided, however, that the aggregate amount of the Capital Investments bearing Yield at the Applicable LIBO Rate for each Yield Period must be in an amount of at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof.  Each conversion or continuation shall be allocated among the Capital Investments of each Purchaser in accordance with such Purchaser’s Ratable Portion.  Each such election shall be in substantially the form of Exhibit H (a “Notice of Conversion or Continuation”) and shall be made by giving the Agent at least 3 Business Days’ prior written notice (A) specifying the amount and type of Capital Investment being converted or continued, (B) specifying in the case of a conversion to or a continuation of Capital Investments bearing Yield at the Applicable LIBO Rate, the applicable Yield Period, (C) specifying in the case of a conversion, the date of such conversion and (D) certifying that no Event of Termination has occurred and is continuing, and certifying that the representations and warranties applicable to the Seller contained in Article IV of this Agreement and in Article III of the Receivables Sale Agreement are and will be true and correct on and as of the date of such conversion or continuation as though made on and as of such date, other than any such representations and warranties that, by their terms, refer to a specific date other than the date of such conversion or continuation, in which case as of such dates.

(b)           The Agent shall promptly notify each Purchaser of its receipt of a Notice of Conversion or Continuation and of the options selected therein.  Notwithstanding the foregoing, no conversion in whole or in part of Capital Investments bearing Yield at the Applicable Base Rate to Capital Investments bearing Yield at the Applicable LIBO Rate and no continuation in whole or in part of Capital Investments bearing Yield at the Applicable LIBO Rate upon the expiration of any applicable Yield Period shall be permitted at any time at which (i) a Potential Event of Termination or an Event of Termination shall have occurred and be continuing or (ii) the continuation of, or conversion into, a Capital Investment bearing Yield at the Applicable LIBO Rate would violate any provision of Section 2.12.  If, within the time period required under the terms of this Section 2.16, the Agent does not receive a Notice of Conversion or Continuation from the Seller containing a permitted election to continue any Capital Investments bearing Yield at the Applicable LIBO Rate for an additional Yield Period or to convert any such Capital Investments, then, upon the expiration of the applicable Yield Period, such Capital Investments shall be automatically converted to Capital Investments bearing Yield at the Applicable Base Rate.  Each Notice of Conversion or Continuation shall be irrevocable.

SECTION 2.17    Use of Proceeds.

Any Servicer Fee payable to Chemtura or an Affiliate of Chemtura, and the proceeds of the Purchases, shall be available (and each Transaction Party agrees that it shall use such proceeds) to provide working capital to the Transaction Parties and their Subsidiaries or for other corporate purposes.

ARTICLE III

CONDITIONS OF PURCHASES

SECTION 3.01    Conditions Precedent to the Effectiveness of this Agreement.

The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a)           The Arranger shall have received all fees and expenses (including, but not limited to, reasonable fees and expenses of counsel to the Arranger) required to be paid on the Closing Date, pursuant to the terms of this Agreement and the Fee Letter and the Annex thereto.

(b)           The Agent shall have received on or before the Closing Date, the following, each (unless otherwise indicated) dated as of the Closing Date (unless otherwise specified), in form and substance satisfactory to the Agent and each Purchaser:

(i)           This Agreement, duly executed and delivered by the Seller and the Servicer;

(ii)           The Receivables Sale Agreement, duly executed by the Seller and each Originator, together with:

(A)           Proper financing statements naming each Originator as debtor, the Seller as secured party and the Agent, as assignee, to be filed under the UCC of all jurisdictions that the Agent may deem necessary in order to perfect the Seller’s interests created or purported to be created by the Receivables Sale Agreement;

(B)           Proper financing statement terminations or releases, if any, necessary to release all security interests and other rights of any Person in the Receivables, Related Security, Collections or Contracts previously granted by any Originator; and

(C)           A Subordinated Note, in substantially the form of Exhibit B to the Receivables Sale Agreement, payable to the order of each Originator, and duly executed by the Seller;

(iii)           [Intentionally Omitted];

(iv)           Good standing certificates (or equivalent) issued by the Secretary of State of the jurisdiction of incorporation of each Transaction Party;

(v)           A copy of the articles or certificate of incorporation (or equivalent Constituent Document) of each Transaction Party, certified as of a recent date by the Secretary of State (or equivalent body) of the state of organization of such Transaction Party, together with certificates of such official attesting to the good standing of each such Transaction Party;

(vi)           A certificate of the Secretary or an Assistant Secretary of each Transaction Party certifying (A) the names and true signatures of each officer of such Transaction Party that has been authorized to execute and deliver any Transaction Document or other document required hereunder to be executed and delivered by or on behalf of such Transaction Party, (B) the by-laws (or equivalent Constituent Document) of such Transaction Party as in effect on the date of such certification, (C) the resolutions of such Transaction Party’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Translation Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of such Transaction Party from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (viii) above;

(vii)         A certificate of the Secretary or Assistant Secretary of each Transaction Party certifying that there exists no action, suit, investigation, litigation or proceeding pending or, to its knowledge, threatened in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Change or (ii) restrains, prevents or imposes or can reasonably be expected to impose materially adverse conditions on the transactions contemplated hereunder;

(viii)        A certificate of the Secretary or Assistant Secretary of each Transaction Party certifying that the condition set forth in Section 3.02 has been satisfied with respect to it;

(ix)           A certificate of the chief financial officer (or other equivalent Person) of each Seller and Originator stating that such Transaction Party is, and such Transaction Party and its Subsidiaries (if any) on a Consolidated basis are, Solvent after giving effect to the transactions contemplated hereunder and under the other Transaction Documents;

(x)            (i) Proper financing statements naming the Seller as debtor and the Agent, as secured party, to be filed under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the ownership interests created or purported to be created hereby and (ii) completed requests for information or similar search reports, dated as of the date hereof, listing all effective financing statements filed with respect to each Transaction Party in the Office of the Secretary of Sate of the state of incorporation or formation, as applicable, of such Transaction Party;

(xi)           Proper financing statement terminations or releases, if any, necessary to release all security interests and other rights of any Person in the Pool Receivables, Contracts, Related Security or Collections previously granted by the Seller or any Originator;

(xii)          Favorable opinions of (A) in-house counsel of Chemtura as to such matters as the Agent and the Purchasers may reasonably request, (B) Skadden, Arps, Slate, Meagher and Flom LLP, counsel to the Transaction Parties, as to such matters as the Agent and the Purchasers may reasonably request, including without limitation (1) a “true sale” opinion with respect to the sale of Receivable Assets under and as defined in the Receivables Sale Agreement from each Originator to the Seller, (2) an opinion with respect to the non-substantive consolidation of the Seller with each other Transaction Party or any of its Affiliates in a case under the Bankruptcy Code, and (3) an opinion relating to the enforceability of the Transaction Documents, compliance with all laws and regulations (including Regulation U of the Board of Governors of the Federal Reserve System), the perfection of all ownership and other interests purported to be granted under the Transaction Documents, and no conflicts with material agreements; and

(xiii)         the Certificate.

(c)           Each of the Seller, the Originators, the Servicer and their Subsidiaries (if any) shall have received all necessary and material governmental and third party consents and approvals necessary in connection with Transaction Documents and the transactions contemplated thereby (without the imposition of any conditions that are not reasonably acceptable to the Purchasers) and shall remain in effect, and all applicable governmental filings shall have been made and all applicable waiting periods shall have expired without in either case any action being taken by any competent authority; and no law or regulation shall be applicable in the judgment of the Purchasers that restrains, prevents or imposes materially adverse conditions upon the Transaction Documents or the transactions contemplated thereby.

(d)           The Purchasers shall have received and be satisfied with (i) audited financial statements of Chemtura and its Consolidated Subsidiaries for the Fiscal Year ending December 31, 2007 by independent nationally-recognized public accountants, (ii) the interim unaudited quarterly financial statements of Chemtura and its Consolidated Subsidiaries, for the fiscal quarters ending March 31, 2008, June 30, 2008 and September 31, 2008 and (iii) the business plan of Chemtura and its Consolidated Subsidiaries covering the Fiscal Years ending in 2009 through 2011, inclusive, prepared by the management of Chemtura, which such business plan shall include for each Fiscal Year a consolidated pro forma financial forecast after giving effect to the transaction contemplated by this Agreement and the other Transaction Documents.

(e)           There shall have occurred no Material Adverse Change.

(f)           There shall exist no action, suit, investigation, litigation or proceeding affecting any Transaction Party or any Subsidiary of a Transaction Party pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to result in a Material Adverse Change, (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby or (iii) restrains, prevents or imposes or could reasonably be expected to impose materially adverse conditions upon the transactions contemplated by the Transaction Documents.

(g)           Nothing contained in any public disclosure made by any Transaction Party since December 17, 2008, or in any information disclosed to the Agent or any Purchaser by any Transaction Party since December 17, 2008, shall lead the Agent or any Purchaser to determine that, and neither the Agent nor any Purchaser shall have become aware of any fact or condition not disclosed to them prior to the date hereof which shall lead the Agent or any Purchaser to determine that, the business, conditions (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Seller, the Servicer, any Originator, individually, or the taken as a whole, are different in any material adverse respect from that derived by the Agent or such Purchaser from the public filings of such Seller, Servicer or Originator and other information disclosed to the Agent or such Purchaser by or on behalf of the Seller, the Servicer or any Originator on or prior to December 17, 2008.

(h)           At least five Business Days prior to the date hereof, each Purchaser and the Agent (for itself and not on behalf of any Purchaser) shall have received, verified and recorded information that identifies each Transaction Party, which information includes the name and address of such Transaction Party and other information that will allow such Purchaser or the Agent, as applicable, to identify each Transaction Party in accordance with the Patriot Act.

(i)           The Agent shall be satisfied with the results of a Field Examination of the Originators conducted by CUSA’s internal auditors no more than 3 months prior to the Closing Date.

(j)           (i) All obligations under the Existing Program shall have been concurrently paid in full, (ii) all documentation relating to the Existing Program shall have been concurrently terminated on terms satisfactory to the Agent and (iii) the Agent shall have received evidence of such termination in form and substance satisfactory to the Agent.

(k)           The Agent shall have received written confirmation, and be satisfied, that (i) all the Lock-Box Accounts have been established with Lock-Box Banks in the name of the Seller and (ii) all the Deposit Accounts have been established with Deposit Banks in the name of the Seller.

SECTION 3.02    Conditions Precedent to All Purchases, Reinvestments and Commitment Increases.

Each Purchase (including the initial Purchase by each Purchaser) hereunder, and each reinvestment hereunder (including the right of the Servicer to reinvest in Pool Receivables those Collections attributable to a Receivable Interest pursuant to Section 2.07) shall be subject to the further conditions precedent that:

(a)           on the date of such Purchase or reinvestment, the Servicer shall have delivered to the Agent, in form and substance satisfactory to the Agent:

(i)           a completed Seller Report, dated within 31 days prior to the date of such Purchase or reinvestment, together with a listing by Obligor of all Pool Receivables,

(ii)           a completed Receivables Report effective as of the end of the last Business Day of the then immediately preceding week, and

(iii)           such additional information as may be reasonably requested by the Agent.

(b)           on the date of such Purchase or reinvestment the following statements shall be true (and the acceptance by the Seller of the proceeds of such Purchase or reinvestment shall constitute a representation and warranty by the Servicer, or the Seller, as the case may be, that on the date of such Purchase or reinvestment such statements are true):

(i)           the representations and warranties applicable to such Transaction Party contained in Article IV of this Agreement and in Article III of the Receivables Sale Agreement are true and correct on and as of the date of such Purchase or reinvestment, before and after giving effect to such Purchase or reinvestment and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations and warranties that, by their terms, refer to a specific date other than the date of said Purchase or reinvestment, in which case as of such dates;

(ii)           no event has occurred and is continuing, or would result from such Purchase or reinvestment or from the application of the proceeds therefrom, which constitutes an Event of Termination or a Potential Event of Termination;

(iii)           such Purchase or reinvestment shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently;

(iv)           the Agent shall not have delivered to the Seller a notice that the Servicer shall not reinvest Collections in any Pool Receivables on behalf of the Purchaser of a Receivable Interest; and

(c)           the Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01    Representations and Warranties of the Seller.

The Seller represents and warrants, as of the date hereof and as of the date of each Purchase and each reinvestment, as follows:

(a)           The Seller (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not  be reasonably likely to have a Material Adverse Effect and (iii) has all requisite limited liability company power and authority (including, without limitation, all governmental authorizations) to own or lease and operate its properties and to carry on its business.

(b)           The Seller has no Subsidiaries.  All of the outstanding membership interests of the Seller (other than any non-economic special membership interests owned by independent members of the Seller) are owned by Chemtura.

(c)           The execution, delivery and performance by the Seller of the Transaction Documents to which it is or is to be a party and the other documents delivered by it hereunder, and the transactions contemplated hereby and thereby, including the Seller’s use of the proceeds of Purchases and reinvestments, are within the Seller’s limited liability company powers, have been duly authorized and delivered by all necessary limited liability company action, and do not (i) contravene the Seller’s Constituent Documents, (ii) violate any applicable law, rule, regulation (including Regulation U or Regulation X) or, order, writ, judgment, injunction, decree, determination or award applicable to the Seller, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Seller or any of its properties or (iv) except for any Liens created by the Transaction Documents in connection with the sales contemplated thereby, result in or require the creation of imposition of any Lien upon or with respect to the Seller.  The Seller is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(d)           This Agreement has been, and each other Transaction Documents to which the Seller is or will be a party when delivered hereunder will be, the legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(e)           No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Seller of any Transaction Document to which it is or is to be a party or any other agreement or document delivered hereunder or for the perfection of or the exercise by any Indemnified Party of its rights and remedies under the Transaction Documents and such other agreements or documents, except for the filings of the financing statements referred to in Article III and except for those authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given, waived or made and are in full force and effect.

(f)           Since December 31, 2007, there has been no Material Adverse Change.

(g)           There is no action, suit, investigation, litigation or proceeding affecting the Seller, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby.

(h)           (i)  Immediately prior to the time of the initial creation of an interest hereunder in any Pool Receivable and each Purchase or reinvestment, the Seller is the legal and beneficial owner of the Pool Receivables and Related Security with respect thereto, in each case free and clear of any Lien.

(ii)           Upon each Purchase or reinvestment, the Seller shall transfer to the Purchaser making such Purchase or reinvestment (and such Purchaser shall acquire) a valid undivided percentage ownership interest or security interest to the extent of the pertinent Receivable Interest in each Pool Receivable then existing or thereafter arising and in the Related Security and Collections with respect thereto, free and clear of any Lien, which ownership interest or security interest shall be a perfected first priority ownership interest or security interest upon the filing of the financing statements referred to in Section 3.01(b)(x).

(iii)           With respect to each transfer to it of any Pool Receivables, the Seller has either (i) purchased such Pool Receivables from an Originator in exchange for payment (made by the Seller to an Originator in accordance with the provisions of the Receivables Sale Agreement) in an amount which constitutes fair consideration and approximates fair market value for such Pool Receivables and in a sale the terms and conditions of which (including, without limitation, the purchase price thereof) reasonably approximate an arm’s-length transaction between unaffiliated parties or (ii) acquired such Pool Receivables from an Originator as a capital contribution in accordance with the provisions of the Receivables Sale Agreement.  No such sale, and no such contribution, has been made for or on account of an antecedent debt owed by any Originator to the Seller and no such sale or contribution is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(i)           (i)  The Seller has not sold, assigned, transferred, pledged or hypothecated any interest in any Pool Receivable or the Collections with respect thereto to any Person other than as contemplated by this Agreement or that has been released by the Agent from the Receivables Pool.

(ii)           No effective financing statement or other instrument similarly in effect covering any Contract or any Pool Receivable or Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Agent relating to this Agreement or in favor of the Seller and the Agent relating to the Receivables Sale Agreement.

(j)           Each Seller Report, Receivables Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or any Affiliate thereof), information, exhibit, financial statement, or other report or document furnished by or on behalf of the Seller to the Agent or any Purchaser in connection with this Agreement is accurate in all material respects as of its date or as of the date so furnished, and no such report or document contains, as of its date of delivery or the date so furnished, any untrue statement of a material fact or omits to state, as of its date of delivery or the date so furnished, a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(k)           The jurisdiction of incorporation, organizational identification number (if any), and the address(es) of the principal place of business and chief executive office of the Seller and the office where the Seller keeps its Records concerning the Receivable Assets, are as set forth in Schedule III hereto (or, by notice to the Agent in accordance with Section 5.01(c), at such other locations in jurisdictions, within the United States, where all actions required by Section 6.05(a) have been taken and completed).

(l)           The names and addresses of all the Lock-Box Banks, together with the lock-box numbers related to, and the account numbers of, the Lock-Box Accounts at such Lock-Box Banks, are specified in Part A of Schedule I hereto (or such other Lock-Box Banks and/or such other Lock-Box Accounts as have been notified to the Agent in accordance with Section 5.03(p)).  The names and addresses of all the Deposit Banks, together with the account numbers of the Deposit Accounts at such Deposit Banks, are specified in Part B of Schedule I hereto (or such other Deposit Banks and/or such other Deposit Accounts as have been notified to the Agent in accordance with Section 5.03(p)).  Except under the Lock-Box Agreements and the Account Control Agreements, the Seller has not granted any Person dominion or control of any Lock-Box Account or Deposit Account, or the right to take dominion or control over any Lock-Box Account or Deposit Account at a future time or upon the occurrence of a future event.

(m)           Since the date of its formation, the Seller has not engaged in any activity other than as contemplated by the Transaction Documents or entered into any commitment or incurred any Indebtedness other than pursuant to, or as permitted under, the Transaction Documents.

(n)           The Seller has not maintained, contributed to or incurred or assumed any obligation with respect to any Plan, Multiemployer Plan or Welfare Plan, except with respect to any obligations assumed as a result of the operation of Title IV of ERISA.

(o)           The Seller has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder.  The Seller has not extended or modified the terms of any Pool Receivable or the Contract under which any such Pool Receivable arose, except in accordance with the Credit and Collection Policy.

(p)           The Seller has filed, has caused to be filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(q)           The Seller is not an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.  The Seller is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(r)           Both before and after giving effect to (i) each Purchase to be made on the Closing Date or such other date as Purchases requested hereunder are made, (ii) the disbursement of the proceeds of any Capital Investment, (iii) the consummation of each other transaction contemplated by the other Transaction Documents and (iv) the payment and accrual of all transaction costs in connection with the foregoing, the Seller is Solvent.

(s)           The Seller is not (i) a party to any contractual obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted hereunder) on the assets of any thereof or (ii) is subject to one or more charter or limited liability company restrictions that would, in the aggregate, have a Material Adverse Effect.  The Seller is in compliance with all contracts and agreements to which it is party and, to the knowledge of the Seller, all other parties are in compliance with respect to any contractual obligation owed to it, except, in either case, such non-compliance as has not had, and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(t)           To the best knowledge of the Seller, there are no requirements of law applicable to any Transaction Party or any Subsidiary of any Transaction Party the compliance with which by such Transaction Party or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

SECTION 4.02    Representations and Warranties of the Servicer.

The Servicer represents and warrants, as of the date hereof and as of the date of each Purchase and each reinvestment, as follows:

(a)           Each of the Servicer and its Subsidiaries (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation or formation, except where the failure to be so duly organized, validly existing or in good standing in the case of a Subsidiary organized outside the United States has not had, or could not reasonably be expected to have, a Material Adverse Effect, (ii) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not  be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority (including, without limitation, all governmental authorizations) to own or lease and operate its properties and to carry on its business.

(b)           All of the outstanding membership interests of the Seller (other than any non-economic special membership interests owned by independent members of the Seller) are owned free and clear of all Liens by the Servicer.

(c)           The execution, delivery and performance by the Servicer of the Transaction Documents to which it is or is to be a party and the other documents delivered by it hereunder, and the transactions contemplated hereby and thereby, are within the Servicer’s corporate powers, have been duly authorized by all necessary corporate action and do not (i) contravene the Servicer’s Constituent Documents, (ii) violate any applicable law, rule, regulation (including Regulation U or Regulation X) or, order, writ, judgment, injunction, decree, determination or award applicable to the Servicer, (iii) conflict with or result in the breach of, or constitute a default ore require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Seller or any of its properties or (iv) except for the Liens created by the Transaction Documents in connection with the sales contemplated thereby, result in or require the creation of imposition of any Lien upon or with respect to the any of the properties of the Servicer or any of its Subsidiaries.  The Servicer is not in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(d)           This Agreement has been, and each other Transaction Documents to which the Servicer is or will be a party when delivered hereunder will have been, duly executed and delivered by the Servicer, enforceable against the Servicer in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(e)           No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Servicer of any Transaction Document to which it is a party or any other agreement or document delivered hereunder, except for those authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given, waived or made and are in full force and effect.

(f)           Since December 31, 2007, there has been no Material Adverse Change.

(g)           There is no action, suit, investigation, litigation or proceeding affecting the Servicer, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the transactions contemplated hereby.

(h)           Each Seller Report, Receivables Report (if prepared by the Servicer or one of its Affiliates, or to the extent that information contained therein is supplied by the Servicer or any Affiliate thereof), information, exhibit, financial statement, or other report or document furnished at any time by or on behalf of any to the Agent or any Purchaser in connection with this Agreement is accurate in all material respects as of its date or as of the date so furnished, and no such report or document contains, as of its date of delivery or the date so furnished, any untrue statement of a material fact or omits to state, as of its date of delivery or the date so furnished, a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(i)           The offices where the Servicer keeps its Records concerning the Receivable Assets are as set forth in Schedule III hereto (or, by notice to the Agent in accordance with Section 5.01(c), at such other locations in jurisdictions, within the United States, where all actions required by Section 6.05(a) have been taken and completed).

(j)           The names and addresses of all the Lock-Box Banks, together with the lock-box numbers related to, and the account numbers of, the Lock-Box Accounts at such Lock-Box Banks, are specified in Part A of Schedule I hereto (or such other Lock-Box Banks and/or such other Lock-Box Accounts as have been notified to the Agent in accordance with Section 5.03(p)).  The names and addresses of all the Deposit Banks, together with the account numbers of the Deposit Accounts at such Deposit Banks, are specified in Part B of Schedule I hereto (or such other Deposit Banks and/or such other Deposit Accounts as have been notified to the Agent in accordance with Section 5.03(p)).

(k)           (i)  No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a liability of the Servicer or any ERISA Affiliate that in the aggregate could reasonably be expected to have a Material Adverse Effect.

(ii)           Neither the Servicer nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that in the aggregate could reasonably be expected to have a Material Adverse Effect.

(iii)           Neither the Servicer nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multipemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(l)           Since August 1, 2008, the Servicer has complied with the Credit and Collection Policy in all material respects and since the date of this Agreement there has been no change in the Credit and Collection Policy except as permitted hereunder.  The Servicer has not extended or modified the terms of any Pool Receivable or the Contract under which any such Pool Receivable arose, except in accordance with the Credit and Collection Policy.

(m)           No effective financing statement or other instrument similarly in effect covering any Contract or any Pool Receivable or Related Security or Collections with respect thereto is on file in any recording office, except those set forth on Schedule V hereto and those filed in favor of the Agent relating to this Agreement or in favor of the Seller and the Agent relating to the Receivables Sale Agreement.

(n)           Each of the Servicer and each of its Subsidiaries and Affiliates has filed, has cause to be filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties.

(o)           Neither the Servicer nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.  Neither the Servicer nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.  The consummation of the transactions contemplated by the Transaction Documents will not violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(p)           Both before and after giving effect to (i) each Purchase to be made on the Closing Date or such other date as Purchases requested hereunder are made, (ii) the disbursement of the proceeds of any Capital Investment, (iii) the consummation of each other transaction contemplated by the other Transaction Documents and (iv) the payment and accrual of all transaction costs in connection with the foregoing, the Servicer and its Subsidiaries, both individually and on a consolidated basis, are Solvent.

(q)           Neither the Servicer nor any Subsidiary is (i) a party to any contractual obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by the Servicer or any Subsidiary, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted hereunder) on the assets of the Servicer or any Subsidiary or (ii) is subject to one or more charter or organizations restrictions that would, in the aggregate, have a Material Adverse Effect.  Neither the Servicer nor any of its Subsidiaries is in violation of any law, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.  The Servicer and each of its Subsidiaries is in compliance with all contracts and agreements to which it is a party, except such non-compliance as has not had, and could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(r)           To the best knowledge of the Servicer, there are no requirements of law applicable to any Transaction Party or any Subsidiary of any Transaction Party the compliance with which by such Transaction Party or Subsidiary would, in the aggregate, have a Material Adverse Effect.

(s)           (i)  The audited consolidated balance sheet of the Servicer and its Subsidiaries as of December 31, 2007 and the related consolidated statements of income and of cash flows for the fiscal year then ended, reported on by KPMG LLP, and set forth in the Servicer’s 2007 annual report on Form 10-K filed with the SEC, a copy of which has been furnished to the Agent for distribution to the Purchasers, fairly present, in conformity with GAAP, the consolidated financial position of the Servicer and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(ii)           The unaudited consolidated balance sheets of the Servicer and its Subsidiaries for each of the fiscal quarters ending March 31, 2008, June 30, 2008 and September 30, 2008 and the related unaudited consolidated statements of income and of cash flows for each such fiscal quarter, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (i) of this Section 4.02(s), the consolidated financial position of the Servicer and its Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal quarters.

(iii)           The financial projections provided to the Agent pursuant to Section 3.01(d)(iii) were prepared in good faith on the basis of the assumptions described therein, which assumptions were believed by the Servicer in good faith to be reasonable in light of the then current and foreseeable business conditions of the Servicer and its Subsidiaries existing at the time of preparation thereof, and the Servicer has no knowledge of any event or circumstance that would cause it to change any such assumptions in any material respect as of the date hereof, it being understood by the Agent and the Purchasers that actual results may vary from the projected results set forth therein.

(iv)           Each financial statement delivered pursuant to Section 3.01(d) or Section 5.05(a), Section 5.05(b) or Section 5.05(c) will, at the time it is delivered, present fairly, in all material respects, the financial position, results of operations or cash flows, as the case may be, of the Servicer and its Subsidiaries as of the date or for the period to which it relates in accordance with GAAP, subject in the case of monthly and quarterly statements to year-end audit adjustments.

(t)           Except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, the operations and properties of the Servicer and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (i) form the basis of an Environmental Action against the Servicer or any of its Subsidiaries or any of their properties (whether owned, leased or operated or formerly owned leased or operated) or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(u)           The Servicer and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property").  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Servicer know of any valid basis for any such claim, except, in either case, for such claims that in the aggregate could not reasonably be expected to have a Material Adverse Effect.  The use of such Intellectual Property by the Servicer and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(v)           Schedule VII hereto sets forth a description of all insurance maintained by or on behalf of the Servicer and its Subsidiaries as of the Closing Date.  As of the Closing Date, all premiums in respect of such insurance currently due have been paid.

(w)           Except as could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, neither the business nor the properties of the Servicer or any of its Subsidiaries are affected by any unfair labor practices complaint, union representation campaigns, strike, lockout or other labor dispute.

(x)           Schedule VIII hereto sets forth the name of, and the ownership interest of the Servicer in, each Subsidiary of the Servicer as of the Closing Date.  As of the Closing Date the Servicer has no Material Subsidiaries.

ARTICLE V

GENERAL COVENANTS OF THE SELLER, THE SERVICER

SECTION 5.01    Affirmative Covenants of the Seller.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield, fees or other amounts remain unpaid under this Agreement, the Seller will:

(a)           Compliance with Laws, Etc.  Comply in all material respects with all applicable laws, rules and regulations, and all orders material to the business of the Seller, such compliance to include, without limitation, compliance with ERISA, Environmental Law and the Patriot Act.

(b)           Preservation of Existence, Etc.  Preserve and maintain its existence, material rights (charter and statutory) and material franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where the failure to preserve and maintain such qualification would materially adversely affect the interests of the Purchasers or the Agent hereunder or in the Pool Receivables and Related Security, or the ability of the Seller or the Servicer to perform their respective obligations hereunder or the ability of the Seller to perform its obligations under the Contracts.

(c)           Payment of Taxes.  Pay and discharge before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that the Seller shall not be required to pay or discharge any such tax, assessment, charge, claim or levy that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable and enforcement thereof has not been stayed.

(d)           Nature of Business and Permitted Transactions.  Engage solely in the businesses and transactions authorized by Section 7 of its limited liability company agreement.

(e)           Compliance with Constituent Documents.  Without limiting the generality of subsection (d) above, maintain in place all policies and procedures, and take and continue to take all actions, necessary to cause compliance with, the provisions of the Constituent Documents of the Seller delivered to the Agent pursuant to Section 3.01 as the same may, from time to time, be amended, supplemented or otherwise modified with the prior written consent of the Agent.

(f)           Offices, Records and Books of Accounts.

(i)           Keep its principal place of business and chief executive office and the offices where it keeps its Records concerning the Pool Receivables at the address of the Seller referred to in Section 4.01(k) or, upon at least 30 days’ prior written notice to the Agent, at any other location in a jurisdiction where all actions required by Section 6.05(a) shall have been taken;

(ii)           Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable, the Outstanding Balance of each Pool Receivable and the dates which payments are due thereon and all Collections of and adjustments to each existing Pool Receivable).

(iii)           Keep, or cause to be kept, proper books of record and account, which shall be maintained or caused to be maintained by the Seller and shall be separate and apart from those of any Affiliate of the Seller, in which full and correct entries shall be made of all financial transactions and the assets and business of the Seller in accordance with GAAP;

(iv)           To the extent Records are in written form, segregate such Records in file cabinets or storage containers and appropriately label such file cabinets or storage containers to reflect that the Receivable Interests have been conveyed to the Purchasers; and

(v)           To the extent such Records constitute computer programs and other non-written Records, appropriately legend such Records to reflect that the Receivable Interests have been conveyed to the Purchasers.

(g)           Examination of Records; Audits.

(i)           From time to time upon three Business Days’ prior written notice (except that during the continuance of an Event of Termination, no such notice shall be required) and during regular business hours as reasonably requested by the Agent and at the expense of the Seller, permit the Agent, or its agents or representatives, (A) to examine and make copies of and abstracts from all Records in the possession or under the control of the Seller, or the agents of the Seller, relating to Pool Receivables and the Related Security, including, without limitation, the related Contracts, and (B) to visit the offices and properties of the Seller, or the agents of the Seller, for the purpose of examining such materials described in clause (f) above, and to discuss matters relating to Pool Receivables and the Related Security or the Seller’s performance hereunder or under the Contracts with any of the officers or employees of the Seller having knowledge of such matters; provided, however, that unless a Potential Event of Termination or an Event of Termination shall have occurred and be continuing, the Seller shall not be required to bear the expense of an examination and visit pursuant to this clause (i) more than twice in any calendar year.

(ii)           At any time and from time to time, upon the Agent’s request (at its own election or upon the request of the Required Purchasers) and at the expense of the Seller, cause independent public accountants or others satisfactory to the Agent to furnish to the Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables and/or a written report of an audit conducted by such accountants with respect to the Pool Receivables, Credit and Collection Policy, Lock-Box Account and Deposit Account activity and the Seller’s performance of its obligations under this Agreement and the Receivables Sale Agreement on a scope and in a form reasonably requested by the Agent for such audit; provided, however, that unless a Event of Termination or Potential Event of Termination shall be continuing, the Agent shall request no more than one such report during any calendar year.

(iii)           cause to be conducted and offer its assistance in connection with, at its expense and upon request of the Agent (at its own election or upon the request of the Required Purchasers), and present to the Agent for approval, such Field Examinations, appraisals, investigations and reviews as the Agent shall request for the purpose of determining the Net Receivables Pool Balance, all upon notice and at such times during normal business hours and as often as may be reasonably requested.  The Seller shall furnish to the Agent any information that the Agent may reasonably request regarding the determination and calculation of the Net Receivables Pool Balance including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Obligors in respect of Receivables referred to therein; provided, however, that unless a Event of Termination or Potential Event of Termination shall be continuing, the Agent shall request no more than four Field Examinations during any calendar year.

(h)           Performance and Compliance with Contracts and Credit and Collection Policy.  At its expense, timely and fully (i) perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to the Pool Receivables and the related Contracts and (ii) as beneficiary of any Related Security, enforce such Related Security as reasonably requested by the Agent.

(i)           Transaction Documents.  At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under each of the Transaction Documents, maintain each of the Transaction Documents in full force and effect, enforce in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent, and make to any party to each of the Transaction Documents such demands and requests for information and reports or for action as the Seller is entitled to make thereunder and as may be from time to time reasonably requested by the Agent.

(j)           Deposits to Lock-Box Accounts or Deposit Accounts.  Instruct, or cause the Servicer to instruct, all Obligors to make payments in respect of Pool Receivables to either a Lock-Box Account or a Deposit Account (subject to the provisions set forth in Section 5.01(o)) and, if the Seller or any Originator shall otherwise receive any Collections (including, without limitation, any Collections deemed to have been received by the Seller pursuant to Section 2.09), segregate and hold in trust such Collections and deposit such Collections, or cause such Collections to be deposited, to a Lock-Box Account or a Deposit Account within 2 Business Days following such receipt.

(k)           Maintenance of Separate Existence.  Do all things necessary to maintain its existence separate and apart from each Originator and other Affiliates of the Seller, including, without limitation, (i) maintaining proper limited liability company records and books of account separate from those of such Affiliates; (ii) maintaining its assets, funds and transactions separate from those of such Affiliates, reflecting such assets, funds and transactions in financial statements separate and distinct from those of such Affiliates, and evidencing such assets, funds and transactions by appropriate entries in the records and books referred to in clause (i) above, and providing for its own operating expenses and liabilities from its own assets and funds other than certain expenses and liabilities relating to basic corporate overhead which may be allocated between the Seller and such Affiliates; (iii) holding such appropriate meetings or obtaining such appropriate consents of its members as are necessary to authorize all the Seller’s actions required by law to be authorized by its members, keeping minutes of such meetings and of meetings of its members and observing all other customary organization formalities (and any successor Seller shall observe similar procedures in accordance with its governing documents and applicable law); (iv) at all times entering into its contracts and otherwise holding itself out to the public under the Seller’s own name as a legal entity separate and distinct from such Affiliates; and (v) conducting all transactions and dealings between the Seller and such Affiliates on an arm’s-length basis.

(l)           Purchase of Pool Receivables from Originators.  With respect to each Pool Receivable acquired from any Originator by the Seller other than as a capital contribution, pay to such Originator (in accordance with the Receivables Sale Agreement) an amount which constitutes fair consideration and approximates fair market value for such Pool Receivable and in a sale the terms and conditions of which (including, without limitation, the purchase price thereof) reasonably approximates an arm’s-length transaction between unaffiliated parties.

(m)           Compliance with True Sale and Non-Consolidation Opinions.  Comply at all times with any condition, assumption or qualification with respect to the Seller set forth in the legal opinions referred to in Sections 3.01(b)(xii)(B)(1) and (2).

(n)           Further Assurances.  Promptly upon request by the Agent (i) correct any material defect or error that may be discovered in any Transaction Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Agent may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Transaction Documents, (B) perfect and maintain the validity, effectiveness and priority of any of the Purchasers’ interests intended to be created hereunder and (C) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Agent and the Purchasers the rights granted or now or hereafter intended to be granted to the Agent and the Purchasers under any Transaction Document or under any other instrument executed in connection with any Transaction Document to which the Seller is or is to be a party

(o)           Account Control Agreements.  No later than one week after the Closing Date (or such later date as the Agent, acting in its sole discretion, may agree), provide to the Agent (i) an Account Control Agreement with each Deposit Bank, executed by such Deposit Bank and the Seller and (ii) a Lock-Box Agreement with each Lock-Box Bank, executed by such Lock-Box Bank and the Seller.

SECTION 5.02    Reporting Requirements of the Seller.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield, fees or other amounts remain unpaid under this Agreement, the Seller will furnish to the Agent for distribution to the Purchasers:

(a)           Monthly Reports.  Within 30 days after the end of each of the first two fiscal months in each fiscal quarter of the Seller, unaudited financial statements of the Seller (which shall include a balance sheet and income statement, as well as statements of member’s equity and cash flow) showing the financial condition and results of operations of the Seller as of the end of and for such fiscal month, in each case certified by a chief financial officer or treasurer (or other equivalent Person) of the Seller as presenting fairly the financial position and results of operations of the Seller and as having been prepared in accordance with GAAP (subject to year-end  adjustments) and in form reasonable acceptable to the Agent and the Required Purchasers.

(b)           Quarterly Reports.  Within 45 days after the end of each of the first 3 fiscal quarters in each Fiscal Year, unaudited financial statements (which shall include a balance sheet and income statement, as well as statements of member’s equity and cash flow) showing the financial condition and results of operations of the Seller as of the end of and for such fiscal quarter, in each case certified by a Responsible Officer of the Seller as presenting fairly the financial position and results of operation of the Seller and as having been prepared in accordance with GAAP (subject to year-end adjustments) and in form reasonable acceptable to the Agent.

(c)           Annual Reports.  Within 100 days after the end of each Fiscal Year, financial statements (which shall include a balance sheet and income statement, as well as statements of member’s equity and cash flow) showing the financial condition and results of operations of the Seller as of the end of and for such Fiscal Year, in each case certified by a Responsible Officer of the Seller as presenting fairly the financial position and results of operation of the Seller and as having been prepared in accordance with GAAP, together with a certificate of such Responsible Officer stating that such financial statements present fairly the financial position of the Seller as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes that shall have been disclosed in the notes to the financial statements).

(d)           Notice of Event of Termination.  As soon as possible and in any event within five days after the occurrence of each Event of Termination or Potential Event of Termination continuing on the date of such statement, a statement of a Responsible Officer of the Seller setting forth details of such Event of Termination or Potential Event of Termination and the action which the Seller has taken and proposes to take with respect thereto.

(e)           Other.  Upon demand, such other information, documents, records or reports respecting the Receivables, the Related Security, the Contracts or the condition or operations, financial or otherwise, of the Seller as the Agent may from time to time reasonably request.

SECTION 5.03    Negative Covenants of the Seller.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield, fees or other amounts remain unpaid under this Agreement, the Seller will not:

(a)           Indebtedness.  Except as otherwise provided herein or in the Receivables Sale Agreement, create or suffer to exist any Indebtedness, other than  Indebtedness of the Seller representing fees, expenses and indemnities arising hereunder or under the Receivables Sale Agreement for the purchase price of the Receivables under the Receivables Sale Agreement.

(b)           Sales, Liens, Etc.  Except as otherwise provided herein, sell, lease, transfer assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Lien upon or with respect to any of its properties or assets, whether now owned or hereafter acquired, including, but not limited to, its undivided interest in any Pool Receivable or Related Security or Collections in respect thereof, or upon or with respect to any related Contract or any Lock-Box Account or Deposit Account (or any other account) to which any Collections of any Pool Receivable are sent, or assign any right to receive income in respect thereof.

(c)           Investments.  Except as otherwise provided herein or in the Receivables Sale Agreement, make or hold any Investment.

(d)           Restricted Payments.  Except as otherwise provided herein or in the Receivables Sale Agreement, directly or indirectly, declare, order, pay, make or set apart any sum for any redemption, retirement or cancellation of the Seller’s Equity Interests or any Subordinated Note other than pursuant to the Transaction Documents.

(e)           Cancellation of Indebtedness.  Except as otherwise provided herein or in the Receivables Sale Agreement, cancel any claim or Indebtedness owed to it.

(f)           Merger, Etc. Merge into or consolidate any other Person, acquire all or substantially all of the Equity Interests of any Person, acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, enter into any joint venture or partnership with any Person or acquire or create any Subsidiary.

(g)           Change in Business Lines or Credit and Collection Policy.  Make (i) any change in the character of its business or (ii) any changes in the Credit and Collection Policy that would be reasonably likely to impair the collectibility of the Pool Receivables.

(h)           Organizational Documents; Change of Name, Etc.

(i)           Amend, supplement or otherwise modify any of its Constituent Documents.

(ii)           Change its name, identity, form of legal structure or jurisdiction of organization, unless, prior to the effective date of any such change, the Seller delivers to the Agent (x) UCC financing statements necessary to reflect such change and to continue the perfection of the ownership interests in the Receivable Interests contemplated by this Agreement and (y) if the identity or structure of the Seller has changed and such change adversely affects the rights of the Agent under then existing Lock-Box Agreements or Account Control Agreements with the Seller to take control of the Lock-Box Accounts or Deposit Accounts pursuant to Section 6.03(a), new Lock-Box Agreements executed by the Seller and the Lock-Box Banks or new Account Control Agreements executed by the Seller and the Deposit Banks, as applicable, to the extent necessary to reflect such changes and to continue to enable the Agent to exercise such rights.

(i)            Accounting.  Account for (including for accounting and tax purposes) or otherwise treat the transactions contemplated by the Receivables Sale Agreement in any manner other than as sales of Receivables by any Originator to the Seller, or account for (other than for tax purposes) or otherwise treat the transactions contemplated by this Agreement in any manner other than as sales of Receivable Interests by the Seller to the Agent for the account of the Purchasers, or otherwise change its (i) accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any requirement of law and disclosed to the Purchasers and the Agent or (ii) Fiscal Year.

(j)            No Negative Pledge.  Except as otherwise provided herein or in the Receivables Sale Agreement enter into or suffer to exist or become effective any agreement prohibiting or limiting the ability of the Seller to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired except (i) the Senior Credit Agreement and the “Loan Documents”, as such term is defined in the Senior Credit Agreement or (ii) prohibitions or conditions under indentures, agreements or instruments in effect on the date hereof, and any similar indentures agreements or instruments that are no more restrictive as to the ability of the Seller to incur Liens than such existing indentures, agreements or instruments.

(k)           Affiliate Transactions.  Except as otherwise provided herein or in the Receivables Sale Agreement enter into any other transaction directly or indirectly with or for the benefit of any Affiliate of the Seller.

(l)            ERISA.  Adopt, maintain, contribute to or incur or assume any obligation with respect to any Plan, Multiemployer Plan or Welfare Plan.

(m)          Speculative Transactions.  Engage in any speculative transaction or in any transaction involving Hedge Agreements.

(n)           Lease Obligations.  Create, incur, assume or suffer to exist any obligations as lessee for the rental or lease of real or personal property, other than for the lease or rental of an office space or office equipment for use by the Seller in the ordinary course of its business.

(o)           Extension or Amendment of Receivables.  Except as otherwise permitted in Section 6.02, extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(p)           Change in Payment Instructions to Obligors.  Add or terminate any bank as a Lock-Box Bank or Deposit Bank or any account as a Lock-Box Account or a Deposit Account from those listed in Schedule I hereto, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box Account or Deposit Account, unless the Agent shall have received at least 20 days’ prior written notice of such addition, termination or change and shall have received, with respect to each new Lock-Box Account, a Lock-Box Agreement executed by the Lock-Box Bank that maintains such Lock-Box Account and the Seller and, with respect to each new Deposit Account, an Account Control Agreement executed by the Deposit Bank that maintains such Deposit Account and the Seller.

(q)           Deposits to Lock-Box Accounts and Deposit Accounts.  Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account or Deposit Account cash or cash proceeds other than Collections of Pool Receivables.

(r)           Receivables Sale Agreement.  (i) Cancel or terminate the Receivables Sale Agreement or consent to or accept any cancellation or termination thereof, (ii) amend, supplement or otherwise modify any term or condition of the Receivables Sale Agreement or give any consent, waiver or approval thereunder, (iii) waive any default under or breach of the Receivables Sale Agreement or (iv) take any other action under the Receivables Sale Agreement not required by the terms thereof that would impair the value of any Receivable Assets (as defined therein) or the rights or interests of the Seller thereunder or of the Agent or any Purchaser or Indemnified Party hereunder or thereunder.

SECTION 5.04    Affirmative Covenants of the Servicer.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield, fees or other amounts remain unpaid under this Agreement, the Servicer shall, and shall cause each of its Subsidiaries (except that, in the case of the Seller, to the extent not consistent with this Section, the Servicer shall cause the Seller to observe and perform the covenants set forth in Sections 5.01 and 5.02) to:

(a)           Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders material to the business of the Servicer or its Subsidiaries, or applicable to all Pool Receivables and related Contracts, Related Security and Collections with respect thereto to the extent noncompliance could reasonably be expected to result in a Material Adverse Effect.  Such compliance shall include, without limitation, compliance with ERISA, Environmental Law and the Patriot Act.

(b)           Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, material rights (charter and statutory) and material franchises; provided, however, that the Servicer and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.06(c) and provided further that neither the Servicer nor any of its Subsidiaries shall be required to preserve any right or franchise, or the existence of any Subsidiary that is not a Transaction Party, if the board of directors (or similar governing body) of the Servicer or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Servicer or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Servicer, such Subsidiary, the Purchasers or the Agent or to the Pool Receivables and Related Security, or the ability of the Seller or the Servicer to perform their respective obligations hereunder or the ability of the Seller to perform its obligations under the Contracts.

(c)           Payment of Taxes.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Servicer nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, claim or levy that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable and enforcement thereof has not been stayed.

(d)           Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Servicer operates, and furnish to the Agent upon request information in reasonable detail as to the insurance so carried; provided, however, that the Servicer may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general area in which the Servicer operates and to the extent consistent with prudent business practice.

(e)           Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(f)           Books of Accounts.

(i)           Keep, or cause to be kept, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Servicer or any Subsidiary in accordance with GAAP.

(ii)           To the extent Records are (A) in written form, segregate such Records in file cabinets or storage containers and appropriately label such file cabinets or storage containers to reflect that the Receivable Interests have been conveyed to the Purchasers, or (B) constitute computer programs and other non-written Records, appropriately legend such Records to reflect that the Receivable Interests have been conveyed to the Purchasers.

(iii)           Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable, the Outstanding Balance of each Pool Receivable and the dates which payments are due thereon and all Collections of and adjustments to each existing Pool Receivable).

(g)           Examination of Records; Audits.

(i)           From time to time upon three Business Days’ prior written notice (except that during the continuance of an Event of Termination, no such notice shall be required) and during regular business hours as reasonably requested by the Agent and at the expense of the Servicer, permit the Agent, or its agents or representatives, (A) to examine and make copies of and abstracts from all Records in the possession or under the control of any Originator, the Servicer or their respective Affiliates or the agents of such Originator, the Servicer or their respective Affiliates, relating to Pool Receivables and the Related Security, including, without limitation, the related Contracts, and (B) to visit the offices and properties of any Originator, the Servicer, their respective Affiliates (other than the Seller) or the agents of such Originator, the Servicer or their respective Affiliates, for the purpose of examining such materials described in clause (a) above, and to discuss matters relating to Pool Receivables and the Related Security or the Servicer’s performance hereunder or under the Contracts with any of the officers or employees of the Servicer having knowledge of such matters; provided, however, that unless a Potential Event of Termination or an Event of Termination shall have occurred and be continuing, the Servicer shall not be required to bear the expense of an examination and visit pursuant to this clause (i) more than twice in any calendar year

(ii)           The Agent may (at its own election or at the request of the Required Purchasers), at the Servicer’s sole cost and expense, make test verifications of the Receivables in any manner and through any medium that the Agent considers advisable, and the Servicer shall furnish all such assistance and information as the Agent may require in connection therewith.

(iii)           At any time and from time to time, upon the Agent’s request (at its own election or at the request of the Required Purchasers) and at the expense of the Servicer, cause independent public accountants or others satisfactory to the Agent to furnish to the Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables and/or a written report of an audit conducted by such accountants with respect to the Pool Receivables, Credit and Collection Policy, Lock-Box Account and Deposit Account activity and the Servicer’s performance of its obligations under this Agreement and the Receivables Sale Agreement on a scope and in a form reasonably requested by the Agent for such audit; provided, however, that unless an Event of Termination or Potential Event of Termination shall be continuing, the Agent shall request no more than four such reports during any calendar year.

(iv)           Conduct, or cause to be conducted and offer its assistance in connection with, at its expense and upon request of the Agent (at its own election or at the request of the Required Purchasers), and present to the Agent for approval, such Field Examinations, appraisals, investigations and reviews as the Agent shall request for the purpose of determining the Net Receivables Pool Balance, all upon notice and at such times during normal business hours and as often as may be reasonably requested.  The Servicer shall furnish to the Agent any information that the Agent may reasonably request regarding the determination and calculation of the Net Receivables Pool Balance including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Obligors in respect of Receivables referred to therein; provided, however, that unless a Event of Termination or Potential Event of Termination shall be continuing, the Agent shall request no more than four Field Examinations during any calendar year.

(h)           Performance and Compliance with Contracts and Credit and Collection Policy.  At its expense, timely and fully (i) perform, or cause to be performed, and comply in all material respects with, or cause to be complied with in all material respects, all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy in regard to the Pool Receivables and the related Contracts and (ii) as beneficiary of any Related Security, enforce and cause each other Originator to enforce such Related Security as reasonably requested by the Agent.

(i)           Transaction Documents.  At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under each of the Transaction Documents, maintain each of the Transaction Documents in full force and effect, enforce in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Agent, and make to any party to each of the Transaction Documents such demands and requests for information and reports or for action as it is entitled to make thereunder and as may be from time to time reasonably requested by the Agent.

(j)           Deposits to Lock-Box Accounts or Deposit Accounts.  Instruct all Obligors to make payments in respect of Pool Receivables to either a Lock-Box Account or a Deposit Account (subject to the provisions set forth in Section 5.01(o)) and, if the Servicer shall otherwise receive any Collections (including, without limitation, any Collections deemed to have been received by the Seller pursuant to Section 2.09), segregate and hold in trust such Collections and deposit such Collections, or cause such Collections to be deposited, to a Lock-Box Account or a Deposit Account within 2 Business Days following such receipt.

(k)           Compliance with True Sale and Non-Consolidation Opinions.  Comply, and cause the Seller and the Originator to comply, at all times with any condition, assumption or qualification with respect to the Servicer set forth in the legal opinions referred to in Sections 3.01(b)(xii)(B)(1) and (2).

(l)           Further Assurances.  Promptly upon request by the Agent (i) correct any material defect or error that may be discovered in any Transaction Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as the Agent may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Transaction Documents, (B) perfect and maintain the validity, effectiveness and priority of any of the Purchasers’ interests intended to be created hereunder and (C) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Agent and the Purchasers the rights granted or now or hereafter intended to be granted to the Agent and the Purchasers under any Transaction Document or under any other instrument executed in connection with any Transaction Document to which it is or is to be a party.

SECTION 5.05    Reporting Requirements of the Servicer.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital Investment shall be outstanding and no Yield, fees or other amounts remain unpaid under this Agreement, the Servicer shall furnish to the Agent for distribution to the Purchasers:

(a)           Monthly Reports.  Within 30 days after the end of each of the first two fiscal months in each fiscal quarter of the Servicer, unaudited consolidated and consolidating financial statements (which shall include a balance sheet and income statement, as well as statements of partners’ equity and cash flow) showing the financial condition and results of operation of the Servicer and its Consolidated Subsidiaries as of the end of and for such fiscal month and that portion of the current Fiscal Year ending as of the close of such month, setting forth in comparative form the figures contained in the most recent financial projections delivered pursuant to Section 3.01(d) or Section 5.05(k), as the case may be, for the current Fiscal Year, in each case certified by a Principal Financial Officer of the Servicer as presenting fairly the financial position and results of operations of the Servicer and its Consolidated Subsidiaries and as having been prepared in accordance with GAAP (subject to year-end adjustments) and in form reasonably acceptable to the Agent and the Required Purchasers.

(b)           Quarterly Reports.  Subject to the last paragraph of this Section 5.05, within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year, unaudited consolidated and consolidating financial statements (which shall include a balance sheet and income statement, as well as statements of partners’ equity and cash flow) showing the financial condition and results of operations of the Servicer and its Consolidated Subsidiaries as of the end of and for such fiscal quarter, in each case certified by a Principal Financial Officer of the Servicer as presenting fairly the financial position and results of operations of the Servicer and its Consolidated Subsidiaries and as having been prepared in accordance with GAAP, subject to year-end adjustments, and in form reasonably acceptable to the Agent and the Required Purchasers.

(c)           Annual Reports.  Subject to the last paragraph of this Section 5.05, within 90 days after the end of each Fiscal Year, Consolidated and consolidating financial statements (which shall include a balance sheet and income statement, as well as statements of partners’ equity and cash flows) showing the financial condition and results of operations of the Servicer and its Consolidated Subsidiaries as of the end of and for such Fiscal Year.  The financial statements of the Servicer and its Consolidated Subsidiaries delivered pursuant to this paragraph will be audited and reported on by independent public accountants of recognized standing and shall be accompanied by a statement of such firm of independent public accountants (i) stating whether during the course of their examination of such financial statements they obtained knowledge of any Potential Event of Termination or any Event of Termination existing on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to (d) below (which statement may be limited to the extent required by accounting rules or guidelines).

(d)           Principal Financial Officer’s Certification.  Concurrently with (a), (b) and (c) above, a certificate of a Principal Financial Officer of the Borrower,

(i)           certifying compliance, as of the dates of the financial statements being furnished at such time and for the periods then ended, with the covenants set forth in Sections 5.06(a), 5.06(b) and 5.06(j), and demonstrating compliance with the covenants set forth in Section 5.07;

(ii)           certifying that to the best knowledge of such Principal Financial Officer no Potential Event of Termination or Event of Termination has occurred and is continuing or, if a Potential Event of Termination or Event of Termination has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and

(iii)           solely in the case of (c) above, certifying that except as previously notified to the Agent pursuant to Section 5.03(h) or Section 5.06(e) there has been no change in any Transaction Party’s name, form of organization, jurisdiction of organization and organizational number or Federal Taxpayer Identification Number.

(e)           Public and Creditors’ Reports.  Subject to the last paragraph of this Section 5.05, promptly after the same shall have been filed or furnished as described below, copies of (x) all reports and information provided or required to be provided to the lenders under the Senior Credit Agreement, and (y) such registration statements, annual, periodic and other reports, and such proxy statements and other information, if any, as shall be filed by the Servicer or any Subsidiary with the SEC pursuant to the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules promulgated thereunder.

(f)           Monthly Seller Report.  On or prior to the tenth Business Day of each calendar month:

(i)           a Seller Report relating to each Receivable Interest, as of the close of business of the Servicer on the last day of the immediately preceding calendar month;

(ii)           a listing of the ten Obligors owing the greatest U.S. Dollar amount of Pool Receivables, together with a report setting forth (A) the name of such Obligor, (B) the balance of the Pool Receivables owing by such Obligor as of such date, and (C) a summary of credit terms applicable to such Pool Receivables under the applicable Contract;

(iii)           a listing by Obligor of all Pool Receivables, together with an analysis as to the aging of such Receivables, as of such last day; and

(iv)           such other information as shall be reasonably requested from time to time by the Agent or by the Agent at the request of the Required Purchasers.

(g)           Weekly Receivable Report.  On the second Business Day of each week (or more frequently if a Triggering Event has occurred and is continuing (with such frequency of delivery as requested by the Agent) or as otherwise requested by the Agent (on the basis of such credit and collateral considerations as it may deem appropriate, in its sole discretion acting in a commercially reasonable manner and in accordance with its customary business practices), but in no event more frequently than once each Business Day) by no later than 12:00 noon (New York time), a Receivables Report relating to the Receivable Interests as at the end of the last Business Day of the immediately preceding week (or such shorter period, not earlier than the immediately preceding Business Day, as requested by Agent) stating:

(i)           the aggregate amount of the Net Receivables Pool Balance as of the end of the immediately preceding reporting period, in such detail as shall be satisfactory to the Agent,

(ii)           the aggregate amount of the Collections from the Pool Receivables received by or on behalf of the Servicer as of the end of the immediately preceding reporting period, in such detail as shall be satisfactory to the Agent,

(iii)          the aggregate of sales and billings of each Originator as of the end of the immediately preceding reporting period,

(iv)          the aggregate of volume rebates of each Originator as of the end of the immediately preceding reporting period;

(v)           the aggregate of credits in past due of each Originator as of the end of the immediately preceding reporting period;

(vi)          the aggregate of offsets or other dilution reserves of each Originator as of the end of the immediately preceding reporting period; and

(vii)         such other information as shall be specified from time to time by the Agent or by the Agent at the request of the Required Purchasers.

(h)           Net Receivables Pool Balance Report.  As soon as possible and in any event within 2 Business Days after a Responsible Officer of the Servicer first becomes aware that any of the following is true:  (i) the Net Receivables Pool Balance is less than 90% of the Net Receivables Pool Balance reflected in the most recent Receivables Report delivered pursuant to clause (g) above, or (ii) the Net Receivables Pool Balance is less than 105% of the Required Net Receivables Pool Balance, or (iii) the outstanding Capital exceeds the Net Receivables Pool Balance as a result of a decrease therein, a statement of a Responsible Officer of the Servicer setting forth details of such  event and, in the case of clause (iii) such notice shall also include the amount of such excess.

(i)           Notice of Event of Termination.  As soon as possible and in any event within 2 Business Days after a Responsible Officer of the Servicer first becomes aware of each Event of Termination or Potential Event of Termination continuing on the date of such statement, a statement of a Responsible Officer of the Servicer setting forth details of such Event of Termination or Potential Event of Termination and the action which the Servicer has taken and proposes to take with respect thereto.

(j)           Litigation, etc.  Give the Agent written notice promptly after the commencement thereof of all actions and proceedings before any court, governmental agency or arbitrator affecting the Servicer or any of its Subsidiaries of the type described in Section 4.02(g).

(k)           Business Plan.  Not later than 30 days after the commencement of each Fiscal Year:  (A) the annual business plan of the Servicer and its Subsidiaries for such Fiscal Year, (B) forecasts prepared by management of the Servicer for each fiscal month in such Fiscal Year and (C) forecasts prepared by management of the Servicer for such Fiscal Year and each of the succeeding Fiscal Years through the Fiscal Year in which the Commitment Termination Date occurs, including, in each instance described in clauses (B) and (C) above, (x) a projected year-end consolidated balance sheet and income statement and statement of cash flows, (y) a statement of all of the material assumptions on which such forecasts are based and (z) containing the types of financial information contained in the financial projections delivered pursuant to Section 3.01(d)(iii).

(l)           Other.  Upon demand, such other information, documents, records or reports respecting the Receivables, the Related Security, the Contracts or the condition or operations, financial or otherwise, of any as the Agent may from time to time reasonably request.

Information required to be delivered pursuant to Sections 5.05(b), 5.05(c) or 5.5(e) shall be deemed to have been delivered on the date on which the Servicer provides notice to the Agent that such information has been posted at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Purchasers without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 5.05(d), (ii) the certification referred to in 5.05(b) shall be deemed made on the date on which the Servicer provides notice to the Agent (as contemplated above) that the information referred to in such paragraph has been posted as described above and (iii) the Servicer shall deliver paper copies of the information referred to in Sections 5.05(b), 5.05(c) and 5.05(e) to the Agent for distribution to (x) any Purchaser to which the above referenced websites are for any reason not available if such Purchaser has so notified the Servicer and (y) any Purchaser that has notified the Servicer that it desires paper copies of all such information.

SECTION 5.06    Negative Covenants of the Servicer.

Until the later of (i) the Termination Date and (ii) the date upon which no Capital shall be outstanding and no Yield, fees or other amounts remain unpaid under this Agreement, the Servicer shall not, and shall not permit any of its Subsidiaries (except that, in the case of the Seller, to the extent not consistent with this Section, the Servicer shall cause the Seller to observe and perform the covenants set forth in Section 5.03) to:

(a)           Indebtedness.  Except as otherwise provided herein or in the Receivables Sale Agreement, create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Indebtedness other than:

(i)            Indebtedness owed to Chemtura or to a wholly-owned Subsidiary of Chemtura or Indebtedness arising under the Senior Credit Agreement;

(ii)           Indebtedness described on Schedule XII hereto, and any Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, the scheduled Indebtedness, provided that the principal amount of such Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, and the scheduled maturity date of such extended, refinanced or refunded Indebtedness shall be no earlier than 360 days after the Commitment Termination Date;

(iii)          Indebtedness secured by Liens permitted by Section 5.06(b)(ii) or (iv);

(iv)          Indebtedness of a Person existing at the time such Person is merged into or consolidated with Chemtura or any Subsidiary of Chemtura or becomes a Subsidiary of Chemtura; provided that such Indebtedness was not created in contemplation of such merger, consolidation or acquisition;

(v)           Indebtedness consisting of guarantees of Indebtedness which is otherwise permitted by this Section 5.06(a);

(vi)          Hedge Agreements permitted under Section 5.06(j) having an aggregate unrealized net loss position, if any, on a marked to market basis determined as of any date of determination of Covenant Debt not to exceed $10,000,000;

(vii)         other Indebtedness (whether secured or unsecured) in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; provided, however, that no more than $10,000,000 of such Indebtedness may be secured under Section 5.06(b)(v);

(viii)        endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(ix)           Indebtedness arising in connection with foreign receivables securitization programs to the extent permitted by Section 5.06(b)(x).

(b)           Liens.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i)            Permitted Liens and Liens, if any, created under the Senior Credit Agreement and the “Loan Documents” referred to therein (and, if applicable, Liens that are required by the terms of the applicable indentures existing on the date hereof to secure the Indebtedness issued under such indentures equally and ratably with any Liens created under the Senior Credit Agreement and the “Loan Documents” referred to therein);

(ii)           purchase money Liens upon or in any real property or equipment acquired or held by Chemtura or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed $25,000,000 at any time outstanding;

(iii)           the Liens described on Schedule XIII hereto and other Liens aggregating not more than $10,000,000 existing on July 1, 2005 on assets of Subsidiaries of Chemtura organized outside of the United States;

(iv)           Liens on property of a Person existing at the time such Person is merged into or consolidated with Chemtura or any Subsidiary of Chemtura or becomes a Subsidiary of Chemtura; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with Chemtura or such Subsidiary or acquired by Chemtura or such Subsidiary;

(v)           other Liens securing Indebtedness referred to in Section 5.06(a)(vii) in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(vi)          Liens securing Hedge Agreements in an amount not to exceed $10,000,000 at any time outstanding;

(vii)         Liens arising under any Sale/Leaseback Transaction permitted by Section 5.06(i); provided that any such Lien shall be limited to the assets subject to such Sale/Leaseback Transaction;

(viii)        Liens created under the Transaction Documents;

(ix)           the replacement, extension or renewal of any Lien permitted by clause (iii) and clause (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby; and

(x)           assignments of the right to receive income (including factoring of accounts receivable) or Liens that arise in connection with foreign receivables securitization programs, in an aggregate principal amount not to exceed $300,000,000 at any time outstanding;

provided that none of the foregoing exceptions shall permit the Servicer to create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any consensual Lien with respect to the Equity Interests of the Seller (other than a Lien in favor of the lenders party to the Senior Credit Agreement), the Receivables, Related Security, the Lock-Box Accounts, the Deposit Accounts or Collections.

(c)           Merger, Etc.  Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i)           any Subsidiary of the Servicer may merge into or consolidate with any other Subsidiary of the Servicer; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly-owned Subsidiary of the Servicer;

(ii)           as part of any acquisition permitted under Section 5.06(r), any Subsidiary of the Servicer may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly-owned Subsidiary of the Servicer;

(iii)          as part of any sale or other disposition permitted under Section 5.06(s) (other than clause (ii) thereof), any Subsidiary of the Servicer may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and

(iv)          any of the Servicer’s Subsidiaries may merge into the Servicer.

(d)           Change in Business Lines or Credit and Collection Policy.  Make any material change in the character of its business as carried on as of the date hereof or in the Credit and Collection Policy that would, in either case, be reasonably likely to impair the collectibility of the Pool Receivables.

(e)           Organizational Documents; Change of Name, Etc.

(i)           Amend, supplement or otherwise modify the Constituent Documents of any Transaction Party except as otherwise permitted by Section 5.06(c).

(ii)           Change its name, identity, form of legal structure or jurisdiction of organization, unless, prior to the effective date of any such change, the Servicer delivers to the Agent UCC financing statements necessary to reflect such change and to continue the perfection of the ownership interests in the Receivable Interests contemplated by this Agreement.

(f)           Accounting.  Make or permit, or permit any of its Subsidiaries to make or permit, (i) any change in accounting policies or reporting practices except as required or permitted by generally accepted accounting principles or (ii) its Fiscal Year.

(g)           Negative Pledge.  Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) the Senior Credit Agreement and the “Loan Documents” referred to therein or (ii) prohibitions or conditions under (A) indentures, agreements or instruments in effect on the date hereof and any similar indentures, agreements or instruments that are no more restrictive as to the ability of the Servicer or its Subsidiaries to incur Liens than such existing indentures, agreements or instruments, (B) any purchase money Indebtedness solely to the extent that the agreement or instrument governing such Indebtedness prohibits a Lien on the property acquired with the proceeds of such Indebtedness, (C) any Capitalized Lease Obligations solely to the extent that such Capitalized Lease Obligations prohibit a Lien on the property subject thereto, (D) any agreement in effect on the date any Person first becomes a Subsidiary of the Servicer (so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Servicer), (E) any restrictions consisting of customary provisions restricting assignment, subletting or other transfers contained in leases, licenses and other agreements entered into in the ordinary course of business so long as such restrictions do not extend to assets other than those that are the subject of such lease, license or other agreement or (F) restrictions with respect to any asset pending the close of the sale of such asset.

(h)           Affiliate Transactions.  Directly or indirectly (a) pay any funds to or for the account of any Affiliate, (b) make any Investment in any Affiliate (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness, or otherwise), (c) lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to any Affiliate, or (d) participate in, or effect, any transaction with any Affiliate, except on terms that are no less favorable to the Servicer or a Transaction Party or a Material Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction with a person that is not an Affiliate; provided that the foregoing provisions of this Section 5.06(h) shall not prohibit:

(i)            any transaction between a Subsidiary (other than a Material Subsidiary) and another Subsidiary (other than a Material Subsidiary);

(ii)           any dividend or distribution by Chemtura on any class of its Equity Interests or Investment permitted by Section 5.06(q) or Section 5.06(r), respectively;

(iii)          any Subsidiary from declaring or paying any lawful dividend or other payment ratably in respect of all its capital stock of the relevant class;

(iv)          transactions or payments pursuant to any employment agreement or employee, officer or director benefit plans or arrangements entered into by the Servicer or any Subsidiary in the ordinary course of business;

(v)           customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Servicer or any Subsidiary;

(vi)          the transactions contemplated by the Transaction Documents; and

(vii)         transactions entered into by a Person prior to the time such Person becomes a Subsidiary and not entered into in contemplation of such Person becoming a Subsidiary.

(i)           Operating Leases; Sale/Leasebacks.

(i)           In the case of the Servicer or any Originator or any Material Subsidiary, become or remain liable as lessee or guarantor or other surety with respect to any operating lease, unless that aggregate amount of all rents paid or accrued under all such operating leases shall not exceed $50,000,000 in any Fiscal Year.

(ii)           Enter into any arrangement, directly or indirectly, with any Person whereby the Servicer or any other Transaction Party or any Material Subsidiary shall sell or transfer any property, real or personal, and used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred, without the consent of the Required Purchasers (any such arrangement, a “Sale/Leaseback Transaction”).  Notwithstanding the foregoing, the Servicer or any Originator or any Material Subsidiary may enter into any Sale/Leaseback Transaction, without seeking the consent of the Required Purchasers, if (i) such Sale/Leaseback Transaction involves the sale of any fixed or capital asset and is consummated within 180 days of the Servicer or such Originator or such Material Subsidiary acquiring or completing the construction of such fixed or capital asset, and (ii) the aggregate fair market value of all properties covered by Sale/Leaseback Transactions would not exceed $20,000,000.

(j)           No Speculative Transactions.  Engage, or permit any of its Subsidiaries to engage, in any transaction involving commodity options or futures contracts or any similar speculative transactions (including, without limitation, take-or-pay contracts) solely for speculative purposes or other than for the purpose of hedging risks associated with the business of the Servicer and its Subsidiaries in the ordinary course of such businesses.

(k)           Restrictive Agreements.  Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the Servicer or any Subsidiary of the Servicer (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Transaction Documents, (ii) any indenture, agreement or instrument existing on the date hereof and any similar indentures, agreements or instruments that are no more restrictive as to the ability of the Servicer or its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Indebtedness than such existing indentures, agreements or instruments, (iii) any agreement in effect at the time a Person first became a Subsidiary of the Servicer, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Servicer, (iv) any restrictions consisting of customary provisions restricting assignment, subletting or other transfers contained in leases, licenses and other agreements entered into in the ordinary course of business so long as such restrictions do not extend to assets other than those that are the subject of such lease, license or other agreement, (v) restrictions with respect to any asset pending the close of the sale of such asset, (vi) any restriction or encumbrance on the transfer of any assets subject to purchase money Liens, or (vii) under applicable law.

(l)           Extension or Amendment of Receivables.  Except as otherwise permitted in Section 6.02, extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(m)           Change in Payment Instructions to Obligors.  Add or terminate any bank as a Lock-Box Bank or Deposit Bank or any account as a Lock-Box Account or a Deposit Account from those listed in Schedule I hereto, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box Account or Deposit Account, unless the Agent shall have received at least 20 days’ prior written notice of such addition, termination or change and shall have received, with respect to each new Lock-Box Account, a Lock-Box Agreement executed by the Lock-Box Bank that maintains such Lock-Box Account and the Seller and, with respect to each new Deposit Account, an Account Control Agreement executed by the Deposit Bank that maintains such Lock-Box Account and the Seller.

(n)           Deposits to Lock-Box Accounts and Deposit Accounts.  Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account or Deposit Account cash or cash proceeds other than Collections of Pool Receivables.

(o)           Voluntary Petitions.  Cause the Seller to file a voluntary petition under the Bankruptcy Code or any other bankruptcy or insolvency laws so long as the Seller is not “insolvent” within the meaning of the Bankruptcy Code, and unless, and only unless, such filing has been authorized in accordance with the Seller’s Constituent Documents.

(p)           Maintenance of Seller’s Separate Existence.  Take any action, or omit to take any action, if the effect is to cause the Seller to fail to perform or observe in any material respect the covenants contained in Section 5.01(e) and Section 5.01(k) above or to otherwise cause the Seller not to be considered as legal entity separate and distinct from each other.

(q)           Restricted Payments; Prepayments of Debt.  (i) Declare or pay any dividend or make any distribution on account of its or such Subsidiary’s Equity Interests or purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Servicer or any Affiliate of the Servicer that controls the Servicer, except that (A) equity interests in Chemtura may be retired and reissued or amended as part of a stock or other equity interest exchange and (B) Chemtura may acquire equity interests in Chemtura to the extent such equity interests were surrendered by an employee of Chemtura in order to meet tax liabilities following a distribution of restricted stock or other equity; (ii) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, or permit any of its Subsidiaries to do any of the foregoing other than to prepay any Indebtedness payable by it to Chemtura, except (A) the payment or prepayment of Indebtedness outstanding under the Senior Credit Agreement in accordance with the terms of such agreement or (B) regularly scheduled or required repayments or redemptions of Indebtedness referred to in Section 5.06(a)(ii), (iii), (iv) and (vii) or (C) any prepayments or redemptions of Indebtedness in connection with a refunding or refinancing of such Indebtedness referred to in Section 5.06(a)(ii), (iii), (iv) or (vii); or (iii) amend, modify or change in any manner any term or condition of any Indebtedness referred to in Section 5.06(a)(ii), (iii), (iv) or (vi).

(r)           Investments.  Make, acquire or hold any Investment other than:

(i)           (A) Investments by Chemtura and its Subsidiaries in their Subsidiaries outstanding on the date hereof, (B) additional Investments by Chemtura and its Subsidiaries in Subsidiaries that are “Subsidiary Guarantors”, as such term is defined in the Senior Credit Facility, (C) additional Investments by Subsidiaries of Chemtura that are not “Loan Parties” in other Subsidiaries that are not “Subsidiary Guarantors”, as such terms are defined in the Senior Credit Facility, and (D) additional Investments by the “Loan Parties” in wholly-owned Subsidiaries that are not “Loan Parties”, as such term is defined in the Senior Credit Facility, in amounts which, when aggregated with amounts invested since December 31, 2008, do not exceed $75,000,000;

(ii)           loans and advances to employees in the ordinary course of the business of Chemtura and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $1,000,000 at any time outstanding;

(iii)          Investments listed on Schedule X hereto and Investments in Marketable Securities;

(iv)          Investments consisting of intercompany Indebtedness;

(v)           Investments received in settlement of claims against another Person in connection with a bankruptcy proceeding against such Person;

(vi)          the purchase or other acquisition of all of the equity interests in any Person that, upon the consummation thereof, will be a wholly-owned Subsidiary of Chemtura or one or more of its wholly-owned Subsidiaries (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by Chemtura or one or more of its wholly-owned Subsidiaries of all or substantially all of the property and assets of any Person; provided that, with respect to each purchase or other acquisition made pursuant to this clause (vi):

(A)           the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of Chemtura and its Subsidiaries in the ordinary course or complimentary to such lines of business;

(B)           the total cash consideration (including, without limitation, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such Person or assets and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of Chemtura and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash consideration paid by or on behalf of Chemtura and its Subsidiaries for all other similar purchases and acquisitions made by Chemtura and its Subsidiaries since December 31, 2008, shall not exceed $10,000,000;

(C)           (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Termination or Potential Event of Termination shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, Chemtura and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.07, such compliance to be determined on the basis of financial statements of such Person or assets as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(D)           Chemtura shall have delivered to the Agent, on behalf of the Purchasers, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of the chief financial officer, controller or treasurer of Chemtura, in form and substance reasonably satisfactory to the Agent, certifying that all of the requirements set forth in this clause (vi) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(vii)         Investments by Chemtura and its Subsidiaries which are not otherwise permitted under this Section 5.06(r) in an amount which, when aggregated with all other such Investments made after December 31, 2008, does not exceed $10,000,000; provided that, with respect to each Investment made after the date hereof pursuant to this clause (vii):

(A)           such Investment shall be in property and assets which are part of, or in lines of business that are, substantially the same lines of business as one or more of the principal businesses of Chemtura and its Subsidiaries in the ordinary course or complimentary lines of business;

(B)           any determination of the amount of such Investment shall include all cash consideration (including, without limitation, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such investment and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of Chemtura and its Subsidiaries in connection with such Investment; and

(C)           (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Termination or Potential Event of Termination shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, Chemtura and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.07, such compliance to be determined on the basis of financial statements for such Investment as though such Investment had been consummated as of the first day of the fiscal period covered thereby; and

(viii)        Investments otherwise permitted under the Transaction Documents; and

(ix)           Investments in joint ventures to which Chemtura or a Subsidiary of Chemtura is party, in an aggregate amount not to exceed $10,000,000 per calendar year.

(s)           Sales, Etc. of Assets.  Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets (unless such option is conditioned upon approval of the Required Purchasers or termination of this Agreement), except (i) sales of inventory in the ordinary course of its business, (ii) in a transaction authorized by Section 5.06(c), (iii) in transactions between or among Chemtura and its wholly-owned Subsidiaries, (iv) dispositions of obsolete or worn-out tools, equipment or other property no longer used or useful in business and sales of intellectual property determined to be uneconomical, negligible or obsolete, (v) licenses and sub-licenses of intellectual property incurred in the ordinary course of business, (vi) dispositions of Marketable Securities, (vii) leases of real property and (viii) sales of assets for fair value in an aggregate amount not to exceed $25,000,000 in any year, provided that in the case of the sale of any asset in a single transaction or a series of related transactions pursuant to this clause (viii) in an aggregate amount exceeding $10,000,000, the fair value of such asset shall have been determined in good faith by the Board of Directors of Chemtura.

(t)           Changes to Material Agreements.  Agree or consent to, or otherwise become bound by or subject to, any amendment or other modification to the Senior Credit Agreement or other material agreement or obligation binding upon the Servicer or any Subsidiary, if such amendment or other modification could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07    Financial Covenants of the Servicer.

Until the later of the Termination Date and the date upon which no Capital shall be outstanding and no Yield, fees or other amounts remain unpaid under this Agreement, the Servicer shall:

(a)           Maintain, as of any date, a ratio of Covenant Debt of Chemtura and its Subsidiaries at such date to Consolidated EBITDA of Chemtura and its Subsidiaries for the most recently completed four consecutive fiscal quarters of not greater than the higher of (i) the ratio set forth for such period in Section 5.03(a) of the Senior Credit Agreement and (ii) 3.00:1.00; provided, however, that the Servicer shall not be required to maintain any such ratio for so long as a waiver is in effect with respect to Section 5.03(a) of the Senior Credit Agreement.

(b)           Maintain a ratio of Consolidated EBITDA of Chemtura and its Subsidiaries to Interest Expense of Chemtura and its Subsidiaries, in each case for the period of four consecutive financial quarters most recently ended of not less than the lower of (i) the ratio set forth for such period in Section 5.03(b) of the Senior Credit Agreement and (ii) 4.50:1.00; provided, however, that the Servicer shall not be required to maintain any such ratio for so long as a waiver is in effect with respect to Section 5.03(b) of the Senior Credit Agreement.

(c)           For each fiscal year of Chemtura, the Capital Expenditures of Chemtura and its Consolidated Subsidiaries shall not exceed the applicable Limit Amount set forth in the table below, plus 75% of the amount, if any, by which their Capital Expenditures for the immediately preceding fiscal year only is less than the Limit Amount for such immediately preceding fiscal year set forth below:

Fiscal Year	Limit Amount
2009	$75,000,000

2010	$120,000,000

2011	$140,000,000

ARTICLE VI

ADMINISTRATION AND COLLECTION

SECTION 6.01    Designation of Servicer.

(a)           The Pool Receivables shall be serviced, administered and collected by the Person (the “Servicer”) designated to do so from time to time in accordance with this Section 6.01.  Until the Agent designates a new Servicer upon the occurrence and continuance of an Event of Termination, Chemtura is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof.

(b)           The Servicer may subcontract with each Originator to service, administer or collect the Pool Receivables that any Originator creates, and may, with the prior consent of the Agent, subcontract with any other Person to service, administer or collect the Pool Receivables, provided that such other Originator or other Person with whom the Servicer so subcontracts shall not become the Servicer hereunder and the Servicer shall remain liable for the performance of the duties and obligations of the Servicer pursuant to the terms hereof.

(c)           The Agent may at any time when an Event of Termination has occurred and is continuing designate as Servicer any Person (including itself) to succeed Chemtura, or any successor Servicer, if such Person (other than itself) shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof.

SECTION 6.02    Duties of Servicer.

(a)           The Servicer shall take or cause to be taken all such commercially reasonable actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.  Each of the Seller, the Purchasers and the Agent hereby appoints as its agent the Servicer, from time to time designated pursuant to Section 6.01, to enforce its respective rights and interests in and under the Pool Receivables, the Related Security and the related Contracts.

(b)           If no Event of Termination or Potential Event of Termination shall have occurred and be continuing, the Servicer may, in accordance with the Credit and Collection Policy, (i) extend the maturity or adjust the Outstanding Balance of any Receivable as the Servicer may determine to be appropriate to maximize Collections thereof, (ii) extend the term of any Contract and (iii) adjust any other terms and conditions of any Contract if, but only if (in the case of this clause (iii)), the Servicer gives at least 2 Business Days’ prior written notice of such adjustments to the Agent and the Agent agrees in writing to such adjustments.

(c)           The Servicer shall administer the Collections in accordance with the procedures described herein and in Section 2.09.  The Servicer shall as soon as practicable following receipt, turn over to the Seller (or its designee) any cash collections or other cash proceeds received with respect to Receivables not constituting Pool Receivables.

(d)           The Servicer shall hold in trust for the Seller and each Purchaser, in accordance with their respective interests, all Records that evidence or relate to the Pool Receivables.  The Servicer shall, upon the occurrence and during the continuance of any Event of Termination, and at the request of the Agent, provide to the Agent the Records with respect to the Pool Receivables.

(e)           The Servicer shall, from time to time at the request of the Agent, furnish to the Agent (promptly after any such request) a calculation of the amounts set aside for each Purchaser pursuant to Section 2.07 or 2.08.

SECTION 6.03    Rights of the Agent.

(a)           Upon the occurrence of an Event of Termination, the Seller automatically transfers to the Agent the exclusive ownership, dominion and control of the Lock-Box Accounts and Deposit Accounts to which the Obligors of Pool Receivables shall make payments, and shall take any further action that the Agent may reasonably request to effect such transfer.  Further, the Agent may notify at any time and at the Seller’s expense the Obligors of Pool Receivables, or any of them, of the ownership of Receivable Interests by the Purchasers.

(b)           At any time upon the occurrence and during the continuance of an Event of Termination:

(i)           The Agent may direct the Obligors of Pool Receivables, or any of them, to make payment of all amounts due or to become due to the Seller under any Pool Receivable directly to the Agent or its designee.

(ii)           The Seller and the Servicer each shall, at the Agent’s request and at the Seller’s and the Servicer’s expense, give notice of such ownership to such Obligors and direct them to make such payments directly to the Agent or its designee.

(iii)           The Seller and the Servicer each shall, at the Agent’s request, (A) assemble all of the Records which evidence or relate to the Pool Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect the Pool Receivables, and shall make the same available to the Agent at a place reasonably selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections or other proceeds of Pool Receivables in a manner reasonably acceptable to the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

(iv)           The Agent may take any and all commercially reasonable steps in the Seller’s or the Servicer’s name and on behalf of the Seller and the Purchasers necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing the Seller’s, or the Servicer’s name on checks and other instruments representing Collections or other proceeds of Pool Receivables, enforcing such Pool Receivables and the related Contracts, and adjusting, settling or compromising the amount or payment thereof, in the same manner and to the same extent as the Seller or the Servicer might have done.

SECTION 6.04    Responsibilities of the Seller.

Anything herein to the contrary notwithstanding:

(a)           The Seller and the Servicer each shall perform all of its obligations under the Contracts related to the Pool Receivables to the same extent as if Receivable Interests had not been sold hereunder and the exercise by the Agent of its rights hereunder shall not release the Seller or the Servicer from such obligations or its obligations with respect to Pool Receivables or under the related Contracts; and

(b)           Neither the Agent nor the Purchasers shall have any obligation or liability with respect to any Pool Receivables or related Contracts, nor shall any of them be obligated to perform any of the obligations of the Seller or any Originator thereunder.

SECTION 6.05    Further Action Evidencing Purchases.

(a)           The Seller and the Servicer each agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Agent may reasonably request, in order to perfect, protect or more fully evidence the Receivable Interests purchased by the Purchasers hereunder, or to enable any of them or the Agent to exercise and enforce any of their respective rights and remedies hereunder.  Without limiting the generality of the foregoing, the Seller and the Servicer each will upon the request of the Agent, in order to perfect, protect or evidence such Receivable Interests:  (i) file or cause to be filed such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary, or as the Agent may reasonably request; (ii) mark conspicuously each invoice evidencing each Pool Receivable and the related Contract with a legend, acceptable to the Agent, evidencing that such Receivable Interests have been sold in accordance with this Agreement; and (iii) mark its master data processing records evidencing such Pool Receivables and related Contracts with such legend.

(b)           The Seller hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relating to all or any of the Contracts, or Pool Receivables and the Related Security and Collections with respect thereto, now existing or hereafter arising, without the signature of the Seller where permitted by law.  A photocopy or other reproduction of this Agreement or any financing statement covering all or any of the Contracts, or Pool Receivables and the Related Security and Collections with respect thereto shall be sufficient as a financing statement where permitted by law.

(c)           If the Servicer or the Seller fails to perform any agreement contained herein, then after notice to the Servicer or the Seller, as applicable, the Agent may itself perform, or cause performance of, such agreement, and the reasonable costs and expenses of the Agent incurred in connection therewith shall be payable by the Seller under Section 10.01 or Section 11.05, as applicable.

SECTION 6.06    Indemnities of Chemtura.

Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, and whether or not any of the transactions contemplated hereby are consummated, the Servicer hereby agrees to indemnify each Indemnified Party from and against, and hold each thereof harmless from, any and all claims, losses, liabilities, costs and expenses of any kind whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of, or resulting from, in whole or in part, one or more of the following:  (a) this Agreement or any other Transaction Document or any other agreement or document delivered or to be delivered in connection with this Agreement; (b) the use of proceeds of any Purchase or reinvestment; (c) the interest of any Purchaser in any Receivable, any Contract or any Related Security; or (d) any transaction contemplated by this Agreement or any other Transaction Document or any other agreement or document delivered or to be delivered in connection with this Agreement; excluding, however, Indemnified Amounts to the extent resulting from (x) the gross negligence or willful misconduct on the part of such Indemnified Party or, (y) the failure to collect amounts in respect of a Pool Receivable, to the extent such failure results from a discharge of the Obligor with respect thereto in a proceeding in respect of such Obligor under applicable bankruptcy laws or otherwise results from the Obligor’s financial inability to pay such amounts.  Without limiting or being limited by the foregoing and whether or not any of the transactions contemplated hereby are consummated, the Servicer shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts which relate to or result from, or which would not have occurred but for, one or more of the following:

(i)            any Receivable becoming a Pool Receivable which is not at the date of the initial creation of an interest therein hereunder an Eligible Receivable;

(ii)           any representation or warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any Seller Report or Receivables Report or other document delivered or to be delivered in connection herewith or with any other Transaction Document being incorrect in any material respect when made or deemed made or delivered;

(iii)          the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract or any Related Security with respect thereto; or the failure of any Pool Receivable or the related Contract or any Related Security with respect thereto to conform to any such applicable law, rule or regulation;

(iv)          the failure to vest in the Purchaser of a Receivable Interest a first priority perfected undivided percentage ownership interest, to the extent of such Receivable Interest, in each Receivable in, or purported to be in, the Receivables Pool and the Related Security and Collections in respect thereof, free and clear of any Lien; or the failure of the Seller to have obtained a first priority perfected ownership interest in the Pool Receivables and the Related Security and Collections with respect thereto transferred or purported to be transferred to the Seller under the Receivables Sale Agreement, free and clear of any Lien;

(v)           the failure of the Servicer to have filed, or any delay by the Servicer in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable in, or purported to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any Purchase or reinvestment or at any subsequent time unless such failure results directly and solely from the Agent’s failure to take appropriate action;

(vi)          any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor to the payment of any Receivable in, or purported to be in, the Receivables Pool (including, without limitation, any defense based on the fact or allegation that such Receivable or the related Contract is not a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services;

(vii)         any failure of the Servicer to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document or to perform its duties or obligations under any Contract;

(viii)        any product liability, personal injury, copyright infringement, theft of services, property damage, or other breach of contract, antitrust, unfair trade practices or tortious claim arising out of or in connection with the subject matter of any Contract or out of or in connection with any transaction contemplated by this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or such Contract;

(ix)           the commingling by the Servicer of Collections of Pool Receivables at any time with other funds;

(x)           any action or omission by the Servicer, reducing or impairing the rights of any Purchaser of a Receivable Interest under this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto or with respect to any Pool Receivable;

(xi)          any cancellation or modification of a Pool Receivable, the related Contract or any Related Security by the Servicer, whether by written agreement, verbal agreement, acquiescence or otherwise, except as permitted under this Agreement;

(xii)           any investigation, litigation or proceeding related to or arising from this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto, or any transaction contemplated by this Agreement or any Contract or the use of proceeds from any Purchase or reinvestment pursuant to this Agreement, or the ownership of, or other interest in, any Receivable, the related Contract or Related Security;

(xiii)         the existence of any Lien against or with respect to any Pool Receivable, the related Contract or the Related Security or Collections with respect thereto;

(xiv)         any failure by the Servicer to pay when due any taxes, including without limitation sales, excise or personal property taxes, payable by the Servicer in connection with any Receivable or the related Contract or any Related Security with respect thereto;

(xv)         any claim brought by any Person other than an Indemnified Party arising from any activity of the Servicer in servicing, administering or collecting any Pool Receivable;

(xvi)        any failure by any Lock-Box Bank to comply with the terms of the Lock-Box Agreement to which it is a party or any failure by a Deposit Bank to comply with the terms of the Account Control Agreement to which it is party; or

(xvii)       to the extent not covered by the foregoing clauses, the occurrence and continuance of any Event of Termination other than an Event of Termination arising under Section 7.01(f) resulting from an act or omission of the Servicer.

SECTION 6.07    Undertaking.  To the extent that Chemtura is not the Servicer, Chemtura undertakes and agrees that (a) its obligations under this Section 6.06 will be paid and performed strictly in accordance with the terms hereof, and are independent of the obligations of the Servicer hereunder and (b) it will make the representations and warranties set forth in Section 4.02 as if it were the Servicer at such times as the Servicer is required to make such representations and warranties and (c) it will be bound by the covenants set forth in Section 5.04, 5.05, 5.06 and 5.07 hereunder as if it were the Servicer.

ARTICLE VII

EVENTS OF TERMINATION

SECTION 7.01    Events of Termination.

If any of the following events (“Events of Termination”) shall occur and be continuing:

(a)           The Seller or the Servicer shall fail to make any payment or deposit to be made by it hereunder when the same becomes due and payable and, in the case of payments not constituting the return of Capital or the payment of Yield, such failure shall continue for a period of at least three consecutive Business Days; or

(b)           Any representation or warranty made by any Transaction Party herein or by any Transaction Party (or any of its officers) in connection with this Agreement or any other Transaction Document or in any Seller Report, or Receivables Report or any other written report, certificate or information delivered by or on behalf of the Seller or any Originator or the Servicer (or any of their respective officers) pursuant hereto or thereto, shall prove to have been incorrect in any material respect when made; or

(c)           (i)  The Seller or the Servicer shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(b), 5.01(g) 5.01(j), 5.01(k), 5.02, 5.03, 5.04(g), 5.04(j), 5.05 or 5.06 of this Agreement if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to the Seller or the Servicer by the Agent or any Purchaser, (ii) any Originator shall fail to perform or observe any term, covenant or agreement contained in Section 4.01(c), 4.01(f), 4.01(h) 4.01(i), 4.01(j) or 4.02 of the Receivables Sale Agreement if such failure shall remain unremedied for five Business Days after written notice thereof shall have been given to such Originator by the Agent or any Purchaser; or (iii) any Transaction Party shall fail to perform or observe any other term, covenant or agreement contained in any Transaction Document on its part to be performed or observed if such failure shall remain unremedied for fifteen Business Days after written notice thereof shall have been given to the Seller by the Agent or any Purchaser; or

(d)           Any Transaction Party or any Subsidiary of a Transaction Party shall fail to pay any principal of or premium or interest on any Indebtedness that is outstanding in a principal or notional amount of at least $25,000,000 in the aggregate of such Transaction Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made (other than prepayments on customary terms in connection with sales of assets), in each case prior to the stated maturity thereof;

(e)           Any Purchase or reinvestment pursuant to Section 2.07 shall for any reason (other than pursuant to the terms hereof) cease to create, or any Receivable Interest shall for any reason cease to be, a valid and perfected first priority undivided percentage ownership interest or security interest to the extent of the pertinent Receivable Interest in each applicable Pool Receivable and the Related Security and Collections with respect thereto or the Certificate shall for any reason cease to evidence in the Purchasers of such Receivable Interest legal and equitable title to, and ownership of, an undivided percentage ownership interest in Pool Receivables and Related Security and Collections to the extent of such Receivable Interest; or

(f)           Any Transaction Party or any Subsidiary of a Transaction Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against a Transaction Party or any Subsidiary of a Transaction Party seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any Transaction Party or any Subsidiary of a Transaction Party shall take any corporate action to authorize any of the actions set forth above in this subsection (f);

(g)           Chemtura or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $25,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of Chemtura or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

(h)           The Net Receivables Pool Balance shall be less than the Required Net Receivables Pool Balance for a period of one Business Day or more; or

(i)            Since December 31, 2007, there shall have been any Material Adverse Change; or

(j)            Any provision of any Transaction Document shall for any reason cease to be a legal, valid and binding obligation of each Transaction Party thereto, or any Transaction Party shall so state in writing; or

(k)           A Change of Control shall occur; or

(l)           The Constituent Documents of the Seller shall be amended, supplemented or otherwise modified without consent of the Agent; or

(m)           Judgments or orders for the payment of money in excess of $25,000,000 in the aggregate shall be rendered against any Transaction Party or any Subsidiary of a Transaction Party and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not been stayed or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Termination under this Section 7.01(m) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed in writing the claim made for payment of, the amount of such judgment or order;

then, and in any such event, the Agent shall, at the request, or may with the consent, of the Required Purchasers, by notice to the Seller and the Servicer declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur; provided, that, automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice, or both) described in subsection (f) of this Section 7.01, the Termination Date shall occur, and the Agent may replace the Servicer pursuant to Section 6.01.  Upon any such occurrence of the Termination Date, the Agent and each Purchaser shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under Article 9 of the UCC and all other applicable laws, which rights shall be cumulative.

ARTICLE VIII

THE AGENT

SECTION 8.01    Authorization and Action.

(a)           Each Purchaser hereby appoints CUSA as the Agent hereunder and each Purchaser authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Agent under such agreements and to exercise such powers as are reasonably incidental thereto.  Without limiting the foregoing, each Purchaser hereby authorizes the Agent to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which the Agent is a party, to exercise all rights, powers and remedies that the Agent may have under such Transaction Documents and under Article 9 of the UCC and all other applicable laws.

(b)           As to any matters not expressly provided for by this Agreement and the other Transaction Documents (including enforcement or collection), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Purchasers, and such instructions shall be binding upon all Purchasers; provided, however, that the Agent shall not be required to take any action that (i) the Agent in good faith believes exposes it to personal liability unless the Agent receives an indemnification satisfactory to it from the Purchasers with respect to such action or (ii) is contrary to this Agreement or applicable law.  The Agent agrees to give to each Purchaser prompt notice of each notice given to it by any Transaction Party pursuant to the terms of this Agreement or the other Transaction Documents.

(c)           In performing its functions and duties hereunder and under the other Transaction Documents, the Agent is acting solely on behalf of the Purchasers and its duties are entirely administrative in nature.  The Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Transaction Documents or any other relationship as the agent, fiduciary or trustee of or for any Purchaser or holder of any other obligation under any Transaction Document.  The Agent may perform any of its duties under any Transaction Document by or through its agents or employees.

SECTION 8.02    Agent’s Reliance, Etc.

Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto (including, without limitation, the Agent’s servicing, administering or collecting Pool Receivables as Servicer pursuant to Section 6.01), except for its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, except as otherwise agreed by the Agent and any Purchaser, the Agent:  (i) may consult with legal counsel (including counsel for the Seller, the Servicer or any Originator), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Purchaser and shall not be responsible to any Purchaser for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto on the part of the Seller or any Originator or to inspect the property (including the books and records) of the Seller or any Originator; (iv) shall not be responsible to any Purchaser for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto, or the perfection, priority or value of any ownership interest or security interest created or purported to be created hereunder or under the Receivables Sale Agreement; and (v) shall incur no liability under or in respect of this Agreement or any other Transaction Document or any other instrument or document delivered pursuant hereto by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 8.03    CUSA and Affiliates.

With respect to any Capital or any Receivable Interest owned by it, CUSA shall have the same rights and powers under this Agreement as any other Purchaser and may exercise the same as though it were not the Agent.  CUSA and its Affiliates may generally engage in any kind of business with the Seller or any Originator or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of the Seller or any Originator or any Obligor or any of their respective Affiliates, all as if CUSA were not the Agent and without any duty to account therefor to the Purchasers.

SECTION 8.04    Purchase Decisions.

Each Purchaser acknowledges that it has, independently and without reliance upon the Agent or any of its Affiliates or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and to purchase undivided ownership interests in Pool Receivables hereunder.  Each Purchaser also acknowledges that it shall, independently and without reliance upon the Agent, any of its Affiliates or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

SECTION 8.05    Indemnification.

The Purchasers agree to indemnify the Agent (to the extent not promptly reimbursed by the Seller, but without limiting the Seller's continuing obligation hereunder to so reimburse the Agent), ratably according to their Ratable Portion from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or any action taken or omitted by the Agent under this Agreement or any other Transaction Document or any such instrument or document; provided that no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, the Purchasers agree to reimburse the Agent, ratably according to their Ratable Portion, promptly upon demand for any costs and expenses (including, without limitation, reasonable fees and disbursements of counsel) payable by the Seller to the Agent under Section 11.05, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Seller.

SECTION 8.06     Successor Agent.

The Agent may resign at any time by giving written notice thereof to the Purchasers and the Seller.  Upon any such resignation, the Required Purchasers shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Purchasers, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Purchasers, appoint a successor Agent, selected from among the Purchasers.  In either case, such appointment shall be subject to the prior written approval of the Seller (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Termination).  Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Transaction Documents.  Prior to any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Transaction Documents.  After such resignation, the retiring Agent shall continue to have the benefit of this Article VIII as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Transaction Documents.

SECTION 8.07     Posting of Approved Electronic Communications.

(a)           Each of the Purchasers, the Servicer and the Seller agree that the Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Purchasers by posting such Approved Electronic Communications on Intralinks™ or a substantially similar electronic platform chosen by the Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b)           Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Purchasers, the Servicer and the Seller acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Purchasers, the Servicer and the Seller hereby approves, and the Servicer shall cause each Originator to approve, distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c)           THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM ARE PROVIDED "AS IS" AND "AS AVAILABLE".  NONE OF THE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE "AGENT AFFILIATES") WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS AND THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS) IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d)           Each of the Purchasers, the Servicer and the Seller agree that the Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Agent's generally-applicable document retention procedures and policies.

ARTICLE IX

ASSIGNMENT OF RECEIVABLE INTERESTS

SECTION 9.01     Purchaser’s Assignment of Rights and Obligations.

(a)           Each Purchaser may assign to any Eligible Assignee all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Ratable Portion of the Receivable Interests owned by it); provided, however, that (i) each such assignment shall be a constant, and not a varying, percentage of such Purchaser’s rights and obligations under this Agreement and the Receivable Interests owned by it, (ii) in the case of any assignment by any Purchaser that is not assigning pursuant thereto all of its right and obligations under this Agreement, (A) the amount of the Commitment (determined as of the date of the applicable Assignment and Acceptance) being assigned pursuant to each such assignment shall be at least $5,000,000, or (B) the aggregate amount of all Commitments (determined as of the date of the applicable Assignments and Acceptances) being assigned by such Purchaser on such date to two or more Eligible Assignees that are Affiliates of each other shall be at least $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recording fee of $3,500, (v) the consent of the Agent shall first have been obtained for any assignment to an Eligible Assignee that is not a Purchaser or any Affiliate or Approved Fund of such Purchaser and (vi) unless an Event of Termination or Potential Event of Termination has occurred and is continuing, the consent of the Seller shall have first been obtained for any assignment to an Eligible Assignee that is not a Purchaser or any Affiliate or Approved Fund of such Purchaser, which such consent shall not be unreasonably withheld or delayed.  Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the later of (x) the date the Agent receives the executed Assignment and Acceptance and (y) the date of such Assignment and Acceptance, (1) the Assignee thereunder shall be a party hereto and shall have all the rights and obligations of a Purchaser hereunder and under the Certificate and (2) the assigning Purchaser shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment and acceptance, relinquish its rights and be released from its obligations under this Agreement and the Certificate.

(b)           In the event that any Purchaser demands payment of costs or additional amounts pursuant to Section 2.12(a), 2.13 or 2.14, or becomes a Defaulting Purchaser or a Potential Defaulting Purchaser, then the Seller may, upon five days’ prior written notice to such Purchaser and the Agent, elect to cause such Purchaser to assign its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Receivable Interests owned by it) in full to one or more Persons selected by the Seller so long as (i) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Agent, (ii) such Purchaser receives payment in full in cash of the outstanding principal amount of all amounts due and payable to such Purchaser as of the date of such assignment and (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Purchaser hereunder in accordance with this Section 9.01.

(c)           By executing and delivering an Assignment and Acceptance, the assigning Purchaser and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Purchaser makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto, or the perfection, priority or value of any ownership interest or security interest created or purported to be created hereunder or under the Receivables Sale Agreement; (ii) the assigning Purchaser makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller, the Servicer or any Originator or the performance or observance by the Seller, the Servicer or any Originator of any of their respective obligations under this Agreement or any other Transaction Document or any other instrument or document furnished pursuant hereto; (iii) such Assignee confirms that it has received copies of this Agreement and the other Transaction Documents, together with such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, any of its Affiliates, the assigning Purchaser or any other Purchaser and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents and the other instruments and documents furnished pursuant hereto; (v) such Assignee confirms that it is an Eligible Assignee; (vi) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Transaction Documents and the other instruments and documents furnished pursuant hereto as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; (vii) such Assignee appoints as its agent the Servicer from time to time designated pursuant to Section 6.01 to enforce its respective rights and interests in and under the Pool Receivables and the Related Security and Collections with respect thereto and the related Contracts; and (viii) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Purchaser.

(d)           Upon its receipt of an Assignment and Acceptance executed by any assigning Purchaser and an assignee representing that it is an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Seller and the Servicer.

(e)           Notwithstanding any other provision set forth in this Agreement, any Purchaser may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, its interest in any Receivable Interest) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 9.02     The Register and the Certificate.

(a)           The Agent shall maintain at its office referred to in Section 11.03 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Purchasers and the Commitment and Capital Investment of, and the Receivable Interest(s) owned by, each Purchaser, from time to time, which Register shall be available for inspection by the Seller at any reasonable time upon reasonable prior notice.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the parties hereto may treat each Person whose name is recorded in the Register as a Purchaser hereunder for all purposes of this Agreement.  No Receivable Interest, nor any Assignment and Acceptance, shall be effective unless it is entered in the Register in due course.

(b)           The Agent shall annotate the Certificate to reflect any assignments made pursuant to Section 9.01 or otherwise.

SECTION 9.03     Participations.

Without the consent of, or notice to, any party, each Purchaser may sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Transaction Documents (including all its rights and obligations with respect to Capital and Letters of Credit).  The terms of such participation shall not, in any event, require the participant’s consent to any amendments, waivers or other modifications of any provision of any Transaction Documents, the consent to any departure by any Transaction Party therefrom, or to the exercising or refraining from exercising any powers or rights such Purchaser may have under or in respect of the Transaction Documents (including the right to enforce the obligations of any Transaction Party), except if any such amendment, waiver or other modification or consent would reduce the amount, or postpone any date fixed for, any amount (whether of Capital, Yield or fees) payable to such participant under the Transaction Documents, to which such participant would otherwise be entitled under such participation.  In the event of the sale of any participation by any Purchaser, (w) such Purchaser’s obligations under the Transaction Documents shall remain unchanged, (x) such Purchaser shall remain solely responsible to the other parties for the performance of such obligations, (y) such Purchaser shall remain the holder of such Capital for all purposes of this Agreement and (z) the Seller, the Agent and the other Purchasers shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement.  Each participant shall be entitled to the benefits of Sections 2.12(a), 2.13 and 2.14 as if it were a Purchaser; provided, however, that anything herein to the contrary notwithstanding, the Seller shall not, at any time, be obligated to make under Sections 2.12(a), 2.13 and 2.14 to the participants in the rights and obligations of any Purchaser (together with such Purchaser) any payment in excess of the amount the Seller would have been obligated to pay to such Purchaser in respect of such interest had such participation not been sold.

ARTICLE X

INDEMNIFICATION AND UNDERTAKINGS

SECTION 10.01   Indemnities.

Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, and whether or not any of the transactions contemplated hereby are consummated, the Seller hereby agrees to indemnify each Indemnified Party from and against, and hold each thereof harmless from, any and all claims, losses, liabilities, costs and expenses of any kind whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of, or resulting from, in whole or in part, one or more of the following:  (a) this Agreement or any other Transaction Document or any other agreement or document delivered or to be delivered in connection with this Agreement; (b) the use of proceeds of any Purchase or reinvestment; (c) the interest of any Purchaser in any Receivable, any Contract or any Related Security; or (d) any transaction contemplated by this Agreement or any other Transaction Document or any other agreement or document delivered or to be delivered in connection with this Agreement; excluding, however, Indemnified Amounts to the extent resulting from (x) the gross negligence or willful misconduct on the part of such Indemnified Party or, (y) the failure to collect amounts in respect of a Pool Receivable, to the extent such failure results from a discharge of the Obligor with respect thereto in a proceeding in respect of such Obligor under applicable bankruptcy laws or otherwise results from the Obligor’s financial inability to pay such amounts.  Without limiting or being limited by the foregoing and whether or not any of the transactions contemplated hereby are consummated, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts which relate to or result from, or which would not have occurred but for, one or more of the following:

(i)           any Receivable becoming a Pool Receivable which is not at the date of the initial creation of an interest therein hereunder an Eligible Receivable;

(ii)          any representation or warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement or any other Transaction Document or any Seller Report or Receivables Report or other document delivered or to be delivered by it in connection herewith or with any other Transaction Document being incorrect in any material respect when made or deemed made or delivered;

(iii)         the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract or any Related Security with respect thereto; or the failure of any Pool Receivable or the related Contract or any Related Security with respect thereto to conform to any such applicable law, rule or regulation;

(iv)         the failure to vest in the Purchaser of a Receivable Interest a first priority perfected undivided percentage ownership interest, to the extent of such Receivable Interest, in each Receivable in, or purported to be in, the Receivables Pool and the Related Security and Collections in respect thereof, free and clear of any Lien; or the failure of the Seller to have obtained a first priority perfected ownership interest in the Pool Receivables and the Related Security and Collections with respect thereto transferred or purported to be transferred to the Seller under the Receivables Sale Agreement, free and clear of any Lien;

(v)          the failure of the Seller to have filed, or any delay by the Seller in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable in, or purported to be in, the Receivables Pool and the Related Security and Collections in respect thereof, whether at the time of any Purchase or reinvestment or at any subsequent time unless such failure results directly and solely from the Agent’s failure to take appropriate action;

(vi)         any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of any Obligor to the payment of any Receivable in, or purported to be in, the Receivables Pool (including, without limitation, any defense based on the fact or allegation that such Receivable or the related Contract is not a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services;

(vii)        any failure of the Seller to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document or to perform its duties or obligations under any Contract;

(viii)       any product liability, personal injury, copyright infringement, theft of services, property damage, or other breach of contract, antitrust, unfair trade practices or tortious claim arising out of or in connection with the subject matter of any Contract or out of or in connection with any transaction contemplated by this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or such Contract;

(ix)          the commingling by the Seller of Collections of Pool Receivables at any time with other funds;

(x)           any action or omission by the Seller, reducing or impairing the rights of any Purchaser of a Receivable Interest under this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto or with respect to any Pool Receivable;

(xi)          any cancellation or modification of a Pool Receivable, the related Contract or any Related Security by the Seller, whether by written agreement, verbal agreement, acquiescence or otherwise, except as permitted under this Agreement;

(xii)         any investigation, litigation or proceeding related to or arising from this Agreement, any other Transaction Document or any other instrument or document furnished pursuant hereto or thereto, or any transaction contemplated by this Agreement or any Contract or the use of proceeds from any Purchase or reinvestment pursuant to this Agreement, or the ownership of, or other interest in, any Receivable, the related Contract or Related Security;

(xiii)        the existence of any Lien against or with respect to any Pool Receivable, the related Contract or the Related Security or Collections with respect thereto;

(xiv)        any failure by the Seller to pay when due any taxes, including without limitation sales, excise or personal property taxes, payable by the Seller in connection with any Receivable or the related Contract or any Related Security with respect thereto;

(xv)         any claim brought by any Person other than an Indemnified Party arising from any activity of the Seller in servicing, administering or collecting any Pool Receivable;

(xvi)        any failure by any Lock-Box Bank to comply with the terms of the Lock-Box Agreement to which it is a party or any failure by a Deposit Bank to comply with the terms of the Account Control Agreement to which it is party; or

(xvii)       to the extent not covered by the foregoing clauses, the occurrence and continuance of any Event of Termination other than an Event of Termination arising under Section 7.01(f)

SECTION 10.02   Subrogation.  Chemtura shall not exercise or assert any rights that it may now have or hereafter acquire against the Servicer (to the extent Chemtura is not the Servicer), or any of the other Originators that arise from the existence, payment, performance or enforcement of Chemtura’s obligations under this Agreement or any other Transaction Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification or any right to participate in any claim or remedy of any Indemnified Party against such Servicer or any of the other Originators or any asset or collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Servicer or any of the other Originators, directly or indirectly, in cash or other property or by setoff or in any other manner, payment or security on account of such claim, remedy or right, unless and until all amounts payable under this Article X shall have been paid in full and all other amounts payable to the Indemnified Parties under the Transaction Documents shall have been paid in full.  If any amount shall be paid to Chemtura in violation of the preceding sentence at any time prior to the later of (i) the payment in full of all amounts payable under this Article X and all other amounts payable to the Indemnified Parties under the Transaction Documents and (ii) the Termination Date, such amount shall be held in trust for the benefit of the Indemnified Parties and shall forthwith be paid to the Agent to be credited and applied in accordance with the terms of the Transaction Documents or to be held by the Agent as collateral security for any amounts payable under this Article X thereafter arising.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01   Amendments, Etc.

No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Agent and the Required Purchasers and, in the case of any such amendment, the Seller and the Servicer and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(a)           without the prior written consent of each Purchaser,

 (i)            amend the definition of “Reserve Percentage”, Section 2.04, Section 2.08, Section 2.10(b), Section 2.15, or the proviso at the end of Section 5.06(b) of this Agreement;

 (ii)           amend, modify or waive any provision of this Agreement in any way which would

  (A)           reduce the amount of a Capital Investment or Yield that is payable on account of any Receivable Interest or delay any scheduled date for payment thereof or change the order of application of Collections to the payment thereof, or

  (B)           impair any rights expressly granted to such Purchaser under this Agreement, or

  (C)           reduce fees payable by the Seller to or for the account of such Purchaser hereunder or delay the dates on which such fees are payable, or

(iii)           amend or waive the Event of Termination contained in Section 7.01(f) relating to the bankruptcy of any Transaction Party, or amend or waive the Event of Termination contained in Section 7.01(h) relating to the Net Receivables Pool Balance, or

(iv)           change the percentage of Commitments, or the number of Purchasers or Purchasers, which shall be required for the Purchasers or any of them to take any action hereunder, or

(v)            amend this Section 11.01, or

(vi)           extend the Commitment Termination Date, or

(vii)          increase the amount of the Total Commitment.

(b)          without the consent of the Super Majority Purchasers, amend the definitions of “Eligible Receivable”, “Net Receivables Pool Balance”, “Required Net Receivables Pool Balance” or “Super Majority Purchasers”, “Required Purchasers”; or

(c)          without the consent of the applicable Purchaser, increase the Commitment of such Purchaser, subject such Purchaser to any additional obligations, or decrease the Receivable Interest of such Purchaser;

provided, however, that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Purchasers required above to take such action, affect the rights or duties of the Agent under this Agreement or the other Transaction Documents, and (y) no amendment, waiver or consent shall, unless in writing and signed by the Swing Purchaser in addition to the Purchasers required above to take such action, affect the rights or duties of the Swing Purchaser under this Agreement or the other Transaction Documents.

If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Purchasers, the consent of the Required Purchasers is obtained but the consent of other Purchasers whose consent is required is not obtained (any such Purchaser whose consent is not obtained being referred to as a “Non-Consenting Purchaser”), then, so long as the Purchaser that is the same entity as the Agent is not a Non-Consenting Purchaser, at the Seller’s request, the Agent or an Eligible Assignee acceptable to the Agent shall have the right with the Agent’s consent and in the Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Purchaser, and such Non-Consenting Purchaser agrees that it shall, upon the Agent’s request, sell and assign to the Purchaser that is the same entity as the Agent or to such Eligible Assignee, all of the Commitment and Receivable Interest of such Non-Consenting Purchaser for an amount equal to the outstanding Capital represented by the Receivable Interest of the Non-Consenting Purchaser plus all accrued Yield and fees with respect thereto through the date of sale less unamortized upfront fees, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.

No failure on the part of any Purchaser or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 11.02   Right of Set-off.

Each Purchaser is hereby authorized by the Seller upon the occurrence and during the continuance of an Event of Termination, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Purchaser to or for the credit or the account of the Seller against any and all of the obligations of the Seller now or hereafter existing under this Agreement to such Purchaser or, if such Purchaser is Citicorp USA, Inc., to the Agent or any Affiliate thereof, irrespective of whether or not any formal demand shall have been made under this Agreement and although such obligations may be unmatured.  Each Purchaser agrees promptly to notify the Seller after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Purchaser under this Section 11.02 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Purchaser may have.

SECTION 11.03   Notices, Etc.

All notices and other communications hereunder shall, unless otherwise stated herein, be given in writing or by any telecommunication device capable of creating a written record (including electronic mail), (i) to each of the Seller, the Servicer, the Agent and the Initial Purchasers, at its address set forth under its name on the signature pages hereof, (ii) to each Purchaser other than the Initial Purchasers, at its address specified on the Assignment and Acceptance pursuant to which it became a Purchaser hereunder or (iii) to any party hereto at such other address as shall be designated by such party in a notice to the other parties hereto given as provided herein.  All such notices and communications shall be effective when received.  Any notice received after 5:00 P.M. (New York time) on any Business Day shall be taken to have been received on the next succeeding Business Day.

SECTION 11.04   Binding Effect; Assignability.

This Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns, except that no Transaction Party shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of all Purchasers.  This Agreement shall create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time, after the Termination Date, as no Capital or any other obligation of any Transaction Party under any Transaction Document shall be outstanding; provided, however, that rights and remedies with respect to the provisions of Sections 2.12, 2.13, 2.14, 10.01, 11.05, 11.06, and 11.08 shall be continuing and shall survive any termination of this Agreement.

SECTION 11.05   Costs and Expenses.

The Seller agrees upon demand to pay, or reimburse the Agent and any Purchaser, as applicable, for, all of the Agent’s or such Purchaser’s reasonable internal and documented external audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of Shearman & Sterling LLP, as the Agent’s special counsel and any local legal counsel retained by the Agent, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Agent or such Purchaser in connection with any of the following:  (i) the Agent’s audit and investigation of the Servicer or Seller in connection with the preparation, negotiation or execution of any Transaction Document or the Agent’s periodic audits of the Servicer or Seller, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III, any Transaction Document or any term sheet issued in connection therewith, or the making of the Capital Investments hereunder, (iii) the creation, perfection or protection of the liens under any Transaction Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement, the Receivables and the Capital Investments, including consultation with attorneys in connection therewith and with respect to the Agent’s or such Purchaser’s rights and responsibilities hereunder and under the other Transaction Documents, (v) the protection, collection or enforcement of any obligation under any Transaction Document or the enforcement of any Transaction Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to any obligation under any Transaction Document, any Transaction Party, this Agreement or any other Transaction Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Agent or such Purchaser is served or deposition or other proceeding in which the Agent or such Purchaser is called to testify, in each case, relating in any way to the obligations under any Transaction Document, any Transaction Party, this Agreement or any other Transaction Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Transaction Document or the preparation, negotiation, and execution of the same.

SECTION 11.06   Confidentiality.

Each Purchaser and the Agent agree to keep information obtained by it pursuant hereto and the other Transaction Documents confidential in accordance with such Purchaser’s or the Agent’s, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Purchaser’s or the Agent’s, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Purchaser or the Agent, as the case may be, on a non-confidential basis from a source other than an (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees, or participants, in each case to the extent such assignees, participants or grantees agree to be bound by the provisions of this Section 11.05.

Notwithstanding any other provision herein, each Purchaser and the Agent (and each employee, representative or other agent of such party) may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Purchaser relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions contemplated by the Transaction Documents as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated by the Transaction Documents.

SECTION 11.07   Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 11.08   Jurisdiction, Etc.

(a)           Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Seller and the Servicer hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b)           Each of the Seller and the Servicer hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Transaction Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to the Seller or Servicer, as the case may be, at its address specified in Section 11.03.  Each of the Seller and Servicer agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)           Nothing contained in this Section 11.08 shall affect the right of the Agent or any Purchaser to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Seller or Servicer or any other Transaction Party in any other jurisdiction.

SECTION 11.09   Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  Delivery by telecopier or electronic mail of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 11.10   Intent of the Parties.

It is the intention of the parties hereto that each Purchase and reinvestment shall convey to each Purchaser, to the extent of its Receivable Interests, an undivided ownership interest in the Pool Receivables, and the Related Security and Collections in respect thereof and that such transaction shall constitute a purchase and sale and not a secured loan for all purposes other than for federal income tax purposes.  If, notwithstanding such intention, the conveyance of the Receivable Interests from the Seller to any Purchaser shall ever be recharacterized as a secured loan and not a sale, it is the intention of the parties hereto that this Agreement and the Certificate shall constitute a security agreement under applicable law, and the Seller hereby grants to the Agent for the benefit of itself and each such Purchaser a duly perfected first priority security interest in all of the Seller’s right, title and interest in, to and under, whether now owned or hereafter acquired or arising, (i) all accounts, (ii) all contract rights, (iii) all chattel paper, (iv) all general intangibles and (v) all instruments (including without limitation the Pool Receivables and the Related Security and Collections in respect thereof) and all proceeds of any and all of the foregoing, free and clear of Liens and Seller also hereby grants to the Agent for the benefit of itself and each Purchaser a duly perfected first priority security interest in all of the Seller’s right, title and interest in, to and under any cash collateral under this Agreement, in order to secure the payment of all amounts due to the Purchasers and the Agent hereunder.

SECTION 11.11   Entire Agreement.

This Agreement and the other Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, relating to the subject matter hereof.

SECTION 11.12   Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 11.13   Patriot Act Notice.

Each Purchaser and the Agent (for itself and not on behalf of any Purchaser) hereby notifies each Transaction Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Transaction Party, which information includes the name and address of each Transaction Party and other information that will allow such Purchaser or Agent, as applicable, to identify each Transaction Party in accordance with the Patriot Act.  Each Transaction Party shall provide such information and take such actions as are reasonably requested by the Agent or any Purchaser in order to assist the Agent and the Purchasers in maintaining compliance with the Patriot Act.

SECTION 11.14   Limited Recourse.

The obligations of the Seller under this Agreement and the other Transaction Documents are solely the limited liability company obligations of the Seller.  No recourse may be taken, directly or indirectly, with respect to the obligations of the Seller under this Agreement or any other Transaction Document against (i) Chemtura or any other Originator, in their respective individual capacities or (ii) any stockholder, officer, director, employee, member or agent of Chemtura, any other Originator or the Seller, each in its individual capacity, except, in each case, as any such Person may have agreed.

SECTION 11.15   Waiver of Jury Trial.

Each of the parties hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the other Transaction Documents, the Purchases or the actions of the Agent or any Indemnified Party in the negotiation, administration, performance or enforcement hereof or thereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date above written.

CHEMTURA RECEIVABLES LLC, as
Seller

By: CHEMTURA CORPORATION,
As Member

By:	/s/ Stephen Forsyth
Name: Stephen Forsyth
Title: CFO and EVP

Address:
199 Benson Road
Middlebury, CT 06749

Attention: Carol V. Anderson

Telephone No.: (203) 573-3196
Telecopier No.: (203) 573 2275

CHEMTURA CORPORATION, as
Servicer

By:	/s/ Stephen Forsyth
Name: Stephen Forsyth
Title: CFO and EVP

Address:
199 Benson Road
Middlebury, CT 06749

Attention: Carol V. Anderson

Telephone No.: (203) 573-3196
Telecopier No.: (203) 573 2275

CITICORP USA, INC.,
as an Initial Purchaser

By:	/s/ David Jaffe
Name: David Jaffe
Title: Director and Vice President

Address: 390 Greenwich Street
1st Floor
New York, New York 10013

Attention: David Jaffe

Telephone No.: (212) 723-4820
Telecopier No.: (212) 723-8721

Bank of America, N.A.,
as an Initial Purchaser

By:	/s/ Edwin B. Cox, Jr.
Name: Edwin B. Cox, Jr.
Title: Senior Vice President

Address: 100 Federal Street
Boston, MA 02110

Telephone No.: 317-434-3323
Telecopier No.: 617-434-8426

Wachovia Bank, N.A.,
as an Initial Purchaser

By:	/s/ D. Paul Hulbert III
Name: D. Paul Hulbert III
Title: Vice President

Address: 301 South College Street
15th Floor, NC-0537
Charlotte, NC 28288

Telephone No.: (704) 715-1728
Telecopier No.: (704) 383-6249

CREDIT SUISSE, Cayman Islands
Branch,
as an Initial Purchaser

By:	/s/ Jay Chall
Name: Jay Chall
Title: Director

By:	/s/ Karl Studer
Name: Karl Studer
Title: Director

Address: Eleven Madison Avenue
New York, NY 10010

Telephone No.: (212) 325-9163
Telecopier No.: (212) 743-1894

THE ROYAL BANK OF SCOTLAND
PLC,
as an Initial Purchaser

By:	/s/ Philippe Sandmeier
Name: Philippe Sandmeier
Title: Managing Director

Address:

The Royal Bank of Scotland plc
101 Park Avenue
New York, NY 10178

Telephone No.: 212-401-3359
Telecopier No.: 212-401-3625

SUMITOMO MITSUI BANKING
CORPORATION, as an Initial
Purchaser

By:	/s/ Yoshihiro Kyakutome__________
Name: Yoshihiro Hyakutome
Title: General Manager

Address: 277 Park Avenue, 6th Floor, New York, NY 10172

Telephone No.: 212-224-5267
Telecopier No.: 212-224-4384

ING Capital LLC, as an Initial Purchaser

By:	/s/ William C. Beddingfield_____
Name: William C. Beddingfield
Title: Managing Director

Address:

ING Capital LLC
200 Galleria Parkway, Suite 950
Atlanta, Georgia 30339

Telephone No.: +1 770 981 4506
Telecopier No.: +1 770 951 1005

CALYON NEW YORK BRANCH,
as an Initial Purchaser

By:	/s/ Michael Madnick
Name: Michael Madnick
Title: Managing Director

Address:

1201 6th Avenue
New York, NY 11019

Telephone No.: 212-361-7000
Telecopier No.: 212-459-3185

The Bank of Tokyo-Mitsubishi UFJ Ltd,
as an Initial Purchaser

By:	/s/ Maria Iarriccio
Name: Maria Iarriccio
Title: Authorized Signatory

Address:

1251 Avenue of the Americas, 12 Fl.

New York, NY 10020

Telephone No.: 212-782-4798
Telecopier No.: 212-782-6440

The Northern Trust Company,
as an Initial Purchaser

By:	/s/ Tamara Dowd
Name: Tamara Dowd
Title: Vice President

Address:

The Northern Trust Company
50 S. LaSalle Street – M-27
Chicago, IL 60603

Telephone No.: 312-444-5830
Telecopier No.: 312-444-4906

AGENT

CITICORP USA, INC.,
as Agent

By:	/s/ David Jaffe
Name: David Jaffe
Title: Director/Vice President

Address: 390 Greenwich Street
1st Floor
New York, New York 10013

Attention: David Jaffe

Telephone No.: (212) 723-4820
Telecopier No.: (212) 723-8721

ARRANGER

CITIGROUP GLOBAL MARKETS
INC.,
as Arranger

By:	/s/ David Jaffe
Name: David Jaffe
Title: Authorized Signer

Address: 390 Greenwich Street
1st Floor
New York, New York 10013

Attention: David Jaffe

Telephone No.: (212) 723-4820
Telecopier No.: (212) 723-8721

SYNDICATION AGENT

THE ROYAL BANK OF SCOTLAND
PLC,
as Syndication Agent

By:	/s/ Philippe Sandmeier
Name: Philippe Sandmeier
Title: Managing Director

Address:

The Royal Bank of Scotland plc
101 Park Avenue
New York, NY 10178

Telephone No.: 212-401-3359
Telecopier No.: 212-401-3625